U.S. $45,000,000

LOAN AND SECURITY AGREEMENT

dated as of January 24, 2025

among

U.S. BANK NATIONAL ASSOCIATION,
as Bank,

NATIONAL CINEMEDIA,

LLC,
as Borrower

and

THE OTHER PARTIES HERETO THAT
ARE DESIGNATED AS CREDIT PARTIES

(continued)

Page

1. DEFINITIONS.	1
1.1 Defined Terms	1
1.2 Terms Generally	34
1.3 Accounting Terms; GAAP	35
1.4 Divisions	36
1.5 Letter of Credit Amounts	36
2. THE CREDITS.	36
2.1 Revolving Commitment	36
2.2 Requests for Loans; Disbursements of Loans	36
2.3 Letters of Credit.	37
2.4 Termination of Revolving Commitment.	41
2.5 Repayment of Loans; Evidence of Debt.	42
2.6 Prepayment of Loans.	42
2.7 Fees.	43
2.8 Interest.	43
2.9 Alternate Rate of Interest	44
2.10 Increased Costs.	45
2.11 Taxes.	46
2.12 Payments Generally; Allocation of Proceeds.	49
2.13 Returned Payments	50
3. CONDITIONS PRECEDENT.	50
3.1 Closing Date Conditions	50
3.2 Conditions to Each Extension of Credit	51
4. COLLATERAL.	51
4.1 Grant of Security Interest	51
4.2 Perfection of Bank’s Security Interest; Duty of Care.	52
4.3 Power of Attorney.	55
4.4 Bank’s Additional Rights Regarding Collateral	55
4.5 Eligible Contract Participants	56
5. REPRESENTATIONS AND WARRANTIES.	57
5.1 Corporate Existence and Power	57
5.2 Corporate Authorization; No Contravention	57
5.3 Governmental Authorization	57

-i-

(continued)

Page

5.4 Binding Effect	58
5.5 Litigation	58
5.6 No Default	58
5.7 ERISA Compliance	58
5.8 Ownership of Property; Liens	58
5.9 Taxes	59
5.10 Financial Condition.	59
5.11 Environmental Matters	60
5.12 Regulated Entities	60
5.13 Solvency	60
5.14 Labor Relations	61
5.15 Intellectual Property	61
5.16 Brokers’ Fees; Transaction Fees	61
5.17 Insurance	61
5.18 Ventures, Subsidiaries and Affiliates; Outstanding Capital Stock	62
5.19 Jurisdiction of Organization; Chief Executive Office; Etc	62
5.20 Locations of Collateral and Books and Records	62
5.21 Deposit Accounts and Other Accounts	62
5.22 [Intentionally Omitted]	62
5.23 Full Disclosure	62
5.24 Anti-Corruption Laws; Sanctions; Anti-Terrorism Laws	63
5.25 Investment Property; Letter of Credit Rights; Electronic Chattel Paper; Commercial Tort Claims; Instruments	63
6. AFFIRMATIVE COVENANTS.	63
6.1 Financial Statements	63
6.2 Appraisals; Certificates; Other Information	64
6.3 Notices	65
6.4 Preservation of Corporate Existence, Etc.	67
6.5 Maintenance of Property	68
6.6 Insurance	68
6.7 Payment of Obligations	69
6.8 Compliance with Laws	69
6.9 Inspection of Property and Books and Records	69

-ii-

(continued)

Page

6.10 Use of Proceeds	70
6.11 Cash Management Systems.	70
6.12 Landlord Agreements; Bailees; Consignees; Warehousemen	72
6.13 Claims Against Collateral	72
6.14 Operating Account	72
6.15 Anti-Money Laundering Compliance	72
6.16 Further Assurances; Guaranty and Collateral.	73
6.17 Copyrights, Patents, Trademarks and Licenses.	73
7. NEGATIVE COVENANTS.	76
7.1 Indebtedness; Contingent Obligations.	77
7.2 Liens	79
7.3 Compliance with ERISA	82
7.4 Consolidations and Mergers	82
7.5 Acquisitions and Investments	83
7.6 Restricted Payments	85
7.7 Capital Structure	86
7.8 Affiliate Transactions	86
7.9 Dispositions	87
7.10 Change in Business	89
7.11 Changes in Accounting, Name or Jurisdiction of Organization; Etc	89
7.12 No Negative Pledges	90
7.13 Sale-Leasebacks	91
7.14 Removal of Collateral	91
7.15 Material Contracts; Subordinated Indebtedness	91
8. FINANCIAL COVENANTS.	92
8.1 Minimum Fixed Charge Coverage Ratio	92
8.2 Maximum Cash Flow Leverage Ratio	92
9. DEFAULT.	92
9.1 Events of Default	92
9.2 Remedies	95
9.3 Waivers by Credit Parties	97
9.4 Notice of Disposition; Allocations	98
9.5 Rights Not Exclusive	98

-iii-

(continued)

Page

9.6 Equity Cure	98
10. MISCELLANEOUS.	98
10.1 Notices.	99
10.2 Waivers; Amendments.	100
10.3 Expenses; Indemnification.	100
10.4 Successors and Assigns.	102
10.5 Survival	103
10.6 Counterparts; Integration; Effectiveness	104
10.7 Severability	104
10.8 Right of Setoff	104
10.9 Governing Law; Jurisdiction; Consent to Service of Process.	104
10.10 WAIVER OF JURY TRIAL	105
10.11 Headings	106
10.12 Confidentiality	106
10.13 Nonreliance; Violation of Law	106
10.14 USA PATRIOT Act	107
10.15 Disclosure	107
10.16 Interest Rate Limitation	107
10.17 Agreement Jointly Drafted	107
10.18 Advice of Counsel Obtained	107
10.19 Document Imaging; Telecopy and PDF Signatures; Electronic Signatures	107
10.20 No Advisory or Fiduciary Responsibility	108

-iv-

EXHIBITS

Exhibit 2.2 Form of Notice of Borrowing

Exhibit 2.8 Form of Conversion/Continuation Notice

Exhibit 3.1 Closing Checklist

Exhibit 6.2(a) Form of Compliance Certificate

SCHEDULES

Schedule 1.1 Permitted Holders

Schedule 5.5 Litigation

Schedule 5.7 ERISA

Schedule 5.8 Real Estate

Schedule 5.14 Labor Relations

Schedule 5.15 Intellectual Property

Schedule 5.17 Insurance

Schedule 5.18 Ventures, Subsidiaries and Affiliates; Outstanding Capital Stock

Schedule 5.19 Jurisdiction of Organization; Chief Executive Office

Schedule 5.20 Locations of Inventory, Equipment and Books and Records

Schedule 5.21 Deposit Accounts and Other Accounts

Schedule 5.25 Investment Property; Letter of Credit Rights; Electronic Chattel Paper; Commercial Tort Claims; Instruments

Schedule 7.1 Indebtedness; Contingent Obligations

Schedule 7.2 Liens

Schedule 7.5 Investments

Schedule 7.8 Affiliate Transactions

Schedule 7.9(l) Specified Dispositions

v

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”), dated as of January 24, 2025, by and among NATIONAL CINEMEDIA, LLC, a Delaware limited liability company (“Borrower”), the other Credit Parties hereto, and U.S. BANK NATIONAL ASSOCIATION, a national banking association, is as follows:

1. DEFINITIONS.

1.1 Defined Terms. In addition to the other terms defined in this Agreement, whenever the following capitalized terms (whether or not underscored) are used, they shall be defined as follows:

“Account Debtor” means any Person obligated on an Account.

“Accounts” means as at any date of determination, all “accounts” (as such term is defined in the UCC) of the Credit Parties, including, without limitation, the unpaid portion of the obligation of a customer of a Credit Party in respect of Inventory purchased by and shipped to such customer and/or the rendition of services by a Credit Party, as stated on the respective invoice of a Credit Party.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the Capital Stock of any Person or otherwise causing any Person to become a Subsidiary of Borrower, or (c) a merger or consolidation or any other combination with another Person.

“Affiliate” means, as to any Person (the “Subject Person”), any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, the Subject Person. For purposes of this definition, “control” of a Person means the power, direct or indirect, (a) to vote 10% or more of the securities (or other ownership interests) having voting power for the election of directors (or managers in the case of a limited liability company) of the Person or (b) otherwise to direct or cause the direction of the management and policies of the Person, whether by contract or otherwise. Notwithstanding the foregoing, Bank shall not be deemed an “Affiliate” of any Credit Party or of any Subsidiary of any Credit Party solely by reason of the provisions of the Loan Documents.

“Agreement” is defined in the preamble hereof.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Holdings, Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Spread” means, for any day, 2.00% per annum.

“Availability” means, at any time, an amount equal to (a) the Revolving Commitment minus (b) the Revolving Exposure.

“Availability Period” means the period from and including the Closing Date to but excluding the Maturity Date.

“Bank” means U.S. Bank National Association, and any successor or assign of U.S. Bank National Association permitted hereunder.

“Banking Services” means each and any of the following bank services provided to any Credit Party by Bank or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards,” purchasing cards and procurement cards), (b) stored value cards, (c) credit card processing services, and (d) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Obligations” means any and all obligations and liabilities of any or all of the Credit Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Benchmark” is defined in Section 2.9.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA to which any Credit Party incurs or otherwise has any obligation or liability, contingent or otherwise.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” is defined in the preamble hereof.

“Borrower Equity Repurchase Amounts” means the following:

(i) cash payments by Borrower to allow for the payment of cash in lieu of the issuance of fractional Capital Stock upon the exercise of options or warrants, upon the conversion or exchange of Capital Stock of Borrower, or in connection with the common unit adjustment pursuant to Section 4(b) of the Common Unit Adjustment Agreement as in effect as of the Closing Date;

(ii) repurchases of Capital Stock in connection with the “Equity Incentive Plan” (as defined in Borrower’s Operating Agreement as in effect on the Closing Date) described in Section 3.5(c) of Borrower’s Operating Agreement as in effect on the Closing Date; and

(iii) cash redemptions by Borrower in respect of its Capital Stock owned by Persons other than Holdings, so long as (x) such redemptions are made in accordance with Article 9 of Borrower’s Operating Agreement in effect as of the Closing Date, and (y) the cash consideration therefor is provided by Holdings (with such cash contribution by Holdings to Borrower being made substantially concurrently with such redemption).

“Borrower’s Operating Agreement” means the Third Amended and Restated Limited Liability Company Operating Agreement of Borrower, as amended through August 7, 2023, and as the same may be further amended, restated, amended and restated, supplemented or modified from time to time as permitted hereunder.

“Borrowing” means Revolving Loans of the same Type, made, converted or continued on the same date and as to which a single Interest Period is in effect.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to remain closed.

“Capital Expenditures” means, without duplication, any expenditure or commitment to expend money for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Credit Parties.

“Capital Lease” means any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease.

“Capital Lease Obligations” means all monetary obligations of any Credit Party or any Subsidiary of any Credit Party under any Capital Leases.

“Capital Stock” means all shares, interests, participations, rights to purchase, options, warrants, general or limited partnership interests, or limited liability company interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the Rules and Regulations promulgated by the Securities and Exchange Commission (17 C.F.R. § 240.3a11-1) under the Securities and Exchange Act of 1934, as amended.

“Cash Collateralize” means to deposit in the L/C Collateral Account or to pledge and deposit with or deliver to Bank, as collateral for L/C Obligations, cash or deposit account balances or, if Bank agrees in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to Bank. “Cash Collateral” has a meaning correlative to the foregoing and includes the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any Person organized under the laws of any state of the United States, (d) any Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’

acceptance issued or accepted by (i) Bank or (ii) any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000 and (e) shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States; provided, however, that the maturities of all obligations specified in any of clauses (a), (b), (c) or (d) above shall not exceed (x) 365 days, in the case of all obligations specified in clauses (b), (c) or (d) above, or (y) 5 years, in the case of all obligations specified in clause (a) above.

“Cash Flow Available for Debt Service” means, for any period of determination, EBITDAR for such period minus all Restricted Payments (other than any Restricted Payment made pursuant to Section 7.6(m)) paid in cash, including, without limitation, all dividends, distributions, redemptions and repurchases of or in respect of any Capital Stock, during such period; provided that (x) any Restricted Payment made pursuant to the Tax Receivable Agreement shall be net of any contributions or payments received by Borrower from Holdings or the other parties to the Tax Receivable Agreement in respect of such payments made by Borrower pursuant to the Tax Receivable Agreement, solely to the extent that such contributions or payments are received by Borrower substantially concurrently with the making by Borrower of the corresponding payments under the Tax Receivable Agreement and (y) payments by Borrower pursuant to (i) the Management Agreement (including the “Services Fees” and “Reimbursable Costs” under and as defined in the Management Agreement as in effect as of the Closing Date), (ii) Common Unit Adjustment Agreement and (iii) the “Equity Incentive Plan” (as defined in the Borrower Operating Agreement as in effect on the Closing Date), in each case, shall be added back to EBITDAR for such period solely to the extent such items (A) are not added to Net Income in calculating EBITDAR for such period, (B) reduce EBITDAR for such period and (C) are not Restricted Payments with respect to such period, minus the aggregate cash amount of income, franchise and similar Taxes (net of cash income tax refunds) paid during such period minus Maintenance Capital Expenditures paid in cash during such period.

“Cash Flow Leverage Ratio” means, as of any date of determination, determined on a consolidated basis for Borrower and its Subsidiaries, the ratio of (a) Funded Indebtedness as of such date to (b) EBITDA for the four Fiscal Quarter period then most recently ended (which may include such date of determination).

“CFC” means a Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFCHC” means any domestic Subsidiary that owns no material assets (directly or indirectly) other than Capital Stock, or Capital Stock and Indebtedness, of one or more CFCs or domestic Subsidiaries that are themselves CFCHCs.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means (i) Holdings ceases to own and control, beneficially and of record, directly or indirectly, free and clear of all Liens or other encumbrances (other than non-consensual Liens of general applicability), seventy-five percent (75%) of the Capital Stock of Borrower and its Subsidiaries (except, with respect to any Subsidiary other than Borrower, in connection with a Disposition of the Capital Stock of such Subsidiary permitted by the Loan Documents) on a fully diluted basis, and all voting rights and equivalent economic interests with respect thereto, (ii) Holdings ceases to be the sole manager of Borrower and (iii) after the Closing Date, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934), other than any Permitted Holder, shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under such Act), directly or indirectly, of more than 50% of the then outstanding voting Capital Stock of Holdings.

“Charges” is defined in Section 10.16.

“Closing Date” means January 24, 2025.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” is defined in Section 4.1.

“Collateral Documents” means, collectively, this Agreement, the Control Agreements and all other security agreements, pledge agreements, patent and trademark security agreements, lease assignments, control agreements, guarantees and other similar agreements, and all amendments, restatements, modifications or supplements thereof or thereto, by or between any one or more of any Credit Party and Bank, now or hereafter delivered to Bank pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the UCC or comparable law) against any such Person, as debtor, in favor of Bank, as secured party, as any of the foregoing may be amended, restated and/or modified from time to time.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Common Unit Adjustment Agreement” means the Common Unit Adjustment Agreement by and among Holdings, Borrower, American Multi-Cinema, Inc., Cinemark USA, Inc., Regal Cinemas, Inc., and the other parties thereto, dated as of February 13, 2007, as the same may be amended, restated, amended and restated, supplemented or modified from time to time.

“Compliance Certificate” means a certificate in the form of Exhibit 6.2(a).

“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person: (a) with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (b) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (c) under any Swap Agreements; (d) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (e) for the obligations of another Person through any agreement to purchase, repurchase or otherwise acquire such obligation or any Property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another Person. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed or supported.

“Contract” is defined in Section 9.2(g).

“Contractual Obligations” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its Property is bound.

“Control Agreement” means a tri-party deposit account, securities account or commodities account control agreement by and among the applicable Credit Party, Bank and the depository, securities intermediary or commodities intermediary, and in form and substance satisfactory to Bank and in any event providing to Bank “control” of such deposit account or securities or commodities account within the meaning of Articles 8 and 9 of the UCC.

“Copyrights” means, collectively, all copyrights owned by or assigned to and all copyright registrations and applications made by each Credit Party (whether statutory or common law and whether established or registered in the United States or any other country) including, without limitation, the copyrights, registrations and applications listed in Schedule 5.15, together with any and all (a) rights and privileges arising under applicable Law with respect to such Credit Party’s use of any copyrights, (b) reissues, renewals, continuations and extensions thereof, (c) income, fees, royalties, damages, claims and payments now and hereafter due and/or payable with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (d) rights corresponding thereto throughout the world and (e) rights to sue for past, present and future infringements thereof.

“Credit Extension” means the making of a Loan or an L/C Credit Extension.

“Credit Party” means Borrower and each Guarantor.

“Cure Expiration Date” is defined in Section 9.6.

“Daily Simple SOFR” means a daily rate based on SOFR and determined by Bank in accordance with the conventions for such rate selected by Bank.

“Debt Service” means, with respect to any period of determination, the total (without duplication), in Dollars, for Borrower and its Subsidiaries on a consolidated basis and as determined in accordance with GAAP consistently applied, of: (a) scheduled principal payments of long-term Indebtedness for borrowed money paid or which were scheduled to be paid during such period, (b) scheduled Capital Lease payments paid or which were scheduled to be paid during such period, (c) the cash portion of aggregate interest expense for such period, including interest paid on the Obligations, any Subordinated Indebtedness, Capital Lease Obligations and any other Indebtedness for such period (excluding any commitment, amendment, upfront, arrangement, structuring or similar financing fees or premiums (including redemption and prepayment premiums) or original issue discount), and (d) the cash portion of aggregate rent expense for such period.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” means the rate of interest referred to in Section 2.8.2.

“Disposition” means any sale, assignment, lease, conveyance, transfer or other disposition of (whether in one or a series of transactions) any Property (including the Capital Stock of any Subsidiary of any Credit Party, whether in a public or a private offering or otherwise, and accounts and notes receivable, with or without recourse).

“Disqualified Capital Stock” means any Capital Stock which, by its terms (or by the terms of any security or any other Capital Stock into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition (i) matures (which shall not refer to the ability of the issuer to optionally redeem) or becomes mandatorily redeemable (other than solely for Qualified Capital Stock and cash in lieu of fractional shares) pursuant to a sinking fund obligation or otherwise (except as a result of a customarily defined change of control or asset sale and only so long as any rights of the holders thereof are subject to the prior repayment in full of the Obligations (other than unasserted contingent indemnification or reimbursement obligations not yet due) that are accrued and payable), (ii) is redeemable at the option of the holder thereof (other than solely for Qualified Capital Stock and cash in lieu of fractional shares), in whole or in part, (iii) provide for scheduled payments of dividends in cash (other than for taxes attributable to the operations of the business permitted by the terms of this Agreement, Tax Receivable Agreement Payments and Management and Services Fees) or (iv) be or become convertible into or exchangeable (unless at the sole option of the issuer thereof) for Indebtedness or any other Disqualified Capital Stock, in whole or in part, in each case on or prior to the date that is 91 days after the then scheduled Maturity Date at the time of the issuance of such Capital Stock; provided, however, that (i) if Capital Stock in any Person is issued pursuant to any plan for the benefit of employees of Holdings, Borrower or any Subsidiary or by any such plan to such employees, such Capital Stock shall not constitute a Disqualified Capital Stock solely because it may be required to be repurchased by Borrower or a Subsidiary in order to satisfy applicable statutory or regulatory obligations of such Person, (ii) no Capital Stock issued to employees, directors, officers and/or consultants and held by any future, present or former employee, director, officer or consultant (or their respective Affiliates, heirs, descendants or estate planning vehicles) of Holdings, Borrower or any Subsidiary shall be considered a Disqualified Capital Stock because such Capital Stock is redeemable or subject to repurchase pursuant to any customary management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time and (iii) no Capital Stock shall be considered Disqualified Capital Stock because such Capital Stock is redeemable or subject to repurchase in connection with Borrower Equity Repurchase Amounts.

“Disqualified Competitors” has the meaning set forth in the definition of “Disqualified Institutions.”

“Disqualified Institution” means (a) a list of entities identified in writing by name by Borrower to Bank on or prior to the Closing Date, (b) any other Person that is an actual competitor of Borrower or any of its Subsidiaries that is separately identified in writing by name by Borrower to Bank on or prior to the Closing Date (together with any Subsidiary or Affiliate thereof of included in clauses (c) and (d), the “Disqualified Competitors”), (c) any Subsidiary of any Person identified in clause (b) above clearly identifiable as such on the basis of such Subsidiary’s name, and (d) any Affiliate of, or fund or other entity managed by, any Person identified in clause (a) or (b) above that is (x) identified in writing by Borrower to Bank by legal name from time to time after the Closing Date or (y) clearly identifiable as such on the basis of such Affiliate’s, fund’s or entity’s name; provided that (i) such list may be supplemented or otherwise modified after the Closing Date solely with Bank’s prior written approval (such approval not to be unreasonably withheld, delayed or conditioned) and (ii) such supplements and modification shall not have retroactive effect to any prior assignment otherwise permitted under this Agreement at the time of such assignment.

“Dollars,” “dollars” and “$” refer to lawful money of the United States of America unless otherwise indicated.

“Domestic Subsidiary” means each Subsidiary that is a “United States person” under and as defined in Section 7701(a)(30) of the Code.

“E-SIGN” means the Federal Electronic Signatures in Global and National Commerce Act, as amended from time to time, and any successor statute, and any regulations promulgated thereunder from time to time.

“Earn-Outs” means with respect to a Permitted Acquisition or any other acquisition of any assets or property by any Credit Party or Subsidiary thereof, that portion of the purchase consideration therefor and that portion of all other payments and liabilities (whether payable in cash or by exchange of Capital Stock or of any property or otherwise), directly or indirectly, payable by any Credit Party or Subsidiary thereof in exchange for, or as part of, or in connection with, such Permitted Acquisition or such other acquisition, as the case may be, that is deferred for payment to a future time after the consummation of such Permitted Acquisition or such other acquisition, as the case may be, whether or not any such future payment is subject to the occurrence of any contingency, and to the extent any and all payments representing the purchase price and any assumptions of Indebtedness, Earn-Outs and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business.

“EBITDA” means, with respect to any period of determination, the total (without duplication), in Dollars, for Borrower and its Subsidiaries on a consolidated basis and as determined in accordance with GAAP consistently applied, of: (a) Net Income for such period, plus (b) in each case to the extent deducted in calculating Net Income (other than clauses (vi), (viii), (x), (xiii) and (xiv)) for such period:

(i) interest expense;

(ii) income taxes;

(iii) depreciation and amortization;

(iv) unusual or non-recurring charges, expenses or losses; provided, that the amount added back pursuant to this clause (iv) (when combined with the amounts added back pursuant to the other Specified Addbacks (as defined below)) shall not exceed the Aggregate Cap (as defined below) for such period;

(v) non-cash charges, expenses or losses, including, without limitation (A) non-cash charges, including non-cash compensation expense, arising from grants of stock appreciation rights, stock options or similar equity-related compensation arrangements, (B) non-cash expenses resulting from increases or decreases in expected future payments of any Earn-Out, (C) non-cash loss or expense due to the application of FASB ASC 815-10 regarding hedging activity, FASB ASC 350 regarding impairment of good will, FASB ASC 480-10 regarding accounting for financial instruments with debt and equity characteristics, (D) non-cash foreign currency exchange losses and (E) non-cash expenses deducted as a result of any grant of equity interests to employees, officers or directors; provided, that if any such non-cash charges, expenses or losses represent an accrual or reserve for potential cash items in any future period, Borrower may elect not to add back such non-cash charge, expense or loss in the then-current period, and, to the extent Borrower elects to add back such non-cash charge, expense or loss, the cash payment in respect thereof in such future period shall be deducted from EBITDA to such extent in such future period;

(vi) fees, costs and expenses (whether or not capitalized) incurred in connection with the Loan Documents and any amendments, modifications and waivers thereto;

(vii) charges, losses or expenses to the extent indemnified or insured or reimbursed by a third party to the extent such indemnification, insurance or reimbursement is actually received in cash for such period (or reasonably expected to be so paid or reimbursed within one Fiscal Quarter after the end of such period to the extent not accrued) and not otherwise included in Net Income; provided, that (x) if such amount is not received within such one-Fiscal Quarter period, such charges, expenses or losses shall be subtracted in the subsequent period and (y) if reimbursed or received in a subsequent period, such amount shall not be added back in calculating EBITDA in such subsequent period (and shall be subtracted to the extent included in Net Income);

(viii) proceeds of business interruption insurance received in cash during such period (or so long as such amount is reasonably expected to be received in a subsequent period and within one Fiscal Quarter from the date of the underlying loss), to the extent not already included in Net Income; provided, that (x) if such amount is not received within such one-Fiscal Quarter period, such expenses or losses shall be subtracted in the subsequent period and (y) if reimbursed or received in a subsequent period, such amount shall not be added back in calculating EBITDA in such subsequent period (and shall be subtracted to the extent included in Net Income);

(ix) payments by Borrower to, or on behalf of, directors of the direct and indirect parents of Borrower, including Holdings, for compensation, indemnification obligations, insurance premiums and reimbursement of reasonable expenses actually incurred;

(x) accruals, fees, payments and expenses (including legal, tax, structuring and other costs and expenses) incurred by Borrower or its Subsidiaries in connection with any Permitted Acquisition or other Investment, any Disposition, any debt or equity issuance or any refinancing transactions or amendment or other modification of any debt instrument, or any other transaction permitted hereunder, in each case, whether or not consummated, that are payable to unaffiliated third parties, in each case, incurred for such period solely to the extent attributable to any relevant transaction permitted by this Agreement; provided, that (a) the amount of addbacks pursuant to this clause (x) for any transactions that are not consummated shall not exceed $2,500,000 in the aggregate during such period and (b) the amount added back pursuant to this clause (x) (when combined with the amounts added back pursuant to the other Specified Addbacks) shall not exceed the Aggregate Cap for such period;

(xi) Earn-Outs and contingent consideration obligations (including to the extent accounted for as bonuses, compensation or otherwise) in connection with any Permitted Acquisition or other Investment permitted hereunder and paid in cash during such period;

(xii) charges, expenses and costs incurred and expensed during such period that are directly attributable to severance costs, retention bonuses, cost savings activities or initiatives, operating expense reduction activities or initiatives, operating improvement activities or initiatives and activities or initiatives related to the expected realization of other synergies and other business optimization initiatives, restructurings, integration, transition, insourcing or similar actions or events and restructuring costs (including, without limitation, those related to the start-up, pre-opening, opening and/or closure of operations, offices and facilities (including future lease commitments, lease breakage or other terminations, vacant facilities and establishing backup capacity) and relocation, retraining and reallocation of employees, equipment and other assets and resources; new product design, development or enhancement and introductions (including intellectual property development); strategic initiatives; project start-up costs; establishing or expanding into new markets; sales-force or consultant build-out; balance sheet adjustments and adjustments to existing reserves; curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities); exiting, winding down or termination of lines of business; settlement costs; contract termination, retention, recruiting, completion, severance, signing, consulting and transition services arrangements; implementation, replacement, development or upgrade of operational reporting and information technology systems and technology initiatives; and the rationalization, re-branding, reduction or elimination of product lines or sites, assets or businesses); provided, that the amount added back pursuant to this clause (xii) (when combined with the amounts added back pursuant to the other Specified Addbacks) shall not exceed the Aggregate Cap for such period;

(xiii) pro forma “run rate” cost savings, operating expense reductions, cost synergies, business optimization initiatives, and other operating improvements, which result from mergers and other business combinations, acquisitions and other investments, dispositions, divestitures, restructurings, integration, insourcing initiatives, operating expense reductions, business optimization initiatives and other operating improvements and similar initiatives, cost savings initiatives and other initiatives, including optimization actions, in each case, which are reasonably identifiable, factually supportable and projected in good faith to be realized as a result of actions taken or with respect to which substantial steps have been taken within 18 months after the mergers and other business combinations, acquisitions and other investments, dispositions, divestitures, restructurings, integration, insourcing initiatives, operating expense reductions, business optimization initiatives and other operating improvements and similar initiatives, cost savings initiatives or other initiatives, including optimization actions, in each case, net of any benefits actually realized; provided, that the amount added back pursuant to this clause (xiii) (when combined with the amounts added back pursuant to the other Specified Addbacks) shall not exceed the Aggregate Cap for such period;

(xiv) solely for purposes of Section 9.6 and without duplication, any Specified Equity Contribution; and

(xv) litigation and settlement expenses and charges, including expenses incurred to settle or adjust claims and collect business interruption, liability or casualty insurance proceeds with respect to business interruption, liability or casualty events that are covered by insurance; provided, that the amount added back pursuant to this clause (xv) shall not exceed $2,500,000 in the aggregate during any Fiscal Year;

minus (c) in each case to the extent included in calculating Net Income for such period, (i) non-recurring or unusual income, (ii) non-cash or unusual gains, and (iii) interest income. For purposes of this definition, (x) “Specified Addbacks” means the addbacks set forth in and covered by clauses (iv), (x), (xii) and (xiii) of this definition, and (y) “Aggregate Cap” means, for any period, 20% of EBITDA (calculated prior to giving effect to the Specified Addbacks). Notwithstanding the foregoing, EBITDA shall be calculated on a Pro Forma Basis to give effect to any Subject Transaction (including for purposes of the Cash Flow Leverage Ratio and the Fixed Charge Coverage Ratio for any purpose).

“EBITDAR” means, with respect to any period of determination, the total (without duplication), in Dollars, for Borrower and its Subsidiaries on a consolidated basis and as determined in accordance with GAAP consistently applied, of: (a) EBITDA plus (b) scheduled Capital Lease payments paid or which were scheduled to be paid during such period plus (c) aggregate rent expense for such period.

“Eligible Assignee” means (a) an Affiliate of Bank or (b) an assignee approved by (i) so long as (x) a Specified Event of Default or (y) any other Event of Default that has remained uncured or unwaived for a period of at least two (2) Fiscal Quarters does not exist, Borrower and (ii) Bank.

“Eligible Equity Issuance” means any public or private issuance and sale of Qualified Capital Stock of Holdings or Borrower or a capital contribution by the equity holders of Borrower of cash or Cash Equivalents to Borrower (in each case, other than to the extent applied or to be applied as a Specified Equity Contribution), to the extent (and in the amount that) the Net Proceeds thereof are funded to Borrower.

“Employment Agreements” means the collective reference to the employment agreements entered into from time to time among Holdings and each “Service Employee” under (and as defined in) the Management Agreement, in each case as the same may be amended, restated, amended and restated, supplemented or modified from time to time.

“Environmental Laws” means all Laws, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equipment” means equipment as defined in the UCC.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, collectively, any Credit Party and any Person under common control or treated as a single employer with, any Credit Party, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means any of the following: (a) a reportable event described in Section 4043(b) of ERISA (or, unless the 30-day notice requirement has been duly waived under the applicable regulations, Section 4043(c) of ERISA) with respect to a Title IV Plan; (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan; (d) with respect to any Multiemployer Plan, the filing of a notice of reorganization, insolvency or termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA; (e) the filing of a notice of intent to terminate a Title IV Plan (or treatment of a plan amendment as termination) under Section 4041 of ERISA; (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (g) the failure to make any required contribution to any Title IV Plan or Multiemployer Plan when due; (h) the imposition of a lien under Section 412 or 430(k) of the Code or Section 303 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate; (i) the failure of a Benefit Plan or any trust thereunder intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law to qualify thereunder; (j) a Title IV plan is in “at risk” status within the meaning of Section 430(i) of the Code; (k) a Multiemployer Plan is in “endangered status” or

“critical status” within the meaning of Section 432(b) of the Code; and (l) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of any material liability upon any ERISA Affiliate under Title IV of ERISA other than for PBGC premiums due but not delinquent.

“ESAs” means the collective reference to: (a) the Exhibitor Services Agreement between Borrower and American Multi-Cinema, Inc., a Missouri corporation, dated as of February 13, 2007 and (b) the Exhibitor Services Agreement between Borrower and Cinemark USA, Inc., a Texas corporation, dated as of February 13, 2007, in each case, as the same may be amended, restated, amended and restated, supplemented or modified from time to time as permitted hereunder.

“Event of Default” is defined in Section 9.

“Evergreen Letter of Credit” is defined in Section 2.3.2(2).

“Excluded Accounts” is defined in Section 6.11.1.

“Excluded Capital Stock” means (a) all Capital Stock in a joint venture that cannot be pledged without the consent of an unaffiliated third Person, after giving effect to the applicable anti-assignment provisions of the UCC or applicable law, (b) all Capital Stock in Persons other than Wholly-Owned Subsidiaries to the extent the pledge of such Capital Stock is prohibited by the Organization Documents or Contractual Obligations of such Person, and (c) with respect to any CFCHC or any Foreign Subsidiary that is a CFC, if a 956 Impact exists with respect to such CFCHC or Foreign Subsidiary, outstanding voting Capital Stock of such Subsidiary in excess of 65% of such Subsidiary’s outstanding voting Capital Stock; provided, however, that the Borrower or the applicable Subsidiary shall use commercially reasonable efforts to cause unaffiliated third Persons, Organization Documents, or Contractual Obligations, as applicable, to permit such pledges; provided, further, that no such prohibition or limitation shall be entered into by any Person in contemplation of or with the purpose of circumventing, restricting or limiting the requirement to provide such pledges to Bank pursuant to the requirements of the Loan Documents.

“Excluded Property” means:

(i) any real property or real property interests;

(ii) leasehold interests;

(iii) motor vehicles, airplanes, vessels and any other assets covered by or subject to a certificate of title (other than to extent perfection of the security interest therein is accomplished by the filing of a UCC financing statement);

(iv) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby (except to the extent such prohibition or restriction is ineffective under the Uniform Commercial Code);

(v) any assets or property to the extent granting, creating or perfecting a pledge or security interest on such asset or property is prohibited or restricted by Requirement of Law (including, without limitation, any requirement to obtain the consent or approval of any Governmental Authority or third Person) or by any contract binding on such assets or property at the time of its acquisition (or on the Closing Date) and not entered into in contemplation thereof (except to the extent such prohibition or restriction is ineffective under the Uniform Commercial Code) after giving effect to the applicable anti-assignment provisions of the UCC or applicable law;

(vi) any lease, license or agreement or any property subject to a purchase money security interest, Capital Lease or similar arrangement, in each case, to the extent permitted to be incurred or provided under this Agreement, to the extent and for so long as the granting of a Lien therein would violate or invalidate such lease, license, or agreement, purchase money security interest, Capital Lease or similar arrangement or create a right of termination in favor of any other party thereto (other than Borrower and its Subsidiaries) or otherwise require consent thereunder (after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law) other than proceeds and receivables thereof, so long as such requirement or prohibition was not entered into in contemplation of circumventing the provision of Liens to secure the Obligations;

(vii) any assets to the extent a security interest in such assets could be reasonably expected to result in materially adverse tax consequences to any Credit Party;

(viii) any intent-to-use trademark application until an Statement of Use or Amendment to Allege Use or a verified Statement of Use has been filed with and accepted by the United States Patent and Trademark Office with respect to such intent-to-use trademark application but only if, to the extent that and for the period during which the granting of a security interest in such application would impair the validity or enforceability of such application or any resulting registration;

(ix) any Excluded Capital Stock;

(x) any other asset or property with respect to which Borrower and Bank reasonably agree in writing that the costs of obtaining a security interest therein is excessive in relation to the benefit to Bank of the security afforded thereby;

(xi) all commercial tort claims reasonably expected to result in a recovery in an amount less than or equal to $2,000,000 individually;

(xii) all letters of credit and letter-of-credit rights (whether or not the letter of credit is evidenced by a writing and other than to the extent consisting of a supporting obligation that can be perfected by the filing of a UCC financing statement) in an amount less than or equal to $1,000,000;

(xiii) margin stock; and

(xiv) Excluded Accounts.

“Excluded Subsidiary” means (a) any Immaterial Domestic Subsidiary, (b) any Foreign Subsidiary, (c) any CFC or CFCHC, (d) any Excluded U.S. Subsidiary and (e) any non-Wholly Owned Subsidiary to the extent that the Organization Documents of such non-Wholly Owned Subsidiary would require the consent of an unaffiliated third party to enter into a Guaranty in respect of this Agreement, provided that such limitation was not entered into in contemplation of or with the purpose of circumventing the requirements set forth in Section 6.16(b).

“Excluded U.S. Subsidiary” means any direct or indirect domestic Subsidiary of a Foreign Subsidiary that is a CFC or CFCHC as to which a 956 Impact exists.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to Bank or required to be withheld or deducted from a payment to Bank, (a) taxes imposed on (or measured by) net income (however determined), franchise or excise taxes imposed in lieu of net income taxes, and branch profit taxes (i) imposed as a result of Bank being organized under the laws of, or having its principal office or its applicable leading office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of Bank with respect to an applicable interest in a Loan pursuant to a law in effect on the date on which (i) Bank acquires such interest in the Loan or (ii) Bank changes its lending office, except in each case to the extent that, pursuant to Section 2.11, amounts with respect to such Taxes were payable either to Bank’s assignor or immediately before Bank became a party hereto or such lender immediately before it changed its lending office, (c) any Tax attributable to the failure of Bank to comply with Section 2.11.6, and (d) U.S. federal withholding taxes imposed pursuant to FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“Federal Funds Effective Rate” means, for any day, the greater of (a) zero and (b) the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“First Tier Foreign Subsidiary” means a Foreign Subsidiary held directly by Borrower or indirectly by Borrower through one or more Credit Parties.

“Fiscal Month” means each monthly accounting period of Borrower and its Subsidiaries that ends closest to the end of the corresponding calendar month.

“Fiscal Quarter” means each quarterly accounting period of Borrower and its Subsidiaries that ends closest to March 31, June 30, September 30 and December 31 of each calendar year.

“Fiscal Year” means each 52-week or 53-week fiscal year of Borrower, and its Subsidiaries for accounting and tax purposes. Each such fiscal year shall end on the first Thursday after December 25 of each calendar year.

“Fixed Charge Coverage Ratio” means, as of any date of determination, determined on a consolidated basis for Borrower and its Subsidiaries, the ratio of (a) Cash Flow Available for Debt Service to (b) Debt Service.

“Foreign Subsidiary” means, with respect to any Person, a Subsidiary of such Person that is organized under the laws of a jurisdiction other than the United States of America or any political subdivision thereof.

“Funded Indebtedness” means, as of any date of determination, (i) all Indebtedness of Borrower and its Subsidiaries as of such date described in clauses (a), (c), (d), and (f) of the definition of Indebtedness and (ii) the undrawn portion of standby letters of credit issued for the account of any Credit Party.

“GAAP” means generally accepted accounting principles in the United States of America.

“General Intangibles” means general intangibles as defined in the UCC.

“Goodwill” means, collectively, the entire goodwill connected with any Credit Party’s business and, in any event shall include, without limitation, (a) all goodwill connected with the use of and symbolized by any of the Intellectual Property Collateral in which such Credit Party has any interest, (b) all know-how, trade secrets, customer lists, proprietary information, inventions, methods, procedures, formulae, descriptions, name plates, catalogs, confidential information, consulting agreements, engineering contracts and such other assets which relate to such goodwill, and (c) all product lines of such Credit Party’s business.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” means each Subsidiary Guarantor.

“Guaranty” means a Guaranty, in form and substance reasonably acceptable to Bank, made from time to time by the Guarantors in favor of Bank, as the same may be amended, restated and/or modified from time to time. No Guaranty is in effect as of the Closing Date.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Holdings” means National CineMedia, Inc., a Delaware corporation.

“Immaterial Domestic Subsidiary” means any Domestic Subsidiary of Borrower that, as of any date of determination, (a) contributed less than 2.5% of EBITDA for the Borrower and its Subsidiaries on a consolidated basis for the most recent Test Period or (b) as of the last day of the most recently ended Fiscal Quarter, had assets greater than 2.5% of the Borrower’s and its Subsidiaries’ total consolidated assets as reflected in the Borrower’s most recent consolidated financial statements provided to the Bank; provided that if the aggregate amount contributed to EBITDA by all Immaterial Domestic Subsidiaries exceeds 5.0% of EBITDA for the Borrower and its Subsidiaries on a consolidated basis for any Test Period or the aggregate amount of total consolidated assets of all Immaterial Domestic Subsidiaries exceeds 5.0% of the Borrower’s and its Subsidiaries’ total consolidated assets as of the end of any Fiscal Quarter as reflected in the Borrower’s most recent consolidated financial statements provided to the Bank, Borrower (or, if the Borrower has failed to do so within 10 days, the Bank) shall designate one or more Immaterial Domestic Subsidiaries to become a Guarantor in accordance with Section 6.16(b) as may be necessary such that the foregoing 5.0% limits shall not be exceeded, and any such Subsidiary shall comply with Section 6.16(b) within the time frame set forth therein; provided further, that in each case, Borrower may designate and re-designate a Subsidiary as an Immaterial Domestic Subsidiary at any time, subject to the limitations and requirements set forth in this definition.

“Immaterial Subsidiary” means any Subsidiary of Borrower that, as of any date of determination, (a) contributed less than 2.5% of EBITDA for the Borrower and its Subsidiaries on a consolidated basis for the most recent Test Period or (b) as of the last day of the most recently ended Fiscal Quarter, had assets greater than 2.5% of the Borrower’s and its Subsidiaries’ total consolidated assets as reflected in the Borrower’s most recent consolidated financial statements provided to the Bank.

“Indebtedness” of any Person means, without duplication: (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the Ordinary Course of Business); (c) the face amount of all letters of credit issued for the account of such Person and without duplication, all drafts drawn thereunder and all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments issued by such Person; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all Capital Lease Obligations; (g) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off balance sheet financing product; (h) all obligations, whether or not contingent, to purchase, redeem, retire, defease or otherwise acquire for value any Disqualified Capital Stock, valued at, in the case of redeemable preferred Capital Stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Capital Stock plus accrued and unpaid dividends; (i) all indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness; and (j) all Contingent Obligations described in clause (a) of the definition thereof in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above; provided, that Indebtedness shall not include (A) accrued expenses, deferred rent, deferred revenue, deferred taxes and deferred compensation and customary obligations under employment arrangements and (B) customary payables with respect to money orders or wire transfers.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” is defined in Section 10.3.2.

“Information” is defined in Section 10.12.

“Intellectual Property Collateral” means, collectively, the Patents, Trademarks, Copyrights, Licenses and Goodwill.

“Intercreditor Agreement” means an agreement reasonably satisfactory to Bank establishing and governing the relative and respective rights of Bank and the holders of the applicable Indebtedness and providing for Liens on the Collateral securing such Indebtedness that are junior to the Liens of Bank.

“Interest Election Request” means a request by Borrower to convert or continue a Borrowing in accordance with Section 2.8.5.

“Interest Period” means, with respect to a Term SOFR Borrowing, a period of one or three months (in each case, subject to the availability thereof) commencing on a Business Day selected by Borrower pursuant to this Agreement and ending on the day that corresponds numerically to such date one or three thereafter (or such other period agreed upon in writing by Borrower and Bank), provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such succeeding Business Day falls in a new calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date.

“Inventory” means “inventory” as defined in the UCC.

“Investment” is defined in Section 7.5.

“IRS” means the Internal Revenue Service of the United States and any successor thereto.

“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).

“Knowledge of Borrower” means the personal knowledge of a Responsible Officer of Borrower.

“L/C Collateral Account” is defined in Section 2.3.9.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance or renewal thereof, the extension of the expiration date thereof or the increase of the amount thereof.

“L/C Disbursement” means a payment made by Bank pursuant to a Letter of Credit.

“L/C Documents” means, as to any Letter of Credit, each application therefor and any other document, agreement and instrument entered into by Borrower or a Subsidiary with or in favor of Bank and relating to such Letter of Credit.

“L/C Fee” is defined in Section 2.7.2.

“L/C Obligations” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, determined without regard to whether any conditions to drawing could be met at that time, plus (b) the aggregate amount of all L/C Disbursements that have not yet been reimbursed by or on behalf of Borrower at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the UCP, Rule 3.13 or 3.14 of the ISP, or similar terms in the governing rules or laws or of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of Borrower and Bank shall remain in full force and effect until Bank has no further obligations to make any payments or disbursements under any circumstances with respect to such Letter of Credit.

“L/C Sublimit” means an amount equal to the lesser of (a) $5,000,000 and (b) the total amount of the Revolving Commitment. The L/C Sublimit is part of, and not in addition to, the Revolving Commitment.

“Law” means, collectively, all international, foreign, federal, state, provincial, and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Letter of Credit” means any standby letter of credit issued hereunder.

“Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, taxes, commissions, charges, disbursements and expenses (including, without limitation, those incurred upon any appeal or in connection with the preparation for and/or response to any subpoena or request for document production relating thereto), in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

“Licenses” means, collectively, all license and distribution agreements and covenants not to sue with any other party with respect to any Patent, Trademark or Copyright, whether a Credit Party is a licensor or licensee, distributor or distributee under any such license or distribution agreement including, without limitation, the license and distribution agreements listed in Schedule 5.15, together with any and all (a) renewals, extensions, supplements and continuations thereof, (b) income, fees, royalties, damages, claims and payments now and hereafter due and/or payable thereunder and with respect thereto including, without limitation, damages and payments for past, present or future infringements or violations thereof, (c) rights to sue for past, present and future infringements or violations thereof, and (d) any other rights to use, exploit or practice any or all of the Patents, Trademarks or Copyrights.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Liquidity” means, for any date of determination, the sum of Permitted Netting Cash of the Borrower and its Subsidiaries plus Availability at such time; provided, that Availability shall equal $0 if an Event of Default is then outstanding or would result from an extension of credit hereunder.

“Loan Documents” means this Agreement, any promissory notes issued pursuant to the Agreement, the Guaranty, the L/C Documents, the Collateral Documents, and all other agreements, instruments, documents and certificates delivered to Bank in connection with the foregoing. For the avoidance of doubt, the term “Loan Documents” does not include any Letters of Credit, any agreement evidencing Banking Services Obligations and any agreement evidencing Swap Obligations.

“Loans” means the loans and advances made by Bank pursuant to this Agreement, including Revolving Loans.

“Maintenance Capital Expenditures” means, with reference to any period, that portion of Capital Expenditures for such period attributable to maintenance of Borrower’s and its Subsidiaries’ existing assets and business, which shall be deemed to equal fifty percent (50%) of depreciation of such assets or portion of the business.

“Management Agreement” means the Management Services Agreement between Holdings and Borrower dated February 13, 2007, as the same may be amended, restated, amended and restated, supplemented or modified from time to time as permitted hereunder.

“Management and Services Fees” means cash payments by Borrower to Holdings in respect of “Services Fees” and “Reimbursable Costs” under and as defined in the Management Agreement as in effect as of the Closing Date.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, Properties or financial condition of the Credit Parties and their Subsidiaries taken as a whole; (b) a material impairment of the ability of the Credit Parties, taken as a whole, to perform their obligations under any Loan Document; (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability of any Loan Document, or (ii) the perfection or priority of any Lien granted to Bank under any of the Collateral Documents. Notwithstanding anything to the contrary set forth in any Loan Document, no modification of any ESA that results from a “most favored nation” provision shall result in the occurrence of a Material Adverse Effect.

“Material Contract” means any agreement or arrangement to which a Credit Party or Subsidiary thereof is party (other than the Loan Documents): (a) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect; (b) each ESA; (c) the Management Agreement; (d) the Tax Receivable Agreement; or (e) the Software License Agreement.

“Material Indebtedness” means any Indebtedness in an aggregate principal or stated amount equal to at least $3,000,000; provided, that where the context requires, Material Indebtedness shall include the agreements, documents, and instruments evidencing such Material Indebtedness.

“Material Intellectual Property” means any Intellectual Property Collateral of any Credit Party or Subsidiary (a) that is material to the conduct of the business or operations of the Credit Parties and their Subsidiaries, taken as a whole or (b) with a value in excess of (i) $2,500,000 for any individual item of Intellectual Property Collateral or (ii) $5,000,000 in the aggregate for all such Intellectual Property Collateral.

“Material Subsidiary” means any Subsidiary of the Credit Parties that is not an Excluded Subsidiary.

“Maturity Date” means January 24, 2028 or any earlier date on which the Revolving Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

“Maximum Rate” is defined in Section 10.16.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA, as to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Net Income” means, with respect to any period of determination, the total net income (or loss), in Dollars, for Borrower and its Subsidiaries, on a consolidated basis and as determined in accordance with GAAP consistently applied, for such period, excluding (a) the income (or loss) of any Person which is not a Subsidiary of Borrower, except to the extent of the amount of dividends or other distributions actually paid to Borrower or any of its Subsidiaries in cash by such Person during such period and the payment of dividends or similar distributions by that Person is not at the time prohibited by operation of the terms of its charter or of any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Person; (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Borrower or is merged into or consolidated with Borrower or any of its Subsidiaries or that Person’s assets are acquired by Borrower or any of its Subsidiaries; (c) the proceeds of any life insurance policy; (d) gains or losses from the sale, exchange, transfer or other disposition of Property or assets or discontinued operations not in the Ordinary Course of Business of Borrower and its Subsidiaries, and related tax effects in accordance with GAAP; and (e) any other non-recurring or unusual gains or losses of Borrower or its Subsidiaries, and related tax effects in accordance with GAAP.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other Disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes (including Permitted Tax Distributions to the extent attributable to the Net Income derived in respect to such event) paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Responsible Officer).

“New York Banking Day” means any day (other than a Saturday or Sunday) on which commercial banks are open for business in New York, New York.

“Non-Extension Notice Date” is defined in Section 2.3.2(2).

“Notice of Borrowing” means a request by Borrower for a Loan in accordance with Section 2.2.

“Obligations” means all unpaid principal of and accrued and unpaid interest (including interest that accrues after the commencement of an insolvency proceeding with respect to any Credit Party, regardless of whether allowed or allowable in whole or in part as a claim in such insolvency proceeding) on the Loans, all L/C Obligations, all Banking Services Obligations, all Swap Obligations (subject to Section 4.5), all accrued and unpaid fees and all expenses (including fees and expenses that accrue after the commencement of an insolvency proceeding with respect to any Credit Party, regardless of whether allowed or allowable in whole or in part as a claim in such insolvency proceeding), reimbursements, indemnities and other obligations of the Credit Parties to Bank, any of its Affiliates or any indemnified party arising under the Loan Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any insolvency proceeding with respect to any Credit Party (regardless of whether allowed or allowable in whole or in part as a claim in such insolvency proceeding), whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several. Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, indemnities and other amounts payable by Borrower under any Loan Document and (b) the obligation of Borrower to reimburse any amount in respect of any of the foregoing that Bank, in its sole discretion, may elect to pay or advance on behalf of Borrower.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.

“Operating Account” is defined in Section 2.2.

“Ordinary Course of Business” means, in respect of any transaction involving any Person, the ordinary course of such Person’s business, as conducted by any such Person in accordance with past practice and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Loan Document.

“Organization Documents” means, (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation and any shareholder rights agreement, (b) for any partnership, the partnership agreement and, if applicable, certificate of limited partnership, (c) for any limited liability company, the operating agreement and articles or certificate of formation or organization, or (d) any other document setting forth the manner of election or duties of the officers, directors, managers or other similar persons, or the designation, amount or relative rights, limitations and preference of the Capital Stock of a Person.

“Other Connection Taxes” means, with respect to Bank, Taxes imposed as a result of a present or former connection between Bank and the jurisdiction imposing such Tax (other than connections arising from Bank having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Participant” is defined in Section 10.4.2.

“Patents” means, collectively, all patents issued or assigned to and all patent applications and registrations made by any Credit Party (whether established or registered or recorded in the United States or any other country) including, without limitation, the patents, patent applications, registrations and recordings listed in Schedule 5.15, together with any and all (a) rights and privileges arising under applicable Law with respect to such Credit Party’s use of any patents, (b) inventions and improvements described and claimed therein, (c) reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof, (d) income, fees, royalties, damages, claims and payments now and hereafter due and/or payable thereunder and with respect thereto including, without limitation, damages and payments for past, present or future infringements thereof, (e) rights corresponding thereto throughout the world, and (f) rights to sue for past, present and future infringements thereof.

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended from time to time, and any successor statute.

“Payment in Full” means, with respect to any Obligations, (a) the full cash payment thereof (other than (i) contingent indemnification obligations for which no claim has been made, (ii) Banking Services Obligations and Swap Obligations, in each case, to the extent Cash Collateralized or otherwise subject to other arrangements reasonably satisfactory to Bank (including the amount of all cash collateral provided in respect thereof) and (iii) all L/C Obligations), including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding); and (b) if such Obligations are L/C Obligations or inchoate or contingent in nature, Cash Collateralization thereof (or delivery of a standby letter of credit acceptable to Bank in its reasonable discretion, in the amount of required Cash Collateral (in an amount reasonably acceptable to Bank)). No Loans shall be deemed to have been paid in full unless all Revolving Commitments related to such Loans have been terminated or have expired.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permits” means, with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other Contractual Obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Permitted Acquisition” means any Acquisition by any Credit Party or Wholly-Owned Subsidiary of any Credit Party to the extent that each of the following conditions shall have been satisfied:

(a) to the extent the Acquisition will be financed in whole or in part with the proceeds of any Loan, the conditions set forth in Section 3.2 shall have been satisfied;

(b) Borrower shall have notified Bank of such proposed Acquisition at least ten (10) Business Days prior to the consummation thereof and furnished to Bank at least ten (10) Business Days prior to the consummation thereof (i) an executed term sheet and/or letter of intent (or, if no such term sheet and/or letter of intent exists, then a written summary of the proposed Acquisition prepared by Borrower) (in either case setting forth in reasonable detail the terms and conditions of such Acquisition) and, at the request of Bank, such other information and documents that Bank may request (to the extent such information and documents then exist), including, without limitation, the most recent drafts of the respective agreements, documents or instruments pursuant to which such Acquisition is to be consummated (including, without limitation, any related management, non-compete, employment, option or other material agreements), any schedules to such agreements, documents or instruments and all other material ancillary agreements, instruments and documents to be executed or delivered in connection therewith (together with any material updates to the foregoing documents and final executed counterparts thereof), (ii) financial statements of Borrower and its Subsidiaries computed on Pro Forma Basis after giving effect to the consummation of such Acquisition, and (iii) a certificate of a Responsible Officer of Borrower demonstrating compliance with Sections 8.1 and 8.2, computed on Pro Forma Basis after giving effect to the consummation of such Acquisition; provided, that notwithstanding the foregoing, with respect to any such Acquisition involving aggregate consideration of less than $7,500,000, Borrower shall not be required to provide the notice and deliverables described in this clause (b);

(c) Borrower and its Subsidiaries (including any new Subsidiary) shall execute and deliver the agreements, instruments and other documents required by Section 6.16 within the time periods provided therein;

(d) such Acquisition shall not be hostile and shall have been approved by the board of directors (or other similar body) and/or the stockholders or other equityholders of the Target;

(e) no Event of Default shall then exist or would exist after giving effect thereto;

(f) (i) if such Acquisition is an Acquisition of assets of a Target, all or substantially all of such assets are located in the United States or (ii) if such Acquisition is an Acquisition of the Capital Stock of a Target, such Target is organized under the laws of any State in the United States or the District of Columbia;

(g) the Cash Flow Leverage Ratio (calculated on a trailing four-Fiscal Quarter basis) shall not exceed 2.00 to 1.00 immediately before and immediately after giving effect to such Acquisition on a Pro Forma Basis, and the Borrower shall deliver written evidence thereof to Bank at least three Business Days prior to the consummation of such Acquisition;

(h) the Target has EBITDA (calculated in accordance with the definition of EBITDA in this Agreement and Section 1.3 of this Agreement) for the most recent four quarters prior to the acquisition date for which financial statements are available, greater than zero; and

(i) Liquidity, determined immediately before and immediately after giving effect to such Acquisition on a Pro Forma Basis, equals at least $25,000,000.

“Permitted Holders” means the Persons set forth on Schedule 1.1.

“Permitted Liens” is defined in Section 7.2.

“Permitted Netting Cash” means Borrower’s and its Subsidiaries’ aggregate unrestricted cash and Cash Equivalents that (i) are free and clear of all Liens, other than those permitted pursuant to clauses (b), (f), (l) and, to the extent such Liens rank junior to Liens securing the Obligations, (n) of Section 7.2, and (ii) are held in the United States of America.

“Permitted Purchase Money Indebtedness” means purchase money or Capital Lease Obligations incurred by Borrower or its Subsidiaries to fund the purchase of Equipment, real estate or other fixed assets; provided, that (a) in no event shall the aggregate amount of such Indebtedness outstanding at any time exceed the greater of $2,000,000 and 5% of EBITDA for the Test Period most recently ended; (b) such purchase money Indebtedness will not be secured by any Collateral or by any Property other than the Property so acquired and any identifiable proceeds; and (c) the principal amount of such purchase money Indebtedness will not, at the time of the incurrence thereof, exceed the value of the Property so acquired.

“Permitted Refinancing” means Indebtedness constituting a modification, refinancing, refunding, renewal or extension of Indebtedness permitted under Section 7.1.1(c) or (d) that (a) has an aggregate outstanding principal amount not greater than the aggregate principal amount of the Indebtedness being modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses (including upfront fees and original issue discount) reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, (b) other than with respect to a Permitted Refinancing of Indebtedness permitted pursuant to Section 7.1.1(d), such modification, refinancing, refunding renewal or extension has (i) a weighted average maturity (measured as of the date of such modification, refinancing, refunding, renewal or extension) and maturity no shorter than that of the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) is not entered into as part of a sale leaseback transaction, (d) is not secured by a Lien on any assets other than the collateral securing the Indebtedness being modified, refinanced, refunded, renewed or extended, (e) the obligors of which are the same as the obligors of the Indebtedness being refinanced, refunded, renewed or extended and (f) is otherwise on terms (other than pricing terms, fees or other economic terms) not materially less favorable to the Credit Parties and their Subsidiaries, taken as a whole, than those of the Indebtedness being refinanced, refunded, renewed or extended.

“Permitted Subordinated Debt Payments” means scheduled payments of interest on the Subordinated Indebtedness that are permitted to be made under the terms of the subordination agreement to which such Subordinated Indebtedness is subject and which subordination agreement is in form and substance acceptable to Bank.

“Permitted Tax Distributions” means, for so long as Borrower is treated as a partnership for federal income tax purposes, aggregate cash distributions by a Credit Party to its direct or indirect members in amounts sufficient to allow such members to pay their estimated and final federal, state and local income tax liabilities, based on the Effective Tax Rate (as defined herein), deemed to arise from the net income of the Person making such distribution (such net income calculated without taking into account any additional deductions or losses available to a member pursuant to Sections 743 and 754 of the Code and taking into account losses, if any, of the distributing Person from prior periods which are permitted to be applied by the members to offset income in the current period, such losses to be applied on a member-by-member basis so that the excess losses of one member shall not be netted hereunder against the net income of another member) without regard to the amount of the members’ actual federal, state and local income tax liabilities. Such distributions may be made not more frequently than quarterly with respect to each period for which an installment of estimated tax would be required to be paid by the direct or indirect members of the Person making such distribution (and then, not more than 30 days prior to the due date of the taxes which are the subject of such distribution), except that an additional final distribution may be made after the final taxable income of the Person making such distribution for any Fiscal Year has been determined in an amount equal to the excess of the income tax liability of the members of such Person as computed herein with respect to the immediately preceding taxable year over the aggregate amount of any prior Permitted Tax Distributions made to the direct or indirect members with respect to such taxable year; provided, the maximum aggregate amount of Permitted Tax Distributions for any such period made to each direct or indirect member shall not exceed the product of (a) the net income of the Person making such distribution allocable to such member (taking into account losses, if any, of the distributing Person from prior periods which are permitted to be applied by such member to offset income in the current period) for such period, multiplied by (b) the Effective Tax Rate allocable to such member. The “Effective Tax Rate” shall be equal to the sum of (i) the highest individual or corporate marginal federal income tax rate applicable to any member for the applicable year and (ii) the percentage with respect to state and local income tax rates for that year that the board of managers of the Person making the Permitted Tax Distributions determines in good faith is appropriate (provided that such percentage shall not exceed the highest state and local income tax rates applicable to any member).

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, limited liability company, corporation, institution, entity, party or Governmental Authority.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prepayment Event” means the incurrence by any Credit Party of any Indebtedness, other than Indebtedness permitted under Section 7.1.1.

“Prior Indebtedness” means Indebtedness of the Credit Parties and their Affiliates under or in connection with the Loan, Security and Guaranty Agreement, dated as of August 7, 2023, as amended or modified prior to the Closing Date, among certain of the Credit Parties, the lenders party thereto, and CIT Northbridge Credit LLC, as agent.

“Prior Lenders” means holders of Prior Indebtedness.

“Pro Forma Basis” means, with respect to any Subject Transaction, whether actual or proposed, that for purposes of calculating any test, covenant, basket, financial ratio or financial term, including the Cash Flow Leverage Ratio, the Fixed Charge Coverage Ratio, compliance with covenants determined by reference to EBITDA and the financial covenants set forth in Section 8, each such transaction or proposed transaction shall be deemed to have occurred on and as of the first day of the relevant preceding four Fiscal Quarter period, and the following pro forma adjustments shall be made:

(a) all Subject Transactions (and the application of the proceeds from any such asset sale or debt incurrence) that have occurred during the relevant Test Period for which such financial ratio or test is being calculated or subsequent to the end of the relevant Test Period and prior to or simultaneously with the event for which the calculation of any such ratio or test is made, including pro forma adjustments arising out of events which are attributable to the proposed Subject Transaction and/or all other Subject Transactions that have been consummated during the relevant period, including giving effect to those specified in accordance with the definition of “EBITDA,” in each case, using, for purposes of determining such compliance with a financial ratio or test (including any incurrence test), the historical financial statements of all entities, divisions or lines or assets so acquired or sold and the consolidated financial statements of Borrower and/or any of its Subsidiaries, calculated as if such Subject Transaction, and/or all other Subject Transactions that have been consummated during the relevant period;

(b) in the case of an actual or proposed Disposition, all income statement items (whether positive or negative) attributable to the line of business or the Person subject to such Disposition shall be excluded from the results of Borrower and its Subsidiaries for such period;

(c) in the case of an actual or proposed Acquisition, income statement items (whether positive or negative) attributable to the property, line of business or the Person subject to such Acquisition shall be included in the results of Borrower and its Subsidiaries for such period;

(d) interest accrued during the relevant period on, and the principal of, any Indebtedness repaid or to be repaid or refinanced in such transaction shall be excluded from the results of Borrower and its Subsidiaries for such period; and

(e) any Indebtedness actually or proposed to be incurred or assumed in such transaction shall be deemed to have been incurred as of the first day of the applicable period, and interest thereon shall be deemed to have accrued from such day on such Indebtedness at the applicable rates provided therefor (and in the case of interest that does or would accrue at a formula or floating rate, at the rate in effect at the time of determination) and shall be included in the results of Borrower and its Subsidiaries for such period.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Qualified Capital Stock” means, with respect to any Person, any Capital Stock of such Person that is not Disqualified Capital Stock.

“Quarterly Reporting Date” means each date that a Compliance Certificate is required to be delivered pursuant to Section 6.2(a).

“Ratio Debt” is defined in Section 7.1.1(n).

“Real Estate” means any real estate owned, leased, subleased or otherwise operated or occupied by any Credit Party or any Subsidiary of any Credit Party.

“Regal Agreement” means the Network Affiliate Transaction Agreement, dated as of the Execution Date (as defined therein), by and between Regal Cinemas, Inc., and Borrower, as the same may be amended, restated, amended and restated, supplemented or modified from time to time as permitted hereunder.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Releases” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.

“Reportable Event” means an event described in Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30 day notice to the PBGC under such regulations).

“Requirement of Law” means, as to any Person, the Organization Documents of such Person and any Law or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means the chairman, chief executive officer, president, chief financial officer or treasurer of any Credit Party or any other officer having substantially the same authority and responsibility.

“Restricted Payment” is defined in Section 7.6.

“Revolving Commitment” means Bank’s commitment to make Revolving Loans and issue Letters of Credit hereunder, expressed as an amount representing the maximum possible aggregate amount of Revolving Exposure hereunder. The initial amount of the Revolving Commitment is $45,000,000.

“Revolving Exposure” means, at any time, the sum of (a) the aggregate principal amount of the Revolving Loans outstanding at such time plus (b) the aggregate principal amount of the L/C Obligations at such time.

“Revolving Loan” means a Loan made pursuant to Section 2.1.

“Sanctions” means sanctions administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, (b) the United Nations Security Council, (c) the European Union, (d) His Majesty’s Treasury, or (e) other relevant sanctions authority.

“Section 9 Subsidiary” means any Subsidiary of the Borrower other than an Immaterial Subsidiary; provided, however, that if two or more Immaterial Subsidiaries are subject to an event, occurrence or action described in clauses (e), (f) or (g) of Section 9.1, then all Immaterial Subsidiaries shall constitute Section 9 Subsidiaries, and all such Subsidiaries shall be subject to the Events of Default set forth in clauses (e), (f) and (g) of Section 9.1.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Software License Agreement” means that certain Second Amended and Restated Software License Agreement dated as of February 13, 2007, by among Borrower, American Multi‑Cinema, Inc., a Missouri corporation, Cinemark USA, Inc., a Texas corporation, Regal CineMedia Corporation and Digital Cinema Implementation Partners, LLC, as the same may be amended, restated, amended and restated, supplemented or modified from time to time.

“Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) on a going concern basis is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature in the Ordinary Course of Business and (c) such Person does not have unreasonably small capital for its business. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Depositary Account” is defined in Section 6.11.3.

“Specified Equity Contribution” is defined in Section 9.6.

“Specified Event of Default” means an Event of Default under any of Sections 9.1(a), (c) (solely as a result of the Borrower’s failure to comply with the financial covenants set forth in Sections 8.1 and 8.2, subject to the Borrower’s right to cure a financial covenant default in accordance with Section 9.6), (f) and (g).

“Specified Quarter” is defined in Section 9.6.

“Subject Transaction” means (a) any disposition of all or substantially all the assets of or all the Capital Stock of any Subsidiary or of any product line, business unit, line of business or division of Borrower or any of the Subsidiaries for which historical financial statements are available, in each case to the extent otherwise permitted hereunder, (b) any Acquisition, or (c) the proposed incurrence of Indebtedness or Liens or making of a Restricted Payment in respect of which compliance with any financial ratio or test is by the terms of this Agreement required to be calculated on a Pro Forma Basis.

“Subordinated Indebtedness” means any Indebtedness of a Credit Party or a Subsidiary of a Credit Party which is subordinated to payment of the Obligations to the reasonable written satisfaction of Bank and, if applicable, the Liens as to any Collateral securing such Indebtedness have been subordinated to the Liens therein of Bank pursuant to documentation in form and substance reasonably satisfactory to Bank.

“Subsidiary” means any Person as to which any Credit Party owns, directly or indirectly, at least 50% of the outstanding shares of Capital Stock or other interests having ordinary voting power for the election of directors, officers, managers, trustees or other controlling Persons or an equivalent controlling interest in Bank’s judgment.

“Subsidiary Guarantor” means each Subsidiary of Borrower that guaranties the Obligations.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Swap Obligations” of a Person means any and all obligations of such Person owing to Bank or its Affiliates, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.

“Target” means any Person or business unit or asset group of any Person acquired or proposed to be acquired in an Acquisition.

“Tax” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tax Receivable Agreement” means the Tax Receivable Agreement (as defined in Borrower’s Operating Agreement as in effect on the Closing Date).

“Tax Receivable Agreement Payments” means:

(i) so long as no Specified Event of Default shall have occurred and be continuing or would result therefrom, any amount required to be paid pursuant to the Tax Receivable Agreement; provided, that any such tax amounts shall be supported by reasonably detailed calculations delivered to Bank no later than three (3) Business Days prior to any such payment; and

(ii) any amount required to be paid pursuant to the Tax Receivable Agreement that is (A) supported by reasonably detailed calculations delivered to Bank no later than three (3) Business Days prior to any such payments and (B) made using cash contributed to Borrower by Holdings, or paid to Borrower by other parties to the Tax Receivables Agreement, in each case substantially concurrently with the making of such payments such that such payments result in no net cash outflow with respect to any Credit Party.

“Term SOFR” means the rate per annum determined by the Bank as the forward-looking term rate based on SOFR.

“Term SOFR Administrator” means CME Group Benchmark Administration Ltd. (or a successor administrator of Term SOFR).

“Term SOFR Administrator’s Website” means https://www.cmegroup.com/market-data/cme-group-benchmark-administration/term-sofr, or any successor source for Term SOFR identified as such by the Term SOFR Administrator from time to time.

“Term SOFR Base Rate” means, for the relevant Interest Period, the greater of (a) zero and (b) the Term SOFR rate quoted by the Bank from the Term SOFR Administrator’s Website or the applicable Bloomberg screen (or other commercially available source providing such quotations as may be selected by the Bank from time to time) (the “Screen”) for such Interest Period, which shall be the Term SOFR rate published two Business Days before the first day of such Interest Period (such Business Day, the “Determination Date”). If as of 5:00 p.m. (New York time) on any Determination Date, the Term SOFR rate has not been published by the Term SOFR Administrator or on the Screen, then the rate used will be that as published by the Term SOFR Administrator or on the Screen for the first preceding Business Day for which such rate was published on such Screen so long as such first preceding Business Day is not more than three Business Days prior to such Determination Date.

“Term SOFR Borrowing” means a Borrowing that bears interest at the applicable Term SOFR Rate.

“Term SOFR Loan” means a Loan that bears interest at the applicable Term SOFR Rate.

“Term SOFR Rate” means, for the relevant Interest Period, the sum of (a) the Term SOFR Base Rate applicable to such Interest Period, plus (b) the Applicable Spread.

“Test Period” means, on any date of determination, the period of four consecutive Fiscal Quarters then most recently ended (taken as one accounting period) for which financial statements have been (or were required to be) delivered pursuant to Section 6.1(a) or 6.1(b); provided that prior to the first date financial statements have been delivered pursuant to Section 6.1(a) or 6.1(b), the Test Period in effect shall be the four Fiscal Quarter period ended on or about September 30,

2024.

“Title IV Plan” means a pension plan subject to Title IV of ERISA, other than a Multiemployer Plan, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Trademarks” means, collectively, all trademarks (including service marks), logos, federal and state trademark registrations and applications made by any Credit Party, common law trademarks and trade names owned by or assigned to such Credit Party and all registrations and applications for the foregoing, including, without limitation, the registrations and applications listed in Schedule 5.15, together with any and all (a) rights and privileges arising under applicable Law with respect to such Credit Party’s use of any trademarks, (b) reissues, continuations, extensions and renewals thereof, (c) income, fees, royalties, damages and payments now and hereafter due and/or payable thereunder and with respect thereto, including, without limitation, damages, claims and payments for past, present or future infringements thereof, (d) rights corresponding thereto throughout the world, and (e) rights to sue for past, present and future infringements thereof.

“Type” means, with respect to any Borrowing, its nature as a Term SOFR Borrowing and with respect to any Loan, its nature as a Term SOFR Loan.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7702(a)(30) of the Code.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“UCP” means the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time).

“UETA” means the model Uniform Electronic Transactions Act (or, if enacted in the State of New York, such Act as so enacted), as amended from time to time, and any successor statute, and any regulations promulgated thereunder from time to time.

“Unbilled Account” means an Account arising from services rendered or goods sold for which an invoice, bill or statement has not yet been sent to an Account Debtor for payment.

“Unliquidated Obligations” means, at any time, any Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Obligation that is: (a) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (b) any other obligation (including any guarantee) that is contingent in nature at such time; or (c) an obligation to provide collateral to secure any of the foregoing types of obligations.

“Wholly-Owned Subsidiary” means any Subsidiary in which (other than directors’ qualifying shares required by Law) 100% of the Capital Stock, at the time as of which any determination is being made, is owned, beneficially and of record, by Borrower, or by one or more of the other Wholly-Owned Subsidiaries of Borrower, or both.

“Withholding Agent” means any Credit Party.

“Work” means any work which is subject to copyright protection pursuant to Title 17 of the United States Code.

1.2 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All of the uncapitalized terms in the Loan Documents which are now or hereafter defined under the UCC will, unless defined in the Loan Documents or the context indicates otherwise, have the meanings now or hereafter provided for in the UCC.

1.3 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if Borrower notifies Bank that Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if Bank notifies Borrower that Bank requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to in this Agreement shall be made, without giving effect to any election under Accounting Standards Codification 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Credit Party or any Subsidiary of any Credit Party at “fair value.” In addition, without limiting the foregoing, leases shall be classified and accounted for without giving effect to any change to lease accounting rules as a result of Financial Accounting Standards Board Account Standards Codification 842 (Leases). A breach of a financial covenant in Section 8 shall be deemed to have occurred as of any date of determination by Bank or as of the last day of any specified measurement period, regardless of when the financial statements reflecting such breach are delivered to Bank.

Notwithstanding anything to the contrary herein, all financial ratios and tests (including the Cash Flow Leverage Ratio, the Fixed Charge Coverage Ratio and the amount or percentage of EBITDA) contained in this Agreement that are calculated with respect to any relevant period during which any Subject Transaction occurs shall be calculated with respect to such period and such Subject Transaction on a Pro Forma Basis. Further, if since the beginning of any such period and on or prior to the date of any required calculation of any financial ratio or test (x) any Subject Transaction shall have occurred or (y) any Person that subsequently became a Subsidiary or was merged, amalgamated or consolidated with or into Borrower or any of its Subsidiaries since the beginning of such period shall have consummated any Subject Transaction, then, in each case, any applicable financial ratio or test shall be calculated on a Pro Forma Basis for such period as if such Subject Transaction had occurred at the beginning of the applicable Test Period (it being understood, for the avoidance of doubt, that solely for purposes of calculating quarterly compliance with Section 8, the date of the required calculation shall be the last day of such period, and no Subject Transaction occurring thereafter shall be taken into account).

For purposes of determining the permissibility of any action, change, transaction or event that by the terms of the Loan Documents requires a calculation of any financial ratio or test (including the Cash Flow Leverage Ratio, the Fixed Charge Coverage Ratio and the amount or percentage of EBITDA), such financial ratio or test shall be calculated at the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio or test occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.

1.4 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Stock at such time.

1.5 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time.

2. THE CREDITS.

2.1 Revolving Commitment. Subject to the terms and conditions set forth herein, Bank agrees to make Revolving Loans to Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in the Revolving Exposure exceeding the Revolving Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, Borrower may borrow, prepay and reborrow Revolving Loans.

2.2 Requests for Loans; Disbursements of Loans. To request a Loan, Borrower shall give the Bank irrevocable notice in the form of Exhibit 2.2 (a “Notice of Borrowing”), signed by a duly authorized Responsible Officer of Borrower (provided, however, that Bank may rely on the authority of any officer or employee of Borrower whom Bank in good faith believes to be authorized to request advances) and delivered by hand or (subject to Section 10.1.2) electronic communication, not later than 3:00 p.m., New York City time, two (2) Business Days before the date of the proposed Loan. Each such Notice of Borrowing shall be irrevocable. Each such Notice of Borrowing shall specify the following information:

(a) the aggregate amount of the requested Loan and a breakdown of the separate wires comprising such Loan;

(b) the initial Interest Period to be applicable thereto; and

(c) the date of such Borrowing, which shall be a Business Day.

If no Interest Period is specified with respect to any requested Borrowing, then Borrower shall be deemed to have selected an Interest Period of one month’s duration. Any failure on behalf of Borrower to comply with the provisions of this Section 2.2 shall not in any manner affect the obligation of Borrower to repay such Loan in accordance with the terms of this Agreement. Borrower irrevocably authorizes Bank to make all disbursements of Loans into a non-interest bearing, DDA operating account maintained by Borrower at Bank and designated for such purpose (including any successor account(s) thereto, the “Operating Account”) that will be structured and utilized for that purpose in accordance with Bank’s policies and procedures from time to time in effect. Unless other arrangements are made with, and expressly agreed to by, Bank (e.g., disbursements of Revolving Loans by wire transfer), all advances of the Revolving Loans, if made by Bank, will be credited to the Operating Account at the end of the applicable Business Day on which the advance is made. Each request submitted by Borrower for a new Loan via wire transfer of funds must be initiated with Bank’s wire transfer department (or by telephone or on-line functions made available by Bank’s wire transfer department from time to time) via a duly completed and signed outgoing wire transfer form (or any replacement form promulgated by Bank).

2.3 Letters of Credit.

2.3.1 General. Subject to the terms and conditions set forth herein, Borrower may request Bank, to issue (and Bank agrees to issue), at any time and from time to time from the Closing Date until the Maturity Date, Letters of Credit denominated in Dollars for its own account or, subject to Section 2.3.10, the account of any of its Subsidiaries in such form as is acceptable to Bank in its reasonable determination.

2.3.2 Notice of Issuance, Extension or Other Amendment.

(1) To request the issuance of a Letter of Credit, Borrower shall deliver (or transmit by electronic communication, if arrangements for doing so have been approved by Bank) to Bank (reasonably in advance of the requested date of issuance) a notice requesting the issuance of a Letter of Credit and specifying the requested date of issuance (which shall be a Business Day), the purpose and nature of the requested Letter of Credit, and such other information as is necessary (in the reasonable discretion of Bank) to prepare such Letter of Credit. If requested by Bank, Borrower also shall submit a letter of credit application and reimbursement agreement on Bank’s standard form. In the event of any conflict or inconsistency between this Agreement and any form of letter of credit application and reimbursement agreement or other agreement submitted by Borrower to, or entered into by Borrower with, Bank relating to any Letter of Credit issued pursuant hereto, the terms and conditions of this Agreement shall control.

(2) If Borrower so requests in any notice requesting the issuance of a Letter of Credit, Bank may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Evergreen Letter of Credit”). Each Evergreen Letter of Credit shall permit Bank to prevent automatic extension at least once in each one-year period by giving prior notice of non-extension to the beneficiary not later than a day (the “Non-Extension Notice Date”) in each one-year period to be agreed upon by Borrower or the beneficiary and Bank at the time such Letter of Credit is issued. Unless otherwise directed by Bank, Borrower shall not be required to make a specific request to Bank for any such extension with respect to an Evergreen Letter of Credit. Any request to extend the then-current expiration date of a Letter of Credit that is not an Evergreen Letter of Credit shall be made by Borrower within 45 days before the then-current expiration date of such Letter of Credit.

(3) If Borrower desires to request an increase, decrease or other amendment to a Letter of Credit (other than requests to extend the then-current expiration date), Borrower shall deliver (or transmit by electronic communication, if arrangements for doing so have been approved Bank) to Bank (reasonably in advance of the requested date of such amendment) a notice requesting the amendment of such Letter of Credit and specifying the requested date of amendment (which shall be a Business Day), the purpose and nature of the requested amendment, and such other information as is necessary (in the reasonable discretion of Bank) to amend such Letter of Credit. If requested by Bank, Borrower also shall submit a letter of credit amendment application on Bank’s standard form and execute and deliver such other agreements, instruments and documents relating to such amendment as may be requested by Bank.

2.3.3 Limitation on Amounts, Issuance and Amendment.

(1) A Letter of Credit shall be issued, extended or otherwise amended only if (and upon the effectiveness of such transaction, Borrower shall be deemed to represent and warrant that), after giving effect to such transaction, (A) the aggregate L/C Obligations do not exceed the L/C Sublimit and (B) the total Revolving Exposure does not exceed the total Revolving Commitment.

(2) Bank shall not be under any obligation to issue any Letter of Credit if:

(a) (1) any order, judgment or decree of any Governmental Authority or arbitrator by its terms purports to enjoin or restrain Bank from issuing such Letter of Credit or requests that Bank refrain from issuing such Letter of Credit, (2) any

Law applicable to Bank prohibits the issuance of letters of credit generally or such Letter of Credit in particular, or (3) any such order, judgment, decree, or Law imposes upon Bank with respect to such Letter of Credit any restriction, reserve or capital or liquidity requirement (for which Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or imposes upon Bank any unreimbursed loss, cost or expense that was not applicable on the Closing Date;

(b) the issuance of such Letter of Credit would violate one or more policies of Bank applicable to letters of credit generally; or

(c) except as otherwise agreed by Bank, such Letter of Credit is in an initial amount less than $100,000.

2.3.4 Expiration Date. Each Letter of Credit shall have a stated expiration date no later than the earlier of (i) one year after the date of the issuance of such Letter of Credit (or, for any Letter of Credit that has been extended, whether automatically or by amendment, one year after the then-current expiration date of such Letter of Credit), unless otherwise agreed by Bank, and (ii) five Business Days before the Maturity Date; provided that the expiry date of a Letter of Credit may be up to one year later than the Maturity Date if Borrower has posted on or before the Maturity Date Cash Collateral in the L/C Collateral Account on terms satisfactory to Bank in an amount equal to 103% of the L/C Obligations with respect to such Letter of Credit.

2.3.5 Reimbursement. If Bank makes any L/C Disbursement, Borrower shall reimburse Bank by paying to Bank an amount equal to such L/C Disbursement not later than 12:00 noon (New York City time) on (i) the Business Day of the notice from Bank described in Section 2.3.7, if such notice is given before 10:00 a.m. (New York City time), or (ii) the Business Day immediately following the date of such notice, if such notice is given at or after 10:00 a.m. (New York City time). Subject to the terms and conditions of this Agreement, including without limitation Section 3.2, Borrower may request a Loan to reimburse an L/C Disbursement.

2.3.6 Obligations Absolute. Borrower’s obligation to reimburse L/C Disbursements as provided in Section 2.3.5 is absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (1) any lack of validity or enforceability of this Agreement or any Letter of Credit, or any term or provision herein or therein, (2) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement in such draft or other document being untrue or inaccurate in any respect, (3) payment by Bank against presentation of a draft or other document that does not comply with the terms of the relevant Letter of Credit, or (4) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.3.6, constitute a legal or equitable discharge of, or provide a right of setoff against, Borrower’s obligations hereunder. None of Bank and its Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, document, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation, or any consequence arising from causes beyond the control of Bank; provided that the foregoing shall not be construed to excuse Bank from liability to Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by Borrower to the extent permitted by applicable Law) suffered by Borrower that are caused by Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. In the absence of gross negligence or willful misconduct on the part of Bank (as determined by a final, non-appealable judgment from a court of competent jurisdiction), Bank shall be deemed to have exercised care in each such determination. Without limitation of the foregoing, Bank may:

(1) replace a purportedly lost, stolen, or destroyed original Letter of Credit or amendment thereto with a replacement marked as such or waive a requirement for its presentation;

(2) accept documents that appear on their face to be in substantial compliance with a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and make payment upon presentation of documents that appear on their face to be in substantial compliance with such Letter of Credit (even if not in strict compliance with such Letter of Credit) and without regard to any non-documentary condition in such Letter of Credit; and

(3) in its sole discretion decline to accept documents presented under a Letter of Credit and to make such payment if such documents are not in strict compliance with such Letter of Credit.

This Section 2.3.6 shall establish the standard of care to be exercised by Bank when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable Law, any standard of care stricter than the foregoing). Without limiting the foregoing, none of Bank and its Related Parties shall have any liability or responsibility by reason of (x) any presentation that includes forged or fraudulent documents or that is otherwise affected by the fraudulent, bad faith, or illegal conduct of the beneficiary or any other Person, (y) Bank declining to take up documents and make payment (A) against documents that are fraudulent or forged or for other reasons by which Bank is entitled not to honor a Letter of Credit or (B) following Borrower’s waiver of discrepancies with respect to such documents or request for honor of such documents, or (z) Bank retaining proceeds of a Letter of Credit based on an apparently applicable attachment order, blocking regulation, or third-party claim notified to such Bank. Bank shall not be responsible to Borrower for, and Bank’s rights and remedies against Borrower shall not be impaired by, any action or inaction of Bank required or permitted under any Law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including (I) the Laws or any order of a jurisdiction where Bank or the beneficiary is located or (II) the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the International Chamber of Commerce Banking Commission, the Bankers Association for Finance and Trade (BAFT), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such Laws or practice rules.

2.3.7 Disbursement Procedures. Bank shall, for any Letter of Credit, within the time allowed by applicable Laws or the Letter of Credit, examine all documents purporting to represent a demand for payment under such Letter of Credit. If Bank has made or will make an L/C Disbursement in respect of such Letter of Credit, Bank shall promptly after such examination notify Borrower of such L/C Disbursement. Such notice need not be given prior to payment by Bank, and any failure or delay in giving such notice shall not relieve Borrower of its obligation to reimburse Bank with respect to such L/C Disbursement.

2.3.8 Interim Interest. If Bank makes any L/C Disbursement, then, unless Borrower reimburses such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that Borrower reimburses such L/C Disbursement, at the rate per annum then applicable to Loans.

2.3.9 Cash Collateralization. Borrower shall, upon the request of Bank and until the later of the Maturity Date and the date on which no L/C Obligations are outstanding, maintain a special collateral account pursuant to arrangements satisfactory to Bank (the “L/C Collateral Account”), in the name of Borrower but under the sole dominion and control of Bank. Borrower hereby pledges, assigns and grants to Bank a security interest in all of Borrower’s right, title and interest in and to all funds from time to time on deposit in the L/C Collateral Account to secure the prompt and complete payment and performance of the Obligations.

2.3.10 Letters of Credit Issued for Account of Subsidiaries. Notwithstanding that a Letter of Credit is in support of any obligations of, or is for the account of, a Subsidiary, Borrower shall be obligated as a primary obligor to reimburse Bank for all drawings under such Letter of Credit and irrevocably waives any defenses that might otherwise be available to it as a guarantor or surety of obligations of such Subsidiary. Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of Borrower and that Borrower’s business derives substantial benefits from the businesses of such Subsidiaries. To the extent that any Letter of Credit is issued for the account of any Subsidiary that is not a Guarantor, Borrower agrees that (i) such Subsidiary has no rights against Bank, (ii) Borrower is responsible for the obligations in respect of such Letter of Credit under the Loan Documents and any relevant application or reimbursement agreement, (iii) Borrower has sole right to give instructions and make agreements with respect to the Letter of Credit and the disposition of documents related thereto, and (iv) Borrower has all powers and rights in respect of any security arising in connection with the Letter of Credit and the transaction related thereto. Borrower shall, at the request of Bank, cause such Subsidiary to execute and deliver an agreement confirming the immediately preceding sentence and acknowledging that such Subsidiary is bound thereby.

2.4 Termination of Revolving Commitment.

2.4.1 Unless previously terminated, the Revolving Commitment shall terminate on the Maturity Date.

2.4.2 Borrower may at any time terminate the Revolving Commitment upon (a) the payment in full of all outstanding Loans, together with accrued and unpaid interest thereon and on any Letters of Credit, (b) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to Bank of Cash Collateral (or at the discretion of Bank a backup standby letter of credit satisfactory to Bank) equal to 103% of the L/C Obligations as of such date), (c) the payment in full of the accrued and unpaid fees, and (d) the payment in full of all reimbursable expenses and other Obligations (other than Unliquidated Obligations) then owing together with accrued and unpaid interest thereon.

2.4.3 Borrower shall notify Bank of any election to terminate the Revolving Commitment under Section 2.4.2 at least ten (10) Business Days prior to the effective date of such termination, specifying such election and the effective date thereof. Each notice delivered by Borrower pursuant to this Section 2.4.3 shall be irrevocable; provided that a notice of termination of the Revolving Commitment delivered by Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or other transactions, in which case such notice may be revoked by Borrower (by notice to Bank on or prior to the specified effective date) if such condition is not satisfied. Any termination of the Revolving Commitment shall be permanent.

2.5 Repayment of Loans; Evidence of Debt.

2.5.1 Borrower hereby unconditionally promises to pay to Bank the then unpaid principal amount of each Revolving Loan, together with accrued and unpaid interest thereon and on any Letters of Credit, on the Maturity Date.

2.5.2 Bank shall maintain accounts in which it shall record (a) the amount of each Loan made hereunder and (b) the amount of any principal or interest due and payable or to become due and payable from Borrower to Bank hereunder.

2.5.3 The entries made in the accounts maintained pursuant to Section 2.5.2 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of Bank to maintain such accounts or any error therein shall not in any manner affect the obligation of Borrower to repay the Loans in accordance with the terms of this Agreement.

2.5.4 Bank may request that Loans made by it be evidenced by a promissory note. In such event, Borrower shall prepare, execute and deliver to Bank a promissory note payable to the order of Bank (or, if requested by Bank, to Bank and its registered assigns) and in a form approved by Bank.

2.6 Prepayment of Loans.

2.6.1 Borrower shall have the right at any time and from time to time to prepay any Loan in whole or in part, subject to prior notice in accordance with Section 2.6.5.

2.6.2 If and when the Revolving Exposure exceeds the Revolving Commitment, Borrower shall immediately prepay the Revolving Loans and/or Cash Collateralize L/C Obligations in an aggregate amount equal to such excess.

2.6.3 If and when any Net Proceeds are received by or on behalf of any Credit Party in respect of any Prepayment Event, Borrower shall, promptly, and in any event within one (1) Business Day after such Net Proceeds are received by any Credit Party, prepay the Obligations as set forth in Section 2.6.4 in an aggregate amount equal to 100% of such Net Proceeds.

2.6.4 All such amounts pursuant to Sections 2.6.2 and 2.6.3 shall be applied to prepay the Revolving Loans without a corresponding reduction in the Revolving Commitment and thereafter (in the case of Section 2.6.2) to Cash Collateralize outstanding L/C Obligations.

2.6.5 Borrower shall notify Bank by telephone (confirmed in writing) of any prepayment hereunder not later than 3:00 p.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Loan or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitment as contemplated by Section 2.4, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.4. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.8.

2.7 Fees.

2.7.1 Borrower agrees to pay to Bank a commitment fee, which shall accrue at the rate of 0.25% per annum on the average daily amount of Availability during the period from and including the Closing Date to the date on which the Obligations are paid in full and the Revolving Commitment terminates. Accrued commitment fees shall be payable in arrears on the first day of each calendar quarter and on the date on which the Revolving Commitment terminates, commencing on the first such date to occur after the Closing Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

2.7.2 Borrower agrees to pay to Bank a Letter of Credit fee with respect to each outstanding Letter of Credit (the “L/C Fee”) on the daily maximum amount then available to be drawn under such Letter of Credit, which shall accrue at a rate per annum equal to the Applicable Spread in effect from time to time during the period from and including the Closing Date to and including the later of the Maturity Date and the date on which Bank ceases to have any L/C Obligations. Accrued L/C Fees shall be payable in arrears on the first day of each calendar quarter and on the date on which the Revolving Commitment terminates, commencing on the first such date to occur after the Closing Date, and on the Maturity Date; provided that any such fees accruing after the Maturity Date shall be payable on demand. L/C Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

2.7.3 Borrower agrees to pay to Bank, with respect to each Letter of Credit, Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Such fees shall be payable to Bank within 10 days after demand.

2.7.4 Borrower will pay to Bank all fees due and payable under the Fee Letter, dated as of the date hereof, between Borrower and Bank.

2.7.5 All fees payable hereunder shall be paid on the dates due, in immediately available funds, to Bank. Fees paid shall not be refundable under any circumstances.

2.8 Interest.

2.8.1 Each Loan shall bear interest on the outstanding principal amount thereof from the first day of the Interest Period applicable thereto to the last day of such Interest Period at the Term SOFR Rate applicable to such Loan based upon Borrower’s selections under Section 2.8.5.

2.8.2 Notwithstanding the foregoing, immediately upon the occurrence and continuance of an Event of Default under Section 9.1(f) or (g), or at Bank’s discretion upon the occurrence and continuance of any other Event of Default, (a) all Loans shall bear interest at 2% plus the rate otherwise applicable to such Loans as provided in Section 2.8.1 and/or (b) in the case of any other amount outstanding hereunder and then due and payable, such amount shall accrue at 2% plus the rate applicable to such fee or other obligation as provided hereunder (in each case, the “Default Rate”).

2.8.3 Interest is payable in arrears (x) on the first day of each calendar quarter to occur after the Closing Date, (y) on the date of any prepayment on the amount prepaid, and (z) on the date the final payment of principal occurs hereunder (including, without limitation, on the date on which the Revolving Commitment terminates); provided that interest accrued pursuant to Section 2.8.2 shall be payable on demand.

2.8.4 All interest hereunder shall be computed on the basis of a year of 360 days, and shall be payable for the actual number of days elapsed.

2.8.5 Each Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing delivered to Bank, and shall have an initial Interest Period as specified in such Notice of Borrowing. Thereafter, Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and may elect Interest Periods therefor, all as provided in this Section 2.8.5. To make an election pursuant to this Section 2.8.5, Borrower shall give the Bank irrevocable notice in the form of Exhibit 2.8 (a “Conversion/Continuation Notice”), signed by a duly authorized Responsible Officer of the Borrower and delivered by hand or (subject to Section 10.1.2) electronic communication by the time that a Notice of Borrowing would be required under Section 2.2 if Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable. Each Interest Election Request shall specify the following information in compliance with Section 2.2:

(a) the Borrowing to which such Interest Election Request applies;

(b) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day; and

(c) the Interest Period to be applicable thereto after giving effect to such election.

If any such Conversion/Continuation Notice does not specify an Interest Period, then Borrower shall be deemed to have selected an Interest Period of one month’s duration.

2.9 Alternate Rate of Interest. If Bank has determined in its sole discretion that (i) the administrator of Term SOFR, or any relevant agency or authority for such administrator of Term SOFR (or any substitute index which replaces Term SOFR (Term SOFR or such replacement, the “Benchmark”)), has announced that such Benchmark will no longer be provided, (ii) any relevant agency or authority has announced that such Benchmark is no longer representative, or (iii) any similar circumstance exists such that such Benchmark has become permanently unavailable or ceased to exist, Bank will (x) replace such Benchmark with a replacement rate or (y) if any such circumstance applies to fewer than all tenors of such Benchmark used for determining an interest period hereunder, discontinue the availability of the affected interest periods. In the case of Term SOFR, such replacement rate will be Daily Simple SOFR. In the case of the replacement of a rate other than Term SOFR, Bank may add a spread adjustment selected by Bank, taking into consideration any selection or recommendation of a replacement rate by any relevant agency or authority, and evolving or prevailing market practice. In connection with the selection and implementation of any such replacement rate, Bank may make any technical, administrative or operational changes that Bank decides may be appropriate to reflect the adoption and implementation of such replacement rate. Without limitation of the foregoing, in the case of a transition to Daily Simple SOFR, Bank will remove any option to select another rate that may change or is reset on a daily basis, including, without limitation, Bank’s prime rate. Bank does not warrant or accept any responsibility for the administration or submission of, or any other matter related to, Term SOFR or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation whether any such alternative, successor or replacement rate will have the same value as, or be economically equivalent to, Term SOFR.

2.10 Increased Costs.

2.10.1 If any Change in Law shall:

(a) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, Bank (except any such reserve requirement reflected in the Term SOFR Rate);

(b) subject Bank to any Taxes (other than Indemnified Taxes and Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(c) impose on Bank or the applicable interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by Bank or any Letter of Credit;

and the result of any of the foregoing shall be to increase the cost to Bank of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to Bank of issuing or maintaining any Letter of Credit (or of maintaining its obligation to issue any Letter of Credit) or to reduce the amount of any sum received or receivable by Bank hereunder (whether of principal, interest or any other amount), then, upon request of Bank, Borrower will pay to Bank such additional amount or amounts as will compensate Bank for such additional costs incurred or reduction suffered.

2.10.2 If Bank determines that any Change in Law affecting Bank or any lending office of Bank or Bank’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on Bank’s capital or on the capital of Bank’s holding company, if any, as a consequence of this Agreement, the Revolving Commitment of Bank, or the Loans made by, or Letters of Credit issued by, Bank, to a level below that which Bank or Bank’s holding company could have achieved but for such Change in Law (taking into consideration Bank’s policies and the policies of Bank’s holding company with respect to capital adequacy), then from time to time Borrower will pay to Bank such additional amount or amounts as will compensate Bank or Bank’s holding company for any such reduction suffered.

2.10.3 A certificate of Bank setting forth the amount or amounts necessary to compensate Bank or its holding company, as the case may be, as specified in Section 2.12.1 or 2.12.2 and delivered to Borrower shall be conclusive absent manifest error. Borrower shall pay Bank the amount shown as due on any such certificate within 10 days after receipt thereof; provided, that, notwithstanding anything to the contrary in this Section 2.10, it shall be a condition to Bank’s exercise of its rights, if any, under this Section 2.10 that Bank shall generally be exercising its rights with respect to similarly situated borrowers under similar provisions in comparable credit facilities to which it is a party to the extent contractually permitted to do so and allowed to do so under applicable law.

2.10.4 Failure or delay on the part of Bank to demand compensation pursuant to this Section 2.10 shall not constitute a waiver of Bank’s right to demand such compensation; provided that Borrower shall not be required to compensate Bank pursuant to this Section 2.10 for any increased costs incurred or reductions suffered more than nine months prior to the date that Bank notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

2.11 Taxes.

2.11.1 Any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.11) Bank receives an amount equal to the sum it would have received had no such deduction or withholding been made.

2.11.2 The applicable Credit Party shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of Bank timely reimburse it for the payment of, any Other Taxes.

2.11.3 The Credit Parties shall, jointly and severally, indemnify Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.11) payable or paid by Bank or required to be withheld or deducted from a payment to Bank and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by Bank shall be conclusive absent manifest error.

2.11.4 As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority, such Credit Party shall deliver to Bank the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Bank.

2.11.5 If Bank determines in its sole discretion exercised in good faith that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.11 (including by the payment of additional amounts pursuant to this Section 2.11), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.11 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of Bank and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of Bank, shall repay to Bank the amount paid over pursuant to this Section 2.11.5 (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) if Bank is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.11.5, in no event will Bank be required to pay any amount to an indemnifying party pursuant to this Section 2.11.5 the payment of which would place Bank in a less favorable net after-Tax position than Bank would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.11.5 shall not be construed to require Bank to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

2.11.6 Status of Bank

(a) If Bank is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, Bank shall deliver to Borrower, at the time or times reasonably requested by Borrower, such properly completed and executed documentation reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, Bank, if reasonably requested by Borrower, shall deliver such other documentation prescribed by applicable Law or reasonably requested by Borrower as will enable Borrower to determine whether or not Bank is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (b)(i), (b)(ii) and (b)(iv) of this Section 2.11.6) shall not be required if in Bank’s reasonable judgment such completion, execution or submission would subject Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of Bank.

(b) Without limiting the generality of the foregoing,

(i) if Bank is a U.S. Person, Bank shall deliver to Borrower on or about the date on which Bank becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed copies of IRS Form W-9 certifying that Bank is exempt from U.S. federal backup withholding tax;

(ii) if Bank is not a U.S. Person, Bank shall, to the extent it is legally entitled to do so, deliver to Borrower (in such number of copies as shall be requested by Borrower) on or about the date on which Borrower becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of Borrower), whichever of the following is applicable:

(1) if Bank is claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) if Bank is claiming the benefits of the exemption for portfolio interests under Section 881(c) of the Code, (x) a certificate to the effect that Bank is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4) if Bank is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W‑8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if Bank is a partnership and one or more direct or indirect partners of Bank are claiming the portfolio interest exemption, such Bank may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(c) Bank shall, to the extent it is legally entitled to do so, deliver to Borrower (in such number of copies as shall be requested by Borrower) on or about the date on which Bank becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit Borrower to determine the withholding or deduction required to be made; and

(d) if a payment made to Bank under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), Bank shall deliver to Borrower at the time or times prescribed by law and at such time or times reasonably requested by Borrower such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower as may be necessary for Borrower to comply with its obligations under FATCA and to determine that Bank has complied with its obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (d), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

2.12 Payments Generally; Allocation of Proceeds.

2.12.1 Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of L/C Disbursements, or of amounts payable under Section 2.10 or 2.11, or otherwise) prior to 3:00 p.m., New York City time, on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of Bank, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to Bank at the address for payment specified in writing by Bank to Borrower, except that payments pursuant to Sections 2.10 and 10.3 shall be made directly to the Persons entitled thereto. Bank shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

2.12.2 Any proceeds of Collateral received by Bank (a) prior to the occurrence and continuance of an Event of Default, which proceeds do not constitute either (i) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by Borrower) or (ii) a mandatory prepayment (which shall be applied in accordance with Section 2.6) or (b) after the occurrence and continuance of an Event of Default and Bank so elects, shall be applied to the Obligations in the order or manner as Bank may, from time to time, in each instance determine in its sole discretion. Bank shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations.

2.12.3 At the election of Bank, all payments of principal, interest, L/C Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 10.3), and other sums payable under the

Loan Documents, may be paid from the proceeds of Loans whether made following a request by Borrower pursuant to Section 2.2 or a deemed request as provided in this Section 2.12.3 or may be deducted from any deposit account of Borrower maintained with Bank. Borrower hereby irrevocably authorizes (a) Bank to make a Loan for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans and shall be deemed to have been requested pursuant to Section 2.2, and (b) Bank to charge any deposit account of Borrower maintained with Bank for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.

2.13 Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations, Bank is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by Bank. The provisions of this Section 2.13 shall be and remain effective notwithstanding any contrary action which may have been taken by Bank in reliance upon such payment or application of proceeds. The provisions of this Section 2.13 shall survive the termination of this Agreement.

3. CONDITIONS PRECEDENT.

3.1 Closing Date Conditions. The obligation of Bank to make Credit Extensions shall not become effective until the date on which the following conditions are satisfied in a manner satisfactory to Bank:

(a) Loan Documents. Bank shall have received on or before the Closing Date all of the agreements, documents, instruments and other items set forth on the closing checklist attached hereto as Exhibit 3.1, each in form and substance reasonably satisfactory to Bank and duly executed by the parties thereto.

(b) Repayment of Prior Indebtedness; Satisfaction of Outstanding Letters of Credit. (i) Bank shall have received a fully executed pay-off letter reasonably satisfactory to Bank confirming that all Prior Indebtedness will be repaid in full from the proceeds of the initial Loans and all Liens upon any of the Property of the Credit Parties or any of their Subsidiaries in favor of Prior Lenders shall be terminated by Prior Lenders immediately upon such payment; and (ii) all letters of credit issued or guaranteed as part of such Prior Indebtedness shall have been cash collateralized or supported by a Letter of Credit issued pursuant hereto, as mutually agreed upon by Bank, Borrower and the holders of such Prior Indebtedness.

(c) Approvals. Bank shall have received (i) satisfactory evidence that the Credit Parties have obtained all required consents and approvals of all Persons including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby, or (ii) an officer’s certificate in form and substance reasonably satisfactory to Bank affirming that no such consents or approvals are required.

(d) Payment of Fees. Borrower shall have paid the fees required to be paid on the Closing Date, and shall have reimbursed Bank for all fees, costs and expenses of closing presented as of the Closing Date.

(e) [Reserved].

(f) [Reserved].

(g) KYC Information.

(i) Upon the reasonable request of Bank made at least 10 days prior to the Closing Date, Borrower must have provided to Bank the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act, in each case at least five days prior to the Closing Date.

(ii) At least five days prior to the Closing Date, if Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, Borrower must deliver a Beneficial Ownership Certification in relation to Borrower.

3.2 Conditions to Each Extension of Credit. The obligation of Bank to make any Credit Extension is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Credit Parties set forth in this Agreement shall be true and correct on and as of the date of such Credit Extension, except for any representation or warranty that expressly relates to an earlier date (in which event such representation or warranty shall be true and correct on and as of such earlier date).

(b) At the time of and after giving effect to such Credit Extension, no Default shall have occurred and be continuing.

(c) After giving effect to any Credit Extension, Availability is not less than zero.

Each Credit Extension shall be deemed to constitute a representation and warranty by the Credit Parties on the date thereof as to the matters specified in Section 3.2(a), (b) and (c).

4. COLLATERAL.

4.1 Grant of Security Interest. As security for the full, prompt and complete payment and performance by each Credit Party of the Obligations, each Credit Party hereby grants to, and creates in favor of, Bank a continuing security interest in, and Lien on, all of such Credit Party’s rights, titles and interests in and to all of the following (collectively, the “Collateral”):

(a) all of such Credit Party’s Accounts, chattel paper, deposit accounts,

documents, Equipment, fixtures, instruments, Inventory, investment property, general intangibles, goods, and letter-of-credit rights;

(b) all of such Credit Party’s rights, titles and interests in and to the commercial tort claims listed, or required to be listed, in Schedule 5.25;

(c) all of such Credit Party’s rights, titles and interests in and to the Intellectual Property Collateral;

(d) without limiting the description of the property or any rights or interests in the property described above in this definition of Collateral, all of such Credit Party’s rights, titles and interests in and to (i) all of such Credit Party’s money, cash, and other funds; (ii) all attachments, accessions, parts and appurtenances to, all substitutions for, and all replacements of any and all of such Credit Party’s Equipment, fixtures and other goods; (iii) all of such Credit Party’s agreements, as-extracted collateral, tangible chattel paper, electronic chattel paper, health-care-insurance receivables, leases, lease contracts, lease agreements, payment intangibles, proceeds of letters of credit, promissory notes, records, and software; and (iv) all of such Credit Party’s franchises, customer lists, insurance refunds, insurance refund claims, tax refunds, tax refund claims, pension plan refunds, pension plan reversions, patents, patent applications, service marks, service mark applications, trademarks, trademark applications, trade names, domain names, trade secrets, goodwill, copyrights, copyright applications, and licenses;

(e) all supporting obligations;

(f) all of the products and proceeds of all of the foregoing described property and interests in property, including cash proceeds and noncash proceeds, and including proceeds of any insurance, whether in the form of original collateral or any of the property or rights or interests in property described above in this definition of Collateral; and

(g) all of the foregoing, whether now owned or existing or hereafter acquired or arising, or in which such Credit Party now has or hereafter acquires any rights, titles or interests.

Notwithstanding the foregoing, Collateral shall not include Excluded Property, and the representations and covenants set forth in Section 4 of this Agreement in relation to the assets of the Credit Parties shall not apply to any Excluded Property.

4.2 Perfection of Bank’s Security Interest; Duty of Care.

4.2.1 Until the termination of this Agreement, each Credit Party shall perform any and all steps and take all actions reasonably requested by Bank from time to time to perfect, maintain, protect, and enforce Bank’s security interest in, and Lien on, the Collateral, including (a) executing and delivering all appropriate documents and instruments as Bank may determine are necessary or desirable to perfect, preserve, or enforce Bank’s interest in the Collateral, including financing statements, all in form and substance satisfactory to Bank, (b) delivering and endorsing to Bank any warehouse receipts or other documents of title covering that portion of the

Collateral with a value in excess of $1,000,000 which may be located in warehouses and in respect of which warehouse receipts are issued, (c) upon the occurrence and the continuance of any Event of Default, transferring Inventory to warehouses approved by Bank, (d) placing notations on such Credit Party’s books of account to disclose Bank’s security interest and Lien therein, and (e) taking such other steps and actions as deemed reasonably necessary or desirable by Bank to perfect and enforce Bank’s security interest in, and Lien on, and other rights and interests in, the Collateral; provided, that in no event shall any Credit Party be required to enter into Collateral Documents governed by foreign law or otherwise take any action under such foreign law to perfect any Lien upon Collateral pursuant to such foreign law if the value of such foreign Collateral is less than (1) $5,000,000 in the aggregate for all such Collateral located in any individual foreign jurisdiction or (2) $15,000,000 in the aggregate for all such Collateral located in all foreign jurisdictions; provided, further, that no Credit Party shall be required to cause any bank or other financial institution at which it maintains an Excluded Account to enter into a Control Agreement with respect to such Excluded Account.

4.2.2 Each Credit Party hereby irrevocably authorizes Bank at any time and from time to time to file in any filing office in any jurisdiction any initial financing statements and amendments thereto that (a) indicate the Collateral (i) as all assets of such Credit Party, whether now owned or hereafter acquired or arising, and all proceeds and products thereof, or (ii) as being of an equal or lesser scope or with greater detail, and (b) provide any other information required by Part 5 of Article 9 of the UCC or any other applicable Law for the sufficiency or filing office acceptance of any financing statement or amendment, including whether such Credit Party is an organization, the type of organization and any organizational identification number issued to such Credit Party. Each Credit Party hereby irrevocably authorizes Bank at any time and from time to time to correct or complete, or to cause to be corrected or completed, any financing statements, continuation statements or other such documents as have been filed naming such Credit Party as debtor and Bank as secured party. Each Credit Party agrees to furnish any such information to Bank promptly upon request. At Bank’s request, each Credit Party will execute notices appropriate under any applicable Requirement of Law that Bank deems desirable to evidence, perfect, or protect its security interest in and other Liens on the Collateral in such form(s) as are satisfactory to Bank. Each Credit Party will pay the cost of filing all financing statements and other notices in all public offices where filing is deemed by Bank to be necessary or desirable to perfect, protect or enforce the security interest and Lien granted to Bank hereunder. A carbon, photographic, photostatic or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement. Bank is hereby authorized to give notice to any creditor, landlord or any other Person as may be necessary or desirable under applicable Laws to evidence, protect, perfect, or enforce the security interest and Lien granted to Bank in the Collateral.

4.2.3 To protect, perfect, or enforce, from time to time, Bank’s rights or interests in the Collateral, Bank may, in its discretion (but without any obligation to do so), (a) discharge any Liens (other than Permitted Liens so long as no Event of Default has occurred) at any time levied or placed on the Collateral, (b) pay any insurance to the extent the Credit Parties have failed to timely pay the same, (c) maintain guards where any Collateral is located if an Event of Default has occurred and is continuing, and (d) obtain any record from any service bureau and pay such service bureau the cost thereof. All costs and expenses incurred by Bank in exercising its discretion under this Section 4.2.3 will be part of the Obligations, payable on Bank’s demand and secured by the Collateral.

4.2.4 Bank shall have no duty of care with respect to the Collateral except that Bank shall exercise reasonable care with respect to the Collateral in Bank’s custody. Bank shall be deemed to have exercised reasonable care if (a) such property is accorded treatment substantially equal to that which Bank accords its own property, or (b) Bank takes such action with respect to the Collateral as Borrower shall reasonably request in writing. Bank will not be deemed to have, and nothing in this Section 4.2.4 may be construed to deem that Bank has, failed to exercise reasonable care in the custody or preservation of Collateral in its possession merely because either (i) Bank failed to comply with any request of any Credit Party or (ii) Bank failed to take steps to preserve rights against any Persons in such property. Each Credit Party agrees that Bank has no obligation to take steps to preserve rights against any prior parties.

4.2.5 At any time and from time to time during the continuance of an Event of Default, Bank, in its own name or in the name of others, may periodically communicate with each Credit Party’s Account Debtors, customers and other obligors to verify with them, to Bank’s satisfaction, the existence, amount and terms of any sums owed by such Account Debtors, customers or other obligors to such Credit Party and the nature of any such Account Debtor’s, customer’s or other obligor’s relationship with such Credit Party.

4.2.6 [Reserved].

4.2.7 With respect to any of the Collateral with a value in excess of $1,000,000 for which control of such Collateral is a method of perfection under the UCC, including all of any Credit Party’s rights, titles and interests in deposit accounts, investment property, electronic chattel paper and letter-of-credit rights, and without limiting the obligations of such Credit Party under the provisions of Sections 4.2.8, 4.2.9, and 4.2.10, such Credit Party will, on Bank’s request, cause to be executed by each Person that Bank determines is appropriate, a control agreement in a form acceptable to Bank; provided, however, that notwithstanding the foregoing, (x) perfection requirements in respect of deposit, securities, commodity and similar accounts shall be governed by Section 6.11, and (y) all Capital Stock of Subsidiaries of the Borrower (other than Excluded Capital Stock) is required to be subject to a perfected Lien in favor of Bank pursuant to the requirements of Section 4.

4.2.8 If any Credit Party shall at any time hold or acquire any promissory notes or tangible chattel paper, such Credit Party shall forthwith indorse, assign and deliver the same to Bank, accompanied by such instruments of transfer or assignment duly executed in blank as Bank may from time to time specify.

4.2.9 If any Credit Party at any time holds or acquires an interest in any electronic chattel paper or any “transferable record,” as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, such Credit Party shall promptly notify Bank thereof and, at the request and option of Bank, shall take such action as Bank may reasonably request to vest in Bank control, under Section 9-105 of the UCC, of such electronic chattel paper or control under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record.

4.2.10 If any Credit Party is at any time a beneficiary under a letter of credit now or hereafter, such Credit Party shall promptly (but, in any event, no later than the next Quarterly Reporting Date) notify Bank thereof and, at the request and option of Bank, such Credit Party shall, pursuant to an agreement in form and substance satisfactory to Bank, either, at the option of Bank, (a) arrange for the issuer and any confirmer or other nominated person of such letter of credit to consent to an assignment to Bank of the proceeds of the letter of credit or (b) arrange for Bank to become the beneficiary of the letter of credit, with Bank agreeing, in each case, that the proceeds of the letter of credit are to be applied as provided in Section 2.12.2.

4.2.11 If any Credit Party shall at any time hold or acquire a commercial tort claim, such Credit Party shall promptly (but, in any event, no later than the next Quarterly Reporting Date) notify Bank in a writing signed by such Credit Party of the particulars thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to Bank.

4.3 Power of Attorney.

4.3.1 Each Credit Party does hereby make, constitute and appoint Bank (or any officer or agent of Bank) as such Credit Party’s true and lawful attorney-in-fact, with full power of substitution, in the name of such Credit Party or in the name of Bank or otherwise, for the use and benefit of Bank, but at the cost and expense of such Credit Party, upon the occurrence and during the continuance of an Event of Default: (a) to indorse the name of such Credit Party on any instruments, notes, checks, drafts, money orders, or other media of payment (including payments payable under any policy of insurance on the Collateral) or Collateral that may come into the possession of Bank or any Affiliate of Bank in full or part payment of any of the Obligations; (b) upon the occurrence and during the continuance of any Event of Default, to sign and indorse the name of such Credit Party on any invoice, freight or express bill, bill of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications and notices in connection with any Collateral, and any instrument or document relating thereto or to any of such Credit Party’s rights therein; (c) to file financing statements pursuant to the UCC and other notices appropriate under applicable Law as Bank deems necessary to perfect, preserve, and protect Bank’s rights and interests under this Agreement; (d) to obtain the insurance referred to in Section 6.6 and endorse any drafts and cancel any insurance so obtained by Bank; (e) upon the occurrence and during the continuance of any Event of Default, to give written notice to the United States Post Office to effect change(s) of address so that all mail addressed to such Credit Party may be delivered directly to Bank; and (f) to do any and all things necessary or desirable to perfect Bank’s security interest in, and Lien on, and other rights and interests in, the Collateral, to preserve and protect the Collateral and to otherwise carry out this Agreement.

4.3.2 This power of attorney, being coupled with an interest, will be irrevocable for the term of this Agreement and all transactions under this Agreement and thereafter so long as any of the Obligations remain in existence. Each Credit Party ratifies and approves all acts of such attorney, and neither Bank nor its attorney will be liable for any acts or omissions or for any error of judgment or mistake of fact or law. Each Credit Party will execute and deliver promptly to Bank all instruments necessary or desirable, as determined in Bank’s discretion, to further Bank’s exercise of the rights and powers granted it in this Section 4.3.

4.4 Bank’s Additional Rights Regarding Collateral. In addition to Bank’s other rights and remedies under the Loan Documents, Bank may, in its discretion exercised in good faith, following the occurrence and during the continuance of any Event of Default: (a) exchange, enforce, waive or release any of the Collateral or portion thereof, (b) apply the proceeds of the Collateral against the Obligations and direct the order or manner of the liquidation thereof (including any sale or other disposition), as Bank may, from time to time, in each instance determine, and (c) settle, compromise, collect or otherwise liquidate any such security in any manner without affecting or impairing its right to take any other further action with respect to any security or any part thereof.

4.5 Eligible Contract Participants. Notwithstanding any provision hereof or in any other Loan Document to the contrary, if any Guarantor is not an “eligible contract participant” as such term is defined in Section 1(a)(18) of the Commodity Exchange Act at the time (a) any transaction is entered into under a Swap Agreement or (b) such Guarantor enters into the Guaranty or otherwise guarantees the Obligations, the Obligations of such Guarantor shall not include (i) in the case of clause (a) above, such transaction and (ii) in the case of clause (b) above, any transactions outstanding under any Swap Agreements with Bank or its Affiliates as of the date such Guarantor becomes a Guarantor under the Loan Documents; provided, however, that at the time any Guarantor becomes an “eligible contract participant,” the Obligations of such Guarantor shall include, without limitation, any transaction entered into under any Swap Agreement with Bank or its Affiliates and any transactions outstanding under any Swap Agreement with Bank or its Affiliates.

4.6 Collateral and Guaranty Matters. Bank agrees (a) any Guaranty provided by any Guarantor and any Lien on any property granted to or held by Bank under any Loan Document shall automatically terminate upon Payment in Full, (b) to promptly upon Borrower’s request release any Liens granted to Bank by the Credit Parties on any Collateral (i) constituting Property being sold or disposed of if the Credit Party disposing of such Property certifies to Bank that the sale or disposition is made in compliance with the terms of this Agreement (and Bank may rely conclusively on any such certificate, without further inquiry), (ii) constituting Property leased to a Credit Party under a lease which has expired or been terminated in a transaction permitted under this Agreement, (iii) constituting Property that becomes Excluded Property or (iv) constituting Property that is owned by a Guarantor that is released from its obligations under its Guaranty pursuant to clause (c) below, (c) to promptly upon Borrower’s request release any Guarantor from its obligations under its Guaranty in the event that such Guarantor becomes an Excluded Subsidiary or ceases to be a Subsidiary as a result of transactions permitted under the Loan Documents and (d) to subordinate any Lien on any property granted to or held by Bank under any Loan Document to the holder of any Lien on such property that is permitted to be senior to the Liens securing the Obligations pursuant to Section 7.2(h) or 7.2(q). The Bank shall, at the Borrower’s expense, execute and deliver to the applicable Credit Party such documents as such Credit Party reasonably requests to evidence the release of such item of Collateral from the security interest granted under the Loan Documents, to return any Collateral, which is the subject of such release and in the possession of Bank or its agent, to the Borrower, or to subordinate its interest therein, or to release a Guarantor from its obligations under the Guaranty, in each case in accordance with the Loan Documents. Any such release shall not in any manner discharge, affect or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the remaining Credit Parties in respect of) all interests retained by the Credit Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

5. REPRESENTATIONS AND WARRANTIES.

The Credit Parties, jointly and severally, represent and warrant to Bank that the following are, true, correct and complete:

5.1 Corporate Existence and Power. Each Credit Party and its Subsidiaries:

(a) is a corporation, limited liability company or limited partnership, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, as applicable;

(b) has the power and authority and all governmental licenses, authorizations, Permits, consents and approvals (i) to own its assets and carry on its business and (ii) to execute, deliver and perform its obligations under, the Loan Documents to which it is a party;

(c) is duly qualified as a foreign corporation, limited liability company or limited partnership, as applicable, and licensed and in good standing, under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification or license; and

(d) is in compliance with all Requirements of Law;

except, in each case referred to in clause (b)(i), clause (c) or clause (d), to the extent that the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.2 Corporate Authorization; No Contravention. The execution, delivery and performance by each of the Credit Parties of this Agreement, and by each Credit Party and its Subsidiaries of any other Loan Document to which such Person is party, have been duly authorized by all necessary action, and do not and will not:

(a) contravene the terms of any of that Person’s Organization Documents;

(b) result in any breach or contravention of, or result in the creation of any Lien under, any document evidencing any Material Contract, Material Indebtedness, or other material Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its Property is subject; or

(c) violate any Requirement of Law in any material respect.

5.3 Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Credit

Party or any of its Subsidiaries of this Agreement or any other Loan Document except (a) for recordings and filings in connection with the Liens granted to Bank under the Collateral Documents, (b) for those obtained or made on or prior to the Closing Date and (c) the failure of which to obtain would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.4 Binding Effect. This Agreement and each other Loan Document to which any Credit Party or any of its Subsidiaries is a party constitute the legal, valid and binding obligations of each such Person which is a party thereto, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

5.5 Litigation. Except as set forth on Schedule 5.5, there are no actions, suits, proceedings, claims or disputes pending, or to the Knowledge of Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against any Credit Party, any Subsidiary of any Credit Party or any of their respective Properties which purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

5.6 No Default. No Default or Event of Default exists or would result from the incurring of any Obligations by any Credit Party or the grant or perfection of Bank’s Liens on the Collateral. No Credit Party and no Subsidiary of any Credit Party is in default under (x) any Material Indebtedness or (y) any Material Contract or any other Contractual Obligation in any respect which, individually or together with all such defaults, would reasonably be expected to have a Material Adverse Effect.

5.7 ERISA Compliance. Schedule 5.7 sets forth, as of the Closing Date, a complete and correct list of, and that separately identifies, (a) all Title IV Plans, (b) all Multiemployer Plans and (c) all material Benefit Plans. Each Benefit Plan, and each trust thereunder, intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law so qualifies. Except for those that would not reasonably be expected to result in Liabilities in excess of $2,500,000 in the aggregate, (i) each Benefit Plan is in compliance with applicable provisions of ERISA, the Code and other Requirements of Law, (ii) there are no existing or pending (or to the Knowledge of Borrower, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Benefit Plan to which any Credit Party incurs or otherwise has or could have an obligation or any Liability and (iii) no ERISA Event is reasonably expected to occur. On the Closing Date, no ERISA Event has occurred in connection with which obligations and liabilities (contingent or otherwise) remain outstanding.

5.8 Ownership of Property; Liens. As of the Closing Date, the Real Estate listed in Schedule 5.8 constitutes all of the Real Estate of each Credit Party and each of their respective

Subsidiaries. Each of the Credit Parties and each of their respective Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all Real Estate, and good and valid title to all personal property (or, if such personal property is leased, valid leasehold interests in all leased personal property), in each instance, necessary or used in the ordinary conduct of their respective businesses. As of the Closing Date, none of the Real Estate of any Credit Party or any Subsidiary of any Credit Party is subject to any Liens other than Permitted Liens. As of the Closing Date, all material permits required to have been issued or appropriate to enable the Real Estate to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect. Each Credit Party has good and indefeasible title to, and ownership of, the Collateral, free and clear of all Liens except to the extent, if any, of the Permitted Liens. Bank has a first priority security interest in, and Lien on, the Collateral except to the extent, if any, of the Permitted Liens that (i) are expressly allowed to have priority over Bank’s Liens or (ii) constitute non-consensual Liens that have priority as a result of applicable Law; provided, that (x) such Liens shall not include any Lien securing Indebtedness for borrowed money, (y) no action to enforce such Lien has been commenced and (z) no intention to subordinate the first priority Lien granted in favor of Bank is to be hereby implied or expressed by the permitted existence of such Liens.

5.9 Taxes. Each Credit Party and its Subsidiaries has timely filed or caused to be filed all material Tax returns and reports required to have been filed (and all such Tax returns and reports are true and correct in all material respects) and has paid or caused to be paid all material Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which such Credit Party or such Subsidiary, as applicable, has set aside on its books adequate reserves. Proper and accurate amounts in all material respects have been withheld by each Credit Party and its Subsidiaries from their respective employees for all periods in material compliance with the tax, social security and unemployment withholding provisions of applicable Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities. No Tax liens have been filed and no claims are being asserted with respect to any such Taxes, in each case, other than those permitted pursuant to clause (c) of Section 7.2.

5.10 Financial Condition.

(a) Each of (i) the audited consolidated balance sheet of Holdings and its Subsidiaries dated December 28, 2023, and the related audited consolidated statements of income or operations, shareholders’ equity and cash flows for the Fiscal Year ended on that date and (ii) the unaudited interim consolidated balance sheet of Borrower and its Subsidiaries dated September 26, 2024, and the related unaudited consolidated statement of income, shareholders’ equity and cash flows for the nine (9) Fiscal Months then ended, in each case, as heretofore delivered to Bank:

(A) were prepared in accordance with GAAP consistently applied throughout the respective periods covered thereby, except as otherwise expressly noted therein, subject to, in the case of the unaudited interim financial statements, normal year-end adjustments and the lack of footnote disclosures; and

(B) present fairly in all material respects the consolidated financial condition of Holdings and its Subsidiaries or Borrower and its Subsidiaries (as

the case may be) as of the dates thereof and results of operations for the periods covered thereby.

(b) The pro forma unaudited consolidated balance sheet of Borrower and its Subsidiaries dated September 26, 2024, delivered on the Closing Date was prepared by Borrower giving pro forma effect to the transactions contemplated by this Agreement, was based on the unaudited consolidated balance sheet of Borrower and its Subsidiaries dated September 26, 2024, and was prepared in accordance with GAAP, with only such adjustments thereto as would be required in a manner consistent with GAAP.

(c) Since December 28, 2023, there has been no Material Adverse Effect.

(d) The Credit Parties and their Subsidiaries have no Indebtedness other than Indebtedness permitted pursuant to Section 7.1.1 and have no Contingent Obligations other than Contingent Obligations permitted pursuant to Section 7.1.2.

(e) All financial performance projections delivered to Bank, including the financial performance projections delivered on the Closing Date, represent Borrower’s good faith estimate of future financial performance and are based on assumptions believed by Borrower when furnished to be fair and reasonable in light of current market conditions, it being acknowledged and agreed by Bank that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by such projections may differ from the projected results.

5.11 Environmental Matters. Except in each case as would not reasonably be expected to result in a Material Adverse Effect, (a) no Credit Party nor any of its Subsidiaries has received written notice of any claim with respect to any Environmental Liability, and (b) no Credit Party nor any of its Subsidiaries (i) has failed to comply with any Environmental Law applicable to such Person or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law applicable to such Person or (ii) to the Knowledge of Borrower has become subject to any Environmental Liability. Except as would not reasonably be expected to result in a Material Adverse Effect, no Credit Party’s or any of its Subsidiaries’ past or present operations, Real Estate or other Properties are subject to any federal, state or local investigation to determine whether any remedial action is needed to address any environmental pollution, Hazardous Materials or environmental clean-up.

5.12 Regulated Entities. None of any Credit Party, any Person controlling any Credit Party, or any Subsidiary of any Credit Party, is (a) an “investment company” within the meaning of the Investment Company Act of 1940 or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other federal or state statute, rule or regulation limiting its ability to incur Indebtedness, pledge its assets or perform its Obligations under the Loan Documents.

5.13 Solvency. Both before and after giving effect to (a) the Loans made and Letters of Credit issued on or prior to the date this representation and warranty is made or remade, (b) the disbursement of the proceeds of such Loans to or as directed by Borrower, (c) the consummation of the transactions contemplated hereunder, and (d) the payment and accrual of all transaction costs in connection with the foregoing, both the Credit Parties taken as a whole and Borrower individually are Solvent.

5.14 Labor Relations. As of the Closing Date, there are no strikes, work stoppages, slowdowns or lockouts existing, pending (or, to the Knowledge of Borrower, threatened) against or involving any Credit Party or any Subsidiary of any Credit Party. Except as set forth in Schedule 5.14, as of the Closing Date (a) there is no collective bargaining or similar agreement with any union, labor organization, works council or similar representative covering any employee of any Credit Party or any Subsidiary of any Credit Party, (b) no petition for certification or election of any such representative is existing or pending with respect to any employee of any Credit Party or any Subsidiary of any Credit Party and (c) to the Knowledge of Borrower, no such representative has sought certification or recognition with respect to any employee of any Credit Party or any Subsidiary of any Credit Party.

5.15 Intellectual Property. Set forth on Schedule 5.15 are all registered Copyrights, registered Patents, registered Trademarks and Licenses, in each case, constituting Material Intellectual Property, owned by each Credit Party in its own name as of the date hereof. To the best of such Credit Party’s knowledge, as of the Closing Date, each such Copyright, Patent and Trademark of such Credit Party is valid, subsisting, unexpired, enforceable and has not been abandoned. Except as set forth in Schedule 5.15, none of such Copyrights, Patents and Trademarks is the subject of any licensing or franchise agreement as of the Closing Date. Except as permitted under this Agreement, no Credit Party has made any assignment or agreement in conflict with the security interest in the Copyrights, Patents or Trademarks of such Credit Party hereunder. As of the Closing Date, no holding, decision or judgment has been rendered by any governmental authority which would limit, cancel or question the validity of any Material Intellectual Property. Except as set forth in Schedule 5.15, as of the Closing Date no action or proceeding is pending seeking to limit, cancel or question the validity of any such Copyright, Patent or Trademark, which, if adversely determined, would reasonably be expected to have a Material Adverse Effect. To the best of each Credit Party’s knowledge, all applications pertaining to the Copyrights, Patents and Trademarks constituting Material Intellectual Property of such Credit Party have been duly and properly filed, and all registrations or letters pertaining to such Copyrights, Patents and Trademarks have been duly and properly filed and issued.

5.16 Brokers’ Fees; Transaction Fees. Except for fees payable to Bank, none of the Credit Parties or any of their respective Subsidiaries has any obligation to any Person in respect of any finder’s, broker’s or investment banker’s fee in connection with the transactions contemplated hereby.

5.17 Insurance. Schedule 5.17 lists all insurance policies of any nature maintained, as of the Closing Date, for current occurrences by each Credit Party, including issuers, coverages and deductibles. Each of the Credit Parties and each of their respective Subsidiaries and their respective Properties are insured with insurance companies which are not Affiliates of any Credit Party and are financially sound and reputable, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar Properties in localities where such Person operates.

5.18 Ventures, Subsidiaries and Affiliates; Outstanding Capital Stock. Except as set forth in Schedule 5.18, as of the Closing Date, no Credit Party and no Subsidiary of any Credit Party has any Subsidiaries or is engaged in any joint venture or partnership with any other Person. All issued and outstanding Capital Stock of each of the Credit Parties and each of their respective Subsidiaries is duly authorized and validly issued, fully paid, non-assessable, and free and clear of all Liens except for Permitted Liens. All of the issued and outstanding Capital Stock of Borrower and each Subsidiary thereof is owned by each of the Persons and in the amounts set forth in Schedule 5.18. Except as set forth in the Common Unit Adjustment Agreement, the Borrower Operating Agreement or Schedule 5.18, there are no pre-emptive or other outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which any Credit Party or any of its Subsidiaries may be required to issue, sell, repurchase or redeem any of its Capital Stock. Set forth in Schedule 5.18 is a true and complete organizational chart of Holdings, Borrower and all of their Subsidiaries, which the Credit Parties shall update upon notice to Bank promptly following the incorporation, organization or formation of any Subsidiary of Borrower and promptly following the completion of any Acquisition.

5.19 Jurisdiction of Organization; Chief Executive Office; Etc. Schedule 5.19 lists as of the Closing Date each Credit Party’s jurisdiction of organization, exact legal name, federal tax identification number, and organizational identification number, if any, and the location of such Credit Party’s chief executive office or sole place of business, and Schedule 5.19 also lists all jurisdictions of organization and legal names of such Credit Party for the five years preceding the Closing Date.

5.20 Locations of Collateral and Books and Records. Each location where any Credit Party keeps the Collateral (other than Inventory or Equipment in transit, out for repair or transferred or relocated to theaters in the Ordinary Course of Business) and books and records concerning the Collateral is as of the Closing Date listed in Schedule 5.20 (which Schedule shall include a statement of whether such location is owned or leased by Borrower, or is a location at which Collateral is maintained with a third-party).

5.21 Deposit Accounts and Other Accounts. Schedule 5.21 lists as of the Closing Date all banks and other financial institutions at which any Credit Party maintains deposit or other accounts, and such Schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

5.22 [Intentionally Omitted].

5.23 Full Disclosure. None of the representations or warranties made on behalf of Holdings or by or on behalf of any Credit Party or any of their Subsidiaries in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements in each exhibit, report, statement or certificate furnished on behalf of Holdings or by or on behalf of any Credit Party or any of their Subsidiaries in connection with the Loan Documents (including the offering and disclosure materials, if any, delivered on behalf of Holdings or by or on behalf of any Credit Party to Bank prior to the Closing Date, but excluding forecasts, projections, other forward looking statements and information of a general economic or industry specific nature), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not materially misleading as of the time when made or delivered.

5.24 Anti-Corruption Laws; Sanctions; Anti-Terrorism Laws. Holdings, the Credit Parties, their Subsidiaries and their respective officers and employees and to the knowledge of Holdings, the Credit Parties, their directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. Holdings and the Credit Parties have implemented and maintain in effect for themselves and their Subsidiaries policies and procedures to ensure compliance by Holdings, the Credit Parties, their Subsidiaries, and their respective officers, employees, directors, and agents with Anti-Corruption Laws and applicable Sanctions. None of Holdings, the Credit Parties, any of their Subsidiaries or, to the knowledge of Holdings, the Credit Parties, any directors, officer, employee, agent, or affiliate of Holdings, the Credit Parties or any of their Subsidiaries is an individual or entity that is, or is 50% or more owned (individually or in the aggregate, directly or indirectly) or controlled by individuals or entities (including any agency, political subdivision or instrumentality of any government) that are (i) the target of any Sanctions or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Syria, Crimea, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, and the Kherson and Zaporizhzhia regions of Ukraine).

5.25 Investment Property; Letter of Credit Rights; Electronic Chattel Paper; Commercial Tort Claims; Instruments. Except as set forth on Schedule 5.25, no Credit Party has as of the Closing Date any rights, title or interest in, or with respect to, any investment property (other than as set forth on Schedule 5.18), any letter of credit rights, any chattel paper, any commercial tort claims or any instruments, including promissory notes.

6. AFFIRMATIVE COVENANTS.

Each Credit Party covenants and agrees that until Payment in Full:

6.1 Financial Statements. Each Credit Party shall maintain, and shall cause Holdings and each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit the preparation of financial statements in conformity with GAAP (provided that unaudited financial statements shall not be required to have footnote disclosures and are subject to normal year-end adjustments). Borrower shall deliver to Bank:

(a) as soon as available, but not later than the earlier of (i) 120 days after the end of each Fiscal Year and (ii) 15 days prior to the date on which Holdings files its Form 10-K for such Fiscal Year with the United States Securities and Exchange Commission, a copy of (1) the audited consolidated balance sheet of Holdings and its Subsidiaries as of the end of such year, (2) the unaudited consolidated balance sheet of Borrower and its Subsidiaries, prepared by Holdings and/or Borrower, as applicable, and certified by a Responsible Officer of Borrower, and (3) in each case, the related consolidated statements of income or operations, shareholders’ equity and cash flows, for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, and accompanied, in respect of audited financials, by the report of any “Big

Four” or other nationally recognized independent public accounting firm reasonably acceptable to Bank (it being understood and agreed that Grant Thornton LLP is acceptable to Bank) which report shall (i) contain an unqualified opinion, stating that such consolidated financial statements present fairly in all material respects the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years and (ii) not include any explanatory paragraph expressing substantial doubt as to going concern status; provided, that such report may contain a “going concern” or like qualification or statement to the extent (and only to the extent) that such “going concern” or like qualification or statement relates to an upcoming maturity date of any Indebtedness occurring within one year from the time such report and opinion is delivered; and

(b) as soon as available, but not later than 45 days after the end of each Fiscal Quarter of each Fiscal Year, a copy of the unaudited consolidated balance sheets of Borrower and each of its Subsidiaries as of the end of such Fiscal Quarter, and the related consolidated statements of income, shareholders’ equity and cash flows, for such Fiscal Quarter and for the portion of the Fiscal Year then ended, all certified by a Responsible Officer of Borrower, as being complete, correct, and consistent with Holdings’ Form 10-Q filing with the United States Securities and Exchange Commission for the applicable Fiscal Quarter, and fairly presenting, in all material respects, in accordance with GAAP, the financial position and the results of operations of Borrower and its Subsidiaries, subject to normal year-end adjustments and absence of footnote disclosures.

6.2 Appraisals; Certificates; Other Information. Borrower shall furnish to Bank:

(a) concurrently with each delivery of financial statements pursuant to Section 6.1(a) and (b), (i) a management discussion and analysis report, in reasonable detail, signed by a Responsible Officer of Borrower, describing the operations and financial condition of Holdings, if applicable, the Credit Parties and their Subsidiaries for the Fiscal Quarter and the portion of the Fiscal Year then ended (or for the Fiscal Year then ended in the case of annual financial statements) (it being understood that this clause (i) shall not be construed to require the preparation of any report beyond what is included in Holdings’ Forms 10-Q and 10-K filings with the United States Securities and Exchange Commission for the applicable fiscal period), (ii) a report setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the most recent projections for the current Fiscal Year delivered pursuant to Section 6.2(f) and discussing the reasons for any significant variations and (iii) a fully and properly completed Compliance Certificate, certified on behalf of Borrower by a Responsible Officer of Borrower and including, without limitation, a list of all Material Subsidiaries of the Borrower then in existence;

(b) promptly after the same are sent, copies of all financial statements and financial reports which Holdings or any Credit Party sends to its shareholders or other equity holders, as applicable, generally and promptly after the same are filed, copies of all financial statements and regular, periodic or special reports which such Person may make to, or file with, the United States Securities and Exchange Commission or any successor or similar Governmental Authority;

(c) [Reserved];

(d) [Reserved]:

(e) at the time of delivery of each of the quarterly financial statements delivered pursuant to Section 6.1(b), a list of any applications for the registration of any Patent, Trademark or Copyright filed by any Credit Party with the United States Patent and Trademark Office or the United States Copyright Office in each case entered into or filed in the prior quarter;

(f) as soon as available, and in any event no later than 60 days after the first day of each Fiscal Year of Borrower, projections of Borrower’s and its Subsidiaries’ consolidated balance sheets, income statement, cash flow, results of operations, and Availability for the forthcoming Fiscal Year on a quarterly basis;

(g) promptly upon receipt thereof, copies of any reports submitted by the certified public accountants in connection with each material annual, interim or special audit or review of any type of the financial statements or internal control systems of Holdings or any Credit Party made by such accountants, including any comment letters submitted by such accountants to management of Holdings or any Credit Party in connection with their services;

(h) On or promptly after any time at which Holdings, Borrower or any Subsidiary becomes subject to the Beneficial Ownership Regulation, a completed Beneficial Ownership Certification in form and substance acceptable to Bank; and

(i) promptly upon request, (i) such additional business, financial, corporate affairs, perfection certificates and other information as Bank may from time to time reasonably request, and (ii) information and documentation reasonably requested by Bank for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act or other applicable anti-money laundering Laws.

Documents required to be delivered pursuant to Section 6.1 or Section 6.02(b) (to the extent any such documents are included in materials otherwise filed with the United States Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet; or (ii) on which such documents are posted by or on behalf of Borrower on an Internet or intranet website, if any, to which Bank has access at no cost to Bank (whether a commercial, third-party website or whether sponsored by Bank).

6.3 Notices. Borrower shall notify Bank promptly of each of the following (and, except as otherwise set forth below, in no event later than (x) solely in connection with clause (a) of this Section 6.3, three Business Days or (y) otherwise, five Business Days after a Responsible Officer becoming aware thereof):

(a) the occurrence or existence of any Default or Event of Default;

(b) (i) any termination of a Material Contract, (ii) the receipt of any default notice under any ESA (including a description of any applicable cure period with respect to the alleged default, and how the Borrower plans to address such default); provided, that the Borrower will further notify Bank (x) within one Business Day if such default is cured or waived within the applicable cure period and (y) five Business Days prior to the end of the applicable cure period if such default has not at such time been cured or waived, (iii) any event of default or similar event under Material Indebtedness, or (iv) any breach or non-performance of, or any default under, any Contractual Obligation of any Credit Party or any Subsidiary of any Credit Party, or any violation of, or non-compliance with, any Requirement of Law, which would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, including a description of such breach, non-performance, default, violation or non-compliance and the steps, if any, such Person has taken, is taking or proposes to take in respect thereof;

(c) any dispute, litigation, investigation, proceeding or suspension which may exist at any time between any Credit Party or any Subsidiary of any Credit Party and any Governmental Authority which would reasonably be expected to result, either individually or in the aggregate, in Liabilities in excess of $3,000,000;

(d) the commencement of, or any material development in, any litigation or proceeding affecting any Credit Party or any Subsidiary of any Credit Party (i) in which the amount of damages claimed is $3,000,000 (or its equivalent in another currency or currencies) or more, (ii) in which injunctive or similar relief is sought and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect, or (iii) in which the relief sought is an injunction or other stay of the performance of this Agreement or any other Loan Document;

(e) (i) the receipt by any Credit Party of any notice of violation of or potential liability or similar notice under any Environmental Law that would reasonably be expected to result in a Material Adverse Effect, (ii) (A) unpermitted Releases, (B) the existence of any condition that could reasonably be expected to result in violations of or Liabilities under, any Environmental Law or (C) the commencement of, or any material change to, any action, investigation, suit, proceeding, audit, claim, demand, dispute alleging a violation of or Liabilities under any Environmental Law which in the case of clauses (A), (B) and (C) above, in the aggregate for all such clauses, would reasonably be expected to result in a Material Adverse Effect and (iii) the receipt by any Credit Party of notification that any property of any Credit Party is subject to any Lien in favor of any Governmental Authority securing, in whole or in part, Liabilities arising under any Environmental Law;

(f) (i) on or prior to any filing by any ERISA Affiliate of any notice of any reportable event under Section 4043 of ERISA, or intent to terminate any Title IV Plan, a copy of such notice, (ii) promptly, and in any event within 10 days, after any officer of any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a notice describing such waiver request and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto, (iii) promptly, and in any event within 10 days after any officer of any ERISA Affiliate knows or has reason to know that an ERISA Event will or has occurred, a notice describing such ERISA Event, and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notices received from or filed with the PBGC, IRS, Multiemployer Plan or other Benefit Plan pertaining thereto, and (iv) promptly, and in any event within 10 days, following any request therefor, copies of any documents or notices described in Section 101(f), 101(k) or 101(l) of ERISA that any Credit Party, any Subsidiary of a Credit Party or any ERISA Affiliate may request with respect to any Title IV Plan or Multiemployer Plan; provided, that if any Credit Party, any Subsidiary of a Credit Party or any ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Title IV Plan or Multiemployer Plan, the applicable Credit Party, Subsidiary of a Credit Party or ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof;

(g) any Material Adverse Effect subsequent to the date of the most recent audited financial statements delivered to Bank pursuant to this Agreement;

(h) any material change in accounting policies or financial reporting practices by Holdings, any Credit Party or any Subsidiary of any Credit Party;

(i) any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other labor disruption against or involving any Credit Party or any Subsidiary of any Credit Party if the same would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

(j) [Reserved];

(k) any change in the information provided in any Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification;

(l) [Reserved]; and

(m) any information which Borrower or any Credit Party has received (or has reason to believe it may be receiving) with respect to any portion of the Collateral with a value in excess of $5,000,000 which may with reasonable certainty materially and adversely affect the value thereof or the rights of Bank with respect thereto.

Each notice pursuant to this Section 6.3 shall be accompanied by a statement by a Responsible Officer of Borrower setting forth details of the occurrence referred to therein, and stating what action a Credit Party or other Person proposes to take with respect thereto and at what time.

6.4 Preservation of Corporate Existence, Etc.

Each Credit Party shall, and shall cause each of its Subsidiaries to:

(a) preserve and maintain in full force and effect its organizational existence and good standing under the laws of its jurisdiction of incorporation, organization or formation, as applicable, except, with respect to Borrower’s Subsidiaries, in connection with transactions permitted by Section 7.4;

(b) preserve and maintain in full force and effect all rights, privileges, qualifications, permits, licenses and franchises necessary in the normal conduct of its business except in connection with transactions permitted by Section 7.4 and sales of assets permitted by Section 7.9 and except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

(c) use its commercially reasonable efforts, in the Ordinary Course of Business, to preserve its business organization and preserve the goodwill and business of the customers, suppliers and others having material business relations with it;

(d) subject to Section 6.17, preserve or renew all of its registered trademarks, trade names and service marks, the non-preservation of which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and

(e) subject to Section 6.17, conduct its business and affairs without infringement of or interference with any intellectual property of any other Person, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.5 Maintenance of Property. Each Credit Party shall maintain, and shall cause each of its Subsidiaries to maintain, and preserve all its Property which is used or useful in its business in good working order and condition, ordinary wear and tear and casualty and condemnation events excepted, and shall make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

6.6 Insurance. Each Credit Party will, and will cause its Subsidiaries to, maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Credit Parties and such Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Without limiting the generality of the foregoing, each Credit Party will, and will cause its Subsidiaries to, maintain replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses. Each casualty insurance policy and liability insurance policy shall (a) name Bank as an additional insured thereunder as its interests may appear, and (b) in the case of each casualty insurance policy, contain a lender loss payable clause or endorsement, satisfactory in form and substance to Bank, that names Bank as the lender loss payee thereunder and provides for at least 30 days’ prior written notice to Bank of any cancellation of such policy (or, in the case of cancellation due to failure to pay premiums, 10 days’ prior written notice). So long as no Event of Default exists, Borrower and its Subsidiaries may settle, adjust or compromise any insurance claim and retain the proceeds thereof.

6.7 Payment of Obligations. Each Credit Party shall, and shall cause each of its Subsidiaries to, pay, discharge and perform as the same shall become due and payable or required to be performed, all their respective obligations and liabilities, consisting of any of the following:

(a) all material tax liabilities, assessments and governmental charges or levies upon it or its Property, unless the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the filing or enforcement of any Lien and for which adequate reserves in accordance with GAAP are being maintained by such Person; and

(b) the performance of all obligations under any Contractual Obligation to which such Credit Party or any of its Subsidiaries is bound, or to which it or any of its Property is subject, except where the failure to perform would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

6.8 Compliance with Laws. Each Credit Party shall, and shall cause each of its Subsidiaries to, comply with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business, including, without limitation, all Anti-Corruption Laws and applicable Sanctions, except where the failure to comply would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Borrower will not use or allow any tenants or subtenants to use, or permit any Subsidiary to use or allow any tenants or subtenants to use, its Property for any business activity that violates any federal or state Law or that supports a business that violates any federal or state Law, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

6.9 Inspection of Property and Books and Records. Each Credit Party shall maintain and shall cause each of its Subsidiaries to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made in all material respects of all financial transactions and matters involving the assets and business of such Person. Each Credit Party shall, and shall cause each of its Subsidiaries to, with respect to each owned, leased, or controlled property, during normal business hours and upon reasonable advance notice (unless an Event of Default shall have occurred and be continuing, in which event no notice shall be required and Bank shall have access at any and all times during the continuance thereof): (a) provide access to such property to Bank and any of its Related Parties and (b) permit Bank and any of its Related Parties to conduct field examinations, audit, inspect and make extracts and copies (or take originals if reasonably necessary) from all of such Credit Party’s books and records, and evaluate and make physical verifications of Collateral in any manner and through any medium that Bank considers advisable, in each instance, at the Credit Parties’ expense; provided, that access shall be provided to Bank and any of its Related Parties as frequently as Bank reasonably determines to be appropriate; provided, further, that, unless an Event of Default shall have occurred and be continuing, Credit Parties only shall be required to reimburse Bank and any of its Related

Parties for only one such examination per calendar year. Notwithstanding anything to the contrary in this Section 6.9, Section 6.02(i) or any other provision of the Loan Documents, neither Borrower nor any of its Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information; provided, that during the continuation of an Event of Default, such documents or information shall be provided to Bank upon its request therefor so long as such request is made in furtherance of the Bank’s exercise of rights and remedies hereunder, (ii) in respect of which disclosure to Bank (or their respective representatives or contractors) is prohibited by Law or any binding agreement (not entered into in contemplation of circumventing the requirements hereof) or (iii) is subject to attorney-client or similar privilege which has been asserted by the Borrower or a Subsidiary thereof or constitutes attorney work product similarly subject to such asserted privilege.

6.10 Use of Proceeds. Borrower shall use the proceeds of the Loans solely as follows: (a) to refinance the Prior Indebtedness on the Closing Date, (b) to pay costs and expenses required to be paid pursuant to Section 3.1, and (c) for working capital, capital expenditures and other general corporate purposes not in contravention of any Requirement of Law and not in violation of this Agreement, including, without limitation, to pay Restricted Payments permitted hereunder and to pay cash consideration due and payable in respect of Permitted Acquisitions. No portion of the proceeds of any Loans shall be used in any manner that causes or might cause such Loans or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board or any other regulation thereof or to violate the Securities and Exchange Act of 1934, as amended. Letters of Credit will be used only to support the working capital needs and other general corporate purposes of the Credit Parties not in contravention of this Agreement. Borrower will not request any Loan or Letter of Credit, and Borrower will not use, and Borrower will ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan or Letter of Credit in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws. Borrower will not, directly or indirectly, use the proceeds of the Loans or any Letter of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any person participating in the Loans, whether as underwriter, advisor, investor, or otherwise).

6.11 Cash Management Systems.

6.11.1 Subject to Section 6.11.4 hereof, each Credit Party shall enter into, and cause each depository, securities intermediary or commodities intermediary to enter into, Control Agreements providing for “springing” cash dominion with respect to each deposit, securities, commodity or similar account maintained by such Person (other than any (a) deposit accounts specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of the employees of the Borrower or any Subsidiary, (b) withholding tax account, (c) fiduciary, pension, 401(k) or similar trust accounts holding employee funds, (d) petty cash account, so long as amounts in all such petty cash accounts do not exceed $500,000 in the aggregate at any time, (e) deposit accounts holding cash collateral for the benefit of third parties not affiliated with Bank for purposes permitted under this Agreement, so long as the aggregate amount in all such accounts does not exceed $1,000,000 at any time, (f) escrow accounts established in the Ordinary Course of Business, so long as the aggregate amount in all such accounts (other than such accounts established in connection with a Permitted Acquisition) does not exceed $1,000,000 at any time and (g) escrow accounts established as of the Closing Date pending resolution of litigation related to the Borrower’s prior bankruptcy so long as the aggregate amount in all such accounts does not exceed $3,000,000 at any time (the accounts described in clauses (a), (b), (c), (d), (e), (f) and (g), the “Excluded Accounts”); provided, that in the case of any account acquired or opened in connection with any Acquisition, the applicable Control Agreement may be delivered within sixty (60) days after the consummation of such Acquisition (or such later date as approved by Bank in its sole discretion). Bank, in its sole discretion, also may elect to forego Control Agreements for deposit accounts or securities accounts maintained with Bank.

6.11.2 Subject to Section 6.11.4, each Credit Party, promptly upon receipt thereof, shall deposit all proceeds of Accounts or other Collateral into one or more accounts subject to Control Agreements, or into an account maintained with Bank. Subsequent to the occurrence of an Event of Default, Bank may require Borrower to establish lock boxes into which all checks and similar methods of payment received from Account Debtors shall be deposited or remitted. Borrower shall take all action necessary to grant Bank such sole access to such lock boxes. Each Credit Party hereby grants to Bank an irrevocable power of attorney, coupled with an interest, to take in such Credit Party’s name, subsequent to the occurrence of an Event of Default, all action necessary (a) to grant Bank sole access to all lock boxes established pursuant to the foregoing, (b) to contact Account Debtors to make payments to such a lock box or a deposit account subject to a Control Agreement or that is maintained with Bank, (c) to contact Account Debtors for any reason upon the occurrence of an Event of Default, and (d) to endorse checks and other methods of payment remitted to or deposited in a lock box in order to cause them to be deposited into a deposit account maintained with Bank or subject to a Control Agreement.

6.11.3 Subsequent to the occurrence and during the continuance of an Event of Default, Bank may establish a non-interest bearing account at Bank (the “Special Depositary Account”) for purposes of maintaining proceeds of Collateral (including proceeds of Accounts). Bank may require amounts on deposit in other accounts to be remitted to and deposited in the Special Depositary Account. No Credit Party shall have access to or be able to request withdrawals from the Special Depositary Account. Each Credit Party hereby grants to Bank a Lien on and security interest in the Special Depositary Account and all funds and other items of Collateral held in or credited to the Special Depositary Account as security for the Obligations. The Special Depositary Account shall not be subject to any deduction, set-off, banker’s lien or any other right in favor of any Person other than Bank. Deposits to the Special Depositary Account shall be applied to the Obligations in such order and method of application as may be elected by Bank in its reasonable discretion. Bank shall not be liable for any loss or damage resulting from any error, omission, failure or negligence on the part of Bank with respect to the operation of the Special Depositary Account or the services to be provided by Bank under this Agreement, except to the extent, but only to the extent, of any direct, as opposed to any consequential, special or lost profit damages suffered by any Credit Party from Bank’s gross negligence or willful misconduct. From time to time, Bank may adopt such regulations and procedures as it may deem reasonable and appropriate with respect to the operation of the Special Depositary Account, any lock boxes established after the occurrence of an Event of Default, and the services to be provided by Bank under this Agreement so long as the adoption of such regulations and procedures will not change the material terms of this Agreement and are applied to similarly situated borrowers.

6.11.4 No later than the date occurring six months after the Closing Date (or such later date as approved by Bank in its sole discretion), the Credit Parties will cause their deposit and securities accounts (other than Excluded Accounts described in Section 6.11.1) that are not maintained with Bank to be subject to Control Agreements. No later than the date occurring twelve months after the Closing Date (or such later date as approved by Bank in its sole discretion), Holdings, Borrower and its Subsidiaries will maintain Bank as their principal depository bank, including for the maintenance of operating, administrative, cash management, collection activity, and other deposit accounts for the conduct of their businesses. Borrower’s deposit and securities accounts (other than the Excluded Accounts described in Section 6.11.1) shall be required to be subject to Control Agreements subsequent to the expiry of the aforementioned post-closing periods.

6.11.5 Promptly, and in any event no later than the next Quarterly Reporting Date after opening any new deposit or securities account, the Credit Parties shall deliver to Bank an update to Schedule 5.21 listing all information regarding such account required by Section 5.21.

6.12 Landlord Agreements; Bailees; Consignees; Warehousemen. After the occurrence and during the continuance of an Event of Default, and promptly after request by Bank, each Credit Party shall use commercially reasonable efforts to obtain a landlord agreement from the lessor of each leased property with respect to each location where any Collateral with an aggregate value in excess of $1,000,000 is stored or located, which agreement shall be reasonably satisfactory in form and substance to Bank. If any Collateral with an aggregate value in excess of $1,000,000 is in the possession or control of any warehouseman or bailee, such Credit Party shall notify such warehousemen or other bailee of Bank’s security interest and Lien therein, and upon Bank’s request, such Credit Party will use commercially reasonable efforts to obtain a bailee letter agreement in form and substance reasonably satisfactory to Bank from such warehousemen or other bailee.

6.13 Claims Against Collateral. Each Credit Party shall maintain the Collateral free and clear of all Liens, except to the extent, if any, of the Permitted Liens. Each Credit Party will defend or cause to be defended the Collateral against all of the claims and demands of all Persons whomsoever (except to the extent, if any, of the Permitted Liens).

6.14 Operating Account. Subject to Section 6.11.4, Borrower will maintain the Operating Account as its primary operating account.

6.15 Anti-Money Laundering Compliance. Borrower shall, and shall cause Holdings and each Subsidiary to, provide such information and take such actions as are reasonably requested by Bank in order to assist Bank in maintaining compliance with anti-money laundering Laws.

6.16 Further Assurances; Guaranty and Collateral.

(a) Promptly upon request by Bank, the Credit Parties shall (and, subject to the limitations hereinafter set forth, shall cause each of their Subsidiaries to) take such additional actions and execute such documents as Bank may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Loan Document, (ii) to subject to the Liens created by any of the Collateral Documents any of the Properties, rights or interests covered by any of the Collateral Documents, (iii) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to Bank the rights granted or now or hereafter intended to be granted to Bank under any Loan Document.

(b) The Credit Parties shall, within 60 days following the formation or acquisition of a Subsidiary or the date on which a Subsidiary that was previously an Immaterial Domestic Subsidiary no longer qualified as an Immaterial Domestic Subsidiary in accordance with the definition thereof (or such longer period as Bank may agree in its sole discretion), cause each of their Subsidiaries (other than Excluded Subsidiaries) to guaranty the Obligations and to grant to Bank a security interest in, subject to the limitations set forth herein and in the other Collateral Documents, all of such Subsidiary’s Property to secure such guaranty. Furthermore and except as otherwise approved in writing by Bank, each Credit Party shall, and shall cause each of its Subsidiaries to, pledge all of the Capital Stock of each of its Subsidiaries (other than Excluded Capital Stock), in each instance, to Bank to secure the Obligations; provided, further, that with respect to the pledge of Capital Stock of any CFCHC or any Foreign Subsidiary that is a CFC, if a 956 Impact exists with respect to such CFCHC or Foreign Subsidiary, such pledge shall be limited to 65% of such Subsidiary’s outstanding voting Capital Stock and 100% of such Subsidiary’s outstanding non-voting Capital Stock. In connection with each pledge of Capital Stock, the Credit Parties shall deliver, or cause to be delivered, to Bank, irrevocable proxies and stock powers and/or assignments, as applicable, duly executed in blank. A “956 Impact” will be deemed to exist to the extent the issuance of a guaranty by, grant of a Lien by, or pledge of greater than two-thirds of the voting Capital Stock of, a Subsidiary that is a CFC or CFCHC would result in material incremental income tax liability as a result of the application of Section 956 of the Code, taking into account actual anticipated repatriation of funds, foreign tax credits and other relevant factors.

6.17 Copyrights, Patents, Trademarks and Licenses.

6.17.1 Covenants Relating to Copyrights. Each Credit Party shall:

(a) employ the Copyright for each Work constituting Material Intellectual Property with such notice of copyright as may be required by law to secure copyright protection in the country in which the Work is published;

(b) not do any act or knowingly omit to do any act whereby any Copyright constituting Material Intellectual Property may become invalidated or injected into the public domain;

(c) promptly notify Bank if it knows that any Copyright constituting Material Intellectual Property may become injected into the public domain or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any court or tribunal in the United States or any other country) regarding such Credit Party’s ownership of any such Copyright or its validity;

(d) take all necessary steps as it shall deem in its reasonable business judgment appropriate under the circumstances, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of each Copyright constituting Material Intellectual Property owned by such Credit Party including, without limitation, filing of applications for renewal where necessary;

(e) promptly notify Bank of any material infringement of any Copyright constituting Material Intellectual Property of which it becomes aware and take such actions as it shall reasonably deem in its reasonable business judgment appropriate under the circumstances to protect such Copyright, including, where appropriate, the bringing of suit for infringement, seeking injunctive relief and seeking to recover any and all damages for such infringement; and

(f) except as permitted under this Agreement, not make any assignment or agreement in conflict with Bank’s security interest in the Copyrights.

6.17.2 Covenants Relating to Patents and Trademarks. Each Credit Party shall:

(a) continue to use each Trademark constituting Material Intellectual Property on each and every trademark class of goods applicable to its current line as reflected in its current catalogs, brochures and price lists in order to maintain such Trademark in full force free from any claim of abandonment for non-use unless such Credit Party concludes in its reasonable business judgment that abandoning a particular Trademark will not have a material adverse effect on such Credit Party or its operations as presently conducted;

(b) maintain as in the past the quality of products and services offered under each Trademark constituting Material Intellectual Property;

(c) employ each Trademark constituting Material Intellectual Property with the appropriate notice of registration;

(d) not adopt or use any mark which is confusingly similar or a colorable imitation of any Trademark constituting Material Intellectual Property unless Bank shall obtain a perfected security interest in such mark pursuant to this Agreement within the timeframe described in Section 6.17.3;

(e) not (and not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any Trademark may become invalidated;

(f) not do any act, or omit to do any act, whereby any Patent constituting Material Intellectual Property may become abandoned or dedicated unless such Credit Party concludes in its reasonable business judgment that abandoning or dedicating a particular Patent will not have a material adverse effect on such Credit Party or its operations as presently conducted;

(g) promptly notify Bank if it knows that any application or registration relating to any Patent or Trademark constituting Material Intellectual Property may become abandoned or dedicated, or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office or any court or tribunal in any country) regarding such Credit Party’s ownership of any Patent or Trademark constituting Material Intellectual Property or its right to register the same or to keep and maintain the same;

(h) [Reserved];

(i) take all reasonable and necessary steps, including, without limitation, in any proceeding before the United States Patent and Trademark Office, or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of all Patents and Trademarks, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability; provided, that the foregoing shall not be required with respect to any Patent, Trademark, or Copyright that does not constitute Material Intellectual Property and that is no longer useful to the Borrower’s business; and

(j) except as permitted under this Agreement, not make any assignment or agreement in conflict with Bank’s security interest in the Patents or Trademarks.

6.17.3 New Patents, Copyrights and Trademarks. Each Credit Party shall promptly (but in any event no later than the next Quarterly Reporting Date) provide Bank with (a) a listing of all applications, if any, for new Copyrights, Patents or Trademarks (together with a listing of the issuance of registrations or letters on present applications) with the United States Patent and Trademark Office or United States Copyright Office, which new applications and issued registrations or letters shall be subject to the terms and conditions hereunder, and (b) such other duly executed documents as Bank may request in a form acceptable to counsel for Bank and suitable for recording to evidence the security interest in the Copyright, Patent or Trademark which is the subject of such new application.

6.17.4 Grant of License. For the purpose of enabling Bank, during the continuance of an Event of Default, to exercise rights and remedies under Section 9.2 at such time as Bank shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Credit Party hereby grants to Bank, to the extent assignable, an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to such Credit Party or any other Person) to use, assign, license or sublicense any of the Intellectual Property Collateral now owned or hereafter acquired by such Credit Party, wherever the same may be located, including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.

6.17.5 Litigation.

(a) Unless (1) there shall occur and be continuing an Event of Default and (2) Bank notifies Borrower that Bank elects to exercise its rights under Section 6.17.5(b), each Credit Party shall have the right to commence and prosecute in its own name, as the party in interest, for its own benefit and at its sole cost and expense, such applications for protection of the Intellectual Property Collateral and suits, proceedings or other actions to prevent the infringement, counterfeiting, unfair competition, dilution, diminution in value or other damage as are necessary to protect the Intellectual Property Collateral. The applicable Credit Party shall promptly (but, in any event, no later than the next Quarterly Reporting Date) notify Bank in writing as to the commencement and prosecution of any such actions, or threat thereof relating to the Intellectual Property Collateral, and shall provide to Bank such information with respect thereto as may be requested by Bank.

(b) Upon the occurrence and during the continuance of an Event of Default, Bank shall have the right but shall in no way be obligated to file applications for protection of the Intellectual Property Collateral and/or bring suit in the name of the applicable Credit Party or Bank to enforce the Intellectual Property Collateral and any license thereunder. In the event of such suit, such Credit Party shall, at the request of Bank, do any and all lawful acts and execute any and all documents reasonably requested by Bank in aid of such enforcement, and such Credit Party shall promptly reimburse and indemnify Bank for all costs and expenses incurred by Bank in the exercise of its rights under this Section 6.17.5 in accordance with Section 10.3. If Bank elects not to bring suit to enforce the Intellectual Property Collateral, such Credit Party agrees, at the request of Bank, to take all actions reasonably necessary, whether by suit, proceeding or other action, to prevent the infringement, counterfeiting, unfair competition, dilution, diminution in value of or other damage to any of the Intellectual Property Collateral constituting Material Intellectual Property by others and for that purpose agrees to diligently maintain any suit, proceeding or other action against any Person so infringing necessary to prevent such infringement.

7. NEGATIVE COVENANTS.

Until Payment in Full, Borrower will, and will cause Holdings and each other Credit Party to, observe, perform, and comply with each of the covenants set forth in this Section 7 or, in the case of Holdings, solely Section 7.11(a).

7.1 Indebtedness; Contingent Obligations.

7.1.1 No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, create, incur, assume, permit to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(a) the Obligations;

(b) Indebtedness consisting of Contingent Obligations described in clause (a) of the definition thereof and permitted pursuant to Section 7.1.2;

(c) Indebtedness existing on the Closing Date and set forth in Schedule 7.1 and Permitted Refinancings thereof;

(d) Indebtedness consisting of Permitted Purchase Money Indebtedness and Permitted Refinancings thereof;

(e) unsecured intercompany Indebtedness permitted pursuant to Section 7.5;

(f) Indebtedness in the form of guarantees in the Ordinary Course of Business arising out of the Employment Agreements;

(g) Indebtedness in the Ordinary Course of Business that is not past due (after giving effect to any provisions relating to “late payments” under the Tax Receivable Agreement) in respect of the Tax Receivable Agreement;

(h) Subordinated Indebtedness, the aggregate principal amount of which does not exceed the greater of (x) $10,000,000 and (y) 25% of EBITDA for the Test Period most recently ended; provided, that (i) the final scheduled maturity date of such Subordinated Indebtedness shall be no earlier than 91 days after the scheduled Maturity Date of the Loans at the time of incurrence of such Subordinated Indebtedness, (ii) the weighted life to maturity of such Subordinated Indebtedness shall be no shorter than 91 days after the scheduled Maturity Date of the Loans at the time of incurrence of such Subordinated Indebtedness and (iii) after giving effect to such Indebtedness, the Borrower is in compliance with the financial covenants set forth in Section 8 of this Agreement on a Pro Forma Basis;

(i) other unsecured Indebtedness, the aggregate principal amount of which does not exceed the greater of (x) $10,000,000 and (y) 25% of EBITDA for the Test Period most recently ended; provided, that the foregoing Indebtedness shall not be secured by Liens permitted under Section 7.2(u);

(j) Indebtedness consisting of the financing of insurance premiums in the Ordinary Course of Business;

(k) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds, each in the Ordinary Course of Business; provided, that such Indebtedness shall be extinguished within five (5) Business Days after incurrence;

(l) Indebtedness of any Person that becomes a Subsidiary after the date hereof as a result of a Permitted Acquisition or an Investment permitted hereunder; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary, (ii) after giving effect to such Indebtedness, the Borrower is in compliance with the financial covenants set forth in Section 8 of this Agreement on a Pro Forma Basis and (iii) the aggregate principal amount of Indebtedness permitted by this clause (l) shall not exceed the greater of (x) $5,000,000 and (y) 15% of EBITDA for the Test Period most recently ended at any time outstanding;

(m) Indebtedness in the form of Earn-Outs or other similar contingent consideration obligations incurred in connection with a Permitted Acquisition or any other Investment permitted hereunder; provided, that such Indebtedness shall not exceed 25% of the total consideration paid in connection with such Permitted Acquisition or Investment;

(n) other Indebtedness of the Borrower and its Subsidiaries (collectively, “Ratio Debt”); provided, that (i) no Event of Default exists before and immediately after giving effect thereto, (ii) in the case of secured Indebtedness (which Indebtedness may be secured by a Lien on the Collateral ranking junior to the Liens securing the Obligations), an Intercreditor Agreement reasonably acceptable to Bank is entered into with respect thereto, (iii) the final scheduled maturity date of such Ratio Debt shall be no earlier than 91 days after the scheduled Maturity Date of the Loans at the time of incurrence of such Ratio Debt, (iv) the weighted life to maturity of such Ratio Debt shall be no shorter than 91 days after the scheduled Maturity Date of the Loans at the time of incurrence of such Ratio Debt and (v) after giving effect to such Indebtedness, the Cash Flow Leverage Ratio (calculated on a trailing four-Fiscal Quarter basis and on a Pro Forma Basis) is no greater than 2.00 to 1.00, assuming that the applicable Indebtedness was incurred on the first day of the most recently ended period of four consecutive Fiscal Quarters; and

(o) Indebtedness incurred in respect of credit cards, credit card processing services, debit cards, stored value cards, purchase cards (including so-called “procurement cards” or “P-cards”) or other similar cash management services, in each case, incurred in the Ordinary Course of Business.

7.1.2 No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Contingent Obligations except in respect of the Obligations and except:

(a) endorsements for collection or deposit in the Ordinary Course of Business;

(b) Swap Agreements entered into in the Ordinary Course of Business for bona fide hedging purposes and not for speculation;

(c) Contingent Obligations of the Credit Parties and their Subsidiaries existing as of the Closing Date and listed in Schedule 7.1, including extension and renewals thereof which do not increase the amount of such Contingent Obligations or impose materially more restrictive or adverse terms on the Credit Parties or their Subsidiaries as compared to the terms of the Contingent Obligation being renewed or extended;

(d) Contingent Obligations arising under indemnity agreements to title insurers to cause such title insurers to issue to Bank title insurance policies;

(e) Contingent Obligations arising from agreements of Borrower or any of its Subsidiaries providing for indemnification, escrows, working capital purchase price adjustments, non-compete obligations or other similar customary obligations, in each case, in favor of (i) sellers in connection with Acquisitions permitted hereunder and (ii)

purchasers in connection with Dispositions permitted under Section 7.9;

(f) Contingent Obligations in respect of (x) appeal bonds or similar instruments and (y) payment, bid, performance or surety bonds, or other similar bonds, completion guarantees, or similar instruments, workers’ compensation claims, health, disability or other employee benefit insurance claims, self insurance obligations, letters of credit, and bankers acceptances issued for the account of any Credit Party or any of their respective Subsidiaries, in each case listed under this clause (y), in the Ordinary Course of Business, and including guarantees or obligations of any such Credit Party or Subsidiary with respect to letters of credit supporting such appeal, payment, bid, performance or surety or other similar bonds, completion guarantees, or similar instruments, workers’ compensation claims, health, disability or other employee benefit insurance claims, self insurance obligations and bankers acceptances (in each case other than for an obligation for money borrowed);

(g) Continent Obligations in respect of netting services or overdraft protection or otherwise in connection with deposit or securities accounts in the ordinary course of business;

(h) other Contingent Obligations not in excess of $5,000,000 in the aggregate at any time outstanding;

(i) as arising under the Loan Documents; and

(j) Contingent Obligations of Borrower or any Subsidiary in respect of Indebtedness of Borrower or a Subsidiary otherwise permitted to be incurred under this Section 7.1.1; provided, that to the extent any such Indebtedness is subject to a restrictive cap or basket, the applicable Contingent Obligation shall not be in excess of such restrictive cap or basket.

7.2 Liens. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its Property, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a) any Lien existing on the Property of a Credit Party or a Subsidiary of a Credit Party on the Closing Date and set forth in Schedule 7.2, including replacement Liens on the Property currently subject to such Liens securing Indebtedness permitted by Section 7.1.1(c);

(b) any Lien created under any Loan Document;

(c) Liens for taxes, fees, assessments or other governmental charges (i) which are not past due or remain payable without penalty, or (ii) the non-payment of which is permitted by Section 6.7;

(d) carriers’, warehousemen’s, mechanics’, landlords’, processors’ materialmen’s, repairmen’s or other similar Liens arising in the Ordinary Course of

Business which are not past due or remain payable without penalty or which are being contested in good faith and by appropriate proceedings diligently prosecuted, which proceedings have the effect of preventing the forfeiture or sale of the Property subject thereto and for which adequate reserves in accordance with GAAP are being maintained;

(e) Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation or to secure the performance of tenders, statutory obligations, surety, stay, customs and appeals bonds, bids, leases, governmental contract, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or to secure liability to insurance carriers;

(f) Liens consisting of judgment or judicial attachment liens (other than for payment of taxes, assessments or other governmental charges) not resulting in an Event of Default;

(g) easements, rights of way, zoning and other restrictions, minor defects or other irregularities in title, and other similar encumbrances incurred in the Ordinary Course of Business which do not in any case materially detract from the value of the Property subject thereto or interfere in any material respect with the ordinary conduct of the businesses of any Credit Party or any Subsidiary of any Credit Party;

(h) Liens securing Permitted Purchase Money Indebtedness;

(i) any interest or title of a lessor or sublessor or licensor or sublicensor under any lease or license permitted by this Agreement;

(j) licenses and sublicenses granted by a Credit Party and leases or subleases (by a Credit Party as lessor or sublessor) to third parties in the Ordinary Course of Business not interfering with the business of the Credit Parties or any of their Subsidiaries;

(k) Liens in favor of collecting banks arising by operation of law under Section 4-210 of the UCC or, with respect to collecting banks located in the State of New York, under 4-208 of the Uniform Commercial Code as in effect under the laws of the State of New York;

(l) normal and customary rights of setoff upon deposits in favor of depository institutions, and Liens of a collecting bank on checks, drafts or other items of payment payable to a Credit Party or any of its Subsidiaries, including those constituting proceeds of any Collateral, in the course of collection;

(m) Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods in the Ordinary Course of Business;

(n) Liens securing Ratio Debt permitted to be incurred pursuant to

Section 7.1.1(n), subject to an Intercreditor Agreement reasonably satisfactory to Bank;

(o) any Lien securing Indebtedness permitted pursuant to Section 7.1.1(l); provided that (i) such Lien is not created in contemplation of or in connection with such Permitted Acquisition, Investment or such Person becoming a Credit Party, as the case may be, (ii) such Lien shall not apply to any Property other than the Property of any Person prior to the time such Person is acquired in connection with such Permitted Acquisition or Investment or such Person becomes a Credit Party, as the case may be, (iii) such Lien shall secure only Indebtedness permitted pursuant to Section 7.1.1(l) existing on the date of such Permitted Acquisition, Investment or such Person becoming a Credit Party, as the case may be and (iv) the aggregate principal amount of Indebtedness secured by the Liens permitted by this clause (o) shall not exceed the lesser of (x) an amount equal to the greater of (1) $5,000,000 and (2) 15% of EBITDA for the Test Period most recently ended and (y) the fair market value of all Property subject to such Liens;

(p) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(q) (i) Liens attaching solely to cash earnest money deposits in connection with an Investment permitted under this Agreement and (ii) to the extent constituting a Lien, escrow arrangements securing indemnification obligations associated with any Investment permitted under this Agreement;

(r) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the Ordinary Course of Business;

(s) Liens arising from precautionary Uniform Commercial Code financing statement filings regarding operating leases entered into by Borrower or any Subsidiary in the Ordinary Course of Business;

(t) Liens on Capital Stock of any joint venture (pursuant to the relevant joint venture agreement or arrangement) to the extent that such Liens secure capital calls and similar obligations and not Indebtedness to a third party; and

(u) Liens not otherwise permitted pursuant to the foregoing clauses of this Section 7.2; provided, that (i) the aggregate amount of Indebtedness or other obligations so secured shall not exceed $2,500,000 and (ii) no Indebtedness permitted under Section 7.1.1(i) shall be secured by Liens permitted under this clause (t).

7.3 Compliance with ERISA. No ERISA Affiliate shall cause or suffer to exist (a) any event that could result in the imposition of a Lien on any asset of a Credit Party or a Subsidiary of a Credit Party with respect to any Title IV Plan or Multiemployer Plan or (b) any other ERISA Event, that would, in the aggregate, result in Liabilities in excess of $3,500,000. No Credit Party shall cause or suffer to exist any event that could reasonably be expected to result in the imposition of a Lien with respect to any Benefit Plan.

7.4 Consolidations and Mergers. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except (a) any Subsidiary of Borrower may merge, consolidate or otherwise combine with or into, convey, transfer, lease or otherwise dispose of all or substantially all of its assets or stock (whether in one transaction or in a series of transactions), or dissolve or liquidate into, Borrower or a Wholly-Owned Subsidiary of Borrower which is a Subsidiary Guarantor, provided that Borrower or a Wholly-Owned Subsidiary which is or becomes a Subsidiary Guarantor shall be the continuing or surviving entity and all actions required to maintain perfected Liens on the Collateral in favor of Bank shall have been completed, (b) any Subsidiary that is not a Credit Party may merge, consolidate or otherwise combine with or into, convey, transfer, lease or otherwise dispose of all or substantially all of its assets or stock (whether in one transaction or in a series of transactions), or dissolve or liquidate into another Subsidiary that is not a Credit Party; provided, that (i) no Domestic Subsidiary shall merge, consolidate or otherwise combine with or into, convey, transfer, lease or otherwise dispose of all or substantially all of its assets or stock (whether in one transaction or in a series of transactions), or dissolve or liquidate into a Foreign Subsidiary unless such Domestic Subsidiary is the survivor thereof and (ii) no First Tier Foreign Subsidiary shall merge, consolidate or otherwise combine with or into, convey, transfer, lease or otherwise dispose of all or substantially all of its assets or stock (whether in one transaction or in a series of transactions), or dissolve or liquidate into a Foreign Subsidiary that is not a First Tier Foreign Subsidiary unless a First Tier Foreign Subsidiary is the survivor thereof, (c) Dispositions in compliance with Section 7.9, including pursuant to a merger, amalgamation or consolidation, so long as such Dispositions do not constitute all or substantially all of the assets of Borrower and its Subsidiaries taken as a whole, and (d) Investments permitted pursuant to Section 7.5, including pursuant to a merger, consolidation or amalgamation or any other combination with any person (so long as, to the extent a Credit Party is a party to such transaction, (x) such Credit Party is the surviving entity or (y) the surviving entity of such transaction becomes a Credit Party hereunder and assumes the obligations of such extinguished Credit Party; provided, in the case of this clause (y), that Borrower shall not be an extinguished Credit Party).

7.5 Acquisitions and Investments. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, (i) purchase or acquire any Capital Stock, or any obligations or other securities of, or any interest in, any Person, including the establishment or creation of a Subsidiary, or (ii) make any Acquisitions, or any other acquisition of all or substantially all of the assets of another Person, or of any business or division of any Person, including without limitation, by way of merger, consolidation or other combination or (iii) make or purchase any advance, loan, extension of credit or capital contribution to or any other investment in any Person including Borrower, any Affiliate of Borrower or any Subsidiary of Borrower (the items described in clauses (i), (ii) and (iii) are referred to as “Investments”), except for:

(a) Investments in cash and Cash Equivalents, including any deposit accounts and investment accounts in which such Investments are held;

(b) Investments by any Credit Party in any Subsidiary, and by any Subsidiary in any Credit Party or another Subsidiary; provided, that: (i) the Credit Parties shall accurately record all intercompany transactions on their respective books and records, (ii) the aggregate amount of such Investments made by the Credit Parties and other Domestic Subsidiaries in Foreign Subsidiaries during any Fiscal Year (excluding retained earnings of such Subsidiaries) shall not exceed $2,500,000 (with any unused amount in a Fiscal Year carried over and available for use only in the immediately succeeding Fiscal Year, and with such amount only being available for use in such immediately succeeding Fiscal Year after the regularly scheduled amount for such Fiscal Year has been fully utilized) and (iii) the aggregate amount of such Investments made by the Credit Parties in Domestic Subsidiaries that are not Credit Parties during any Fiscal Year (excluding retained earnings of such Subsidiaries) shall not exceed $2,500,000 (with any unused amount in a Fiscal Year carried over and available for use only in the immediately succeeding Fiscal Year, and with such amount only being available for use in such immediately succeeding Fiscal Year after the regularly scheduled amount for such Fiscal Year has been fully utilized);

(c) Investments received as the non-cash portion of consideration received in connection with transactions permitted pursuant to Section 7.9(b);

(d) Investments acquired in connection with the settlement of delinquent Accounts in the Ordinary Course of Business or in connection with the bankruptcy or reorganization of suppliers or customers;

(e) Investments existing on the Closing Date and set forth in Schedule 7.5 and any modification, replacement, renewal, reinvestment or extension of any such Investment that does not increase the amount of such Investment on the Closing Date;

(f) loans or advances to employees permitted under Section 7.8;

(g) Permitted Acquisitions;

(h) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(i) Investments in an aggregate amount outstanding not to exceed the greater of (x) $10,000,000 and (y) 20% of EBITDA for the Test Period most recently ended;

(j) Swap Agreements to the extent permitted under Section 7.1.2;

(k) to the extent constituting an Investment, (i) the endorsement of negotiable instruments deposited or to be deposited for collection in the Ordinary Course of Business, (ii) prepaid expenses made in the Ordinary Course of Business and (iii) lease, utility and other similar deposits in the Ordinary Course of Business;

(l) to the extent constituting an Investment, escrow deposits to secure indemnification obligations in connection with Dispositions permitted hereunder, Permitted Acquisitions and other permitted Investments;

(m) to the extent constituting an Investment, Indebtedness permitted by Section 7.1.1, Contingent Obligations permitted under Section 7.1.2, Liens permitted under Section 7.2, transactions permitted by Section 7.4 and Restricted Payments permitted by Section 7.6;

(n) non-cash Investments in joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology, the providing of technical support and/or the contribution of free advertising (or otherwise at a reduced rate);

(o) Investments to the extent that payment for such Investments is made solely with Eligible Equity Issuances (and, in each case, the net cash proceeds of such contribution or issuance are promptly contributed to Borrower);

(p) Investments consisting of earnest money deposits required in connection with a Permitted Acquisition or other Investment permitted under this Agreement; and

(q) Investments of any Person existing at the time such Person becomes a Subsidiary pursuant to a Permitted Acquisition or any other Acquisition permitted hereunder so long as such Investments were not made in contemplation of such Person becoming a Subsidiary pursuant to such Permitted Acquisition or other Acquisition.

The amount of any Investment shall be the initial amount of such Investment less, in each case to the extent in cash, all returns of principal, capital, Restricted Payments and other returns thereof to Borrower and its Subsidiaries, and less all liabilities expressly and irrevocably assumed by another Person in connection with the sale of such Investment.

7.6 Restricted Payments. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, (i) make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any Capital Stock, (ii) purchase, redeem or otherwise acquire for value any Capital Stock now or hereafter outstanding, (iii) make any payment or prepayment of principal of, premium, if any, interest, fees, redemption, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, Subordinated Indebtedness or (iv) except as permitted under Sections 7.5 and 7.8, make any loans to the stockholders of Borrower or to any Affiliates, lineal descendants or spouses of such stockholders, or trusts established for the benefit of any such Persons (the items described in clauses (i), (ii), (iii) and (iv) above, and the payments permitted under the following clauses (a) through and including (m) are referred to as “Restricted Payments”); provided, that (x) any Wholly-Owned Subsidiary of Borrower may declare and pay dividends to Borrower or any Wholly-Owned Subsidiary of Borrower, and (y) Restricted Payments covered in clauses (a) through and including (l) are permitted under this Section 7.6 so long as, (x) with respect to clauses (b), (h), (i) and (j), no Default or Event of Default has occurred and is continuing or would arise as a result of such Restricted Payment and (y) with respect to clauses (e) and (g), no Specified Event of Default has occurred and is continuing or would arise as a result of such Restricted Payment:

(a) Borrower may declare and make dividend payments or other distributions payable solely in its Capital Stock, and may make non-cash redemptions of its Capital Stock;

(b) Borrower may make distributions to Holdings which are immediately used by Holdings to redeem Capital Stock from officers, directors, employees and lineal descendants or spouses of such stockholders, or trusts established for the benefit of any such Persons, provided that after giving effect to such Restricted Payment, the Credit Parties are in compliance on a Pro Forma Basis with the covenants set forth in Sections 8.1 and 8.2, recomputed for the most recent Fiscal Quarter for which financial statements have been delivered;

(c) if Borrower files a consolidated, combined, unitary or similar type income tax return with Holdings, Borrower may make distributions to Holdings to permit Holdings to pay federal and state income taxes then due and payable, franchise taxes and other similar licensing expenses incurred in the Ordinary Course of Business, provided, that the amount of such distribution shall not be greater than the amount of such taxes or expenses that would have been due and payable by Borrower and its Subsidiaries had Borrower not filed a consolidated, combined, unitary or similar type return with Holdings;

(d) Borrower may make Permitted Tax Distributions;

(e) Borrower may pay Borrower Equity Repurchase Amounts;

(f) Credit Parties may make Tax Receivable Agreement Payments;

(g) to the extent constituting Restricted Payments, Earn-Outs and other similar contingent consideration obligations; provided, that after giving effect to such Restricted Payments, Borrower is in compliance with the financial covenants set forth in Section 8 of this Agreement on a Pro Forma Basis;

(h) Borrower and its Subsidiaries may make Permitted Subordinated Debt Payments;

(i) Restricted Payments paid in cash that are not otherwise permitted by the foregoing clauses; provided, that the aggregate amount of all such cash Restricted Payments in any Fiscal Year shall not exceed $5,000,000;

(j) any other Restricted Payment; provided, that both immediately before and immediately after giving effect to such Restricted Payment the Cash Flow Leverage Ratio (calculated on a trailing four-Fiscal Quarter basis and on a Pro Forma Basis) is less than 2.00 to 1.00, assuming that the applicable Restricted Payment was made on the first day of the most recently ended period of four consecutive Fiscal Quarters;

(k) non-cash repurchases of Capital Stock deemed to occur upon the exercise of stock options or warrants or similar rights if the Capital Stock represents a portion of the exercise price thereof;

(l) Borrower may make payments (and may make distributions to

Holdings for payments made or expected to be made by Holdings) in respect of withholding or similar taxes payable upon exercise, vesting or settlement of Capital Stock by any future, present or former employee, director, officer, manager or consultant (or their respective controlled Affiliates or permitted transferees) and any repurchases of Capital Stock deemed to occur upon the exercise of stock options or warrants if such Capital Stock represents a portion of the exercise price of such options or warrants or required withholding or similar taxes; and

(m) on the Closing Date, Borrower may make a one-time distribution to Holdings in an aggregate amount not to exceed $31,500,000, so long as no Event of Default has occurred and is continuing or would arise as a result of such Restricted Payment.

7.7 Capital Structure. Except in connection with a transaction permitted under Section 7.4, no Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, make any material changes in its equity capital structure (other than (i) in the case of Subsidiaries, Investments permitted by Section 7.5 and (ii) in the case of Borrower, other than changes not resulting in the occurrence of a Change of Control) or amend any of its organization documents in any material respect and, in each case, in any respect that is adverse to Bank in any material respect.

7.8 Affiliate Transactions. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, enter into any transaction with any Affiliate of Borrower or of any such Subsidiary with a fair market value in excess of the greater of (x) $100,000 and (y) 0.25% of EBITDA for the Test Period most recently ended, except:

(a) as permitted by this Agreement;

(b) in the Ordinary Course of Business and pursuant to the reasonable requirements of the business of such Credit Party or such Subsidiary upon fair and reasonable terms no less favorable to such Credit Party or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of Borrower or such Subsidiary; provided, that to the extent such transaction is limited or restricted by another provision of this Agreement, such limitation or restriction shall apply and shall not be circumvented by this clause (b);

(c) loans or advances to employees of a Credit Party or a Subsidiary for travel, entertainment and relocation expenses and other ordinary business purposes in the Ordinary Course of Business not to exceed $250,000 in the aggregate outstanding at any time;

(d) non-cash loans or advances made by Borrower to officers, employees and directors of a Credit Party, a Subsidiary or Holdings that are simultaneously used by such Persons to purchase Capital Stock of Borrower or Holdings;

(e) reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans and awards or grants of equity securities) and indemnification arrangements and severance agreements;

(f) transactions between Credit Parties that involve no other Person;

(g) any other agreement, arrangement or transaction as in effect on the Closing Date and listed on Schedule 7.8, and any amendment or modification with respect to such agreement, arrangement or transaction, and the performance of obligations thereunder, so long as such amendment or modification is not materially adverse to the interests of Bank; and

(h) the transactions contemplated by the ESAs, the Regal Agreement, the Software License Agreement, the Tax Receivable Agreement, the Borrower Operating Agreement, the Common Unit Adjustment Agreement and the Management Agreement; provided, that this clause (h) shall only permit (1) transactions contemplated by such documents as of the Closing Date or (2) transactions contemplated by amendments or modifications of such documents so long as such amendments or modifications do not violate Section 7.15.

7.9 Dispositions. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, directly or indirectly, make any Disposition except:

(a) Dispositions in the Ordinary Course of Business to any Person other than an Affiliate of a Credit Party of Inventory (including advertising, lobby promotions, sponsorships and digital programming inventory) or worn out, surplus, obsolete, unmerchantable or otherwise unsalable assets (including the abandonment of Intellectual Property Collateral not constituting Material Intellectual Property);

(b) Dispositions not otherwise permitted hereunder which are made for fair market value; provided, that (A) at the time of any Disposition, no Event of Default shall exist or shall result from such Disposition, (B) not less than 75% of the aggregate sales price from such Disposition shall be paid in cash and (C) the aggregate fair market value of all assets so sold by the Credit Parties and their Subsidiaries, together, shall not exceed in any Fiscal Year the greater of (x) $5,000,000 and (y) 10% of EBITDA for the Test Period most recently ended (with any unused amount in a Fiscal Year carried over and available for use only in the immediately succeeding Fiscal Year, and with such amount only being available for use in such immediately succeeding Fiscal Year after the regularly scheduled amount for such Fiscal Year has been fully utilized);

(c) Dispositions of Cash Equivalents;

(d) licenses and sublicenses granted by a Credit Party and leases or subleases (by a Credit Party as lessor or sublessor) to third parties in the Ordinary Course of Business not materially interfering with the business of the Credit Parties or any of their Subsidiaries;

(e) Dispositions of property to Borrower and its Subsidiaries; provided, that if the transferor of such property is a Credit Party (i) the transferee thereof must be a Credit Party or (ii) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 7.5;

(f) Dispositions of Accounts in connection with the collection or compromise thereof in the Ordinary Course of Business in order to resolve disputes for less than the face value of such Accounts owing to a Credit Party by a Person that is not an Affiliate of a Credit Party;

(g) the surrender or waiver of contract rights (including the termination of a lease of real or personal property) in the Ordinary Course of Business;

(h) the settlement, release or surrender of tort or other litigation (or potential litigation) claims in the Ordinary Course of Business;

(i) to the extent constituting Dispositions, the granting of Permitted Liens, transactions permitted by Section 7.4, the making of Investments permitted by Section 7.5 and the making of Restricted Payments permitted by Section 7.8;

(j) the Disposition of assets specified on Schedule 7.9(l);

(k) Dispositions (other than leases) of Equipment to the extent that (A) such property is exchanged for credit against the purchase price of similar replacement property or (B) the proceeds of such Disposition are substantially concurrently applied to the purchase price of such replacement property;

(l) Dispositions by Borrower of Holdings’ Capital Stock in connection with the redemption of Borrower’s Capital Stock by any member of Borrower (other than Holdings) in accordance with Article 9 of the Borrower Operating Agreement;

(m) licenses (and dispositions or cancellations of such licenses) of Intellectual Property Collateral rights by Borrower or any Subsidiaries, as licensor, in the Ordinary Course of Business;

(n) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of Borrower or any Subsidiary;

(o) (A) Dispositions of non-core assets acquired in connection with any Permitted Acquisition or other Acquisition or Investment permitted hereunder; provided, that such Disposition occurs within twelve (12) months of the consummation of the transaction in which such non-core assets were acquired and no Event of Default has occurred and is continuing or would immediately result therefrom and (B) Dispositions for fair market value (as determined in good faith by Borrower) of any assets (including Capital Stock) made to obtain the approval of any applicable antitrust authority in connection with a Permitted Acquisition or other similar permitted Investment; provided, that the aggregate fair market value of all assets so sold by the Credit Parties and their Subsidiaries pursuant to this clause (o), together, shall not exceed in any Test Period the greater of (x) $5,000,000 and (y) 10% of EBITDA for the Test Period most recently ended;

(p) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements; and

(q) Dispositions of Equipment to network affiliates in the Ordinary Course of Business in connection with the sale or distribution of advertising.

Notwithstanding the foregoing or anything to the contrary set forth herein or in any other Loan Document, no Credit Party shall Dispose of any of its Material Intellectual Property unless such Disposition is made to another Credit Party; provided, that the foregoing restriction shall not apply to (i) non-exclusive licenses of Material Intellectual Property to third parties, joint ventures and non-Credit Party Subsidiaries (including non-exclusive licenses of technology to theatre exhibitors) or (ii) the termination of licenses either no longer constituting Material Intellectual Property or to the extent that such license is concurrently replaced.

7.10 Change in Business. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, engage in any line of business substantially different from those lines of business carried on by it on the date hereof and other lines of business reasonably related, similar, ancillary, corollary, complementary or incidental thereto or reasonable extensions thereof.

7.11 Changes in Accounting, Name or Jurisdiction of Organization; Etc.

(a) No Credit Party shall, and no Credit Party shall suffer or permit Holdings or any of its Subsidiaries to, (i) make any significant change in accounting treatment or reporting practices, except as required by GAAP or (ii) change the Fiscal Year or method for determining Fiscal Quarters or Fiscal Months of any Credit Party or of any consolidated Subsidiary of any Credit Party.

(b) No Credit Party shall (i) change its legal name as it appears in official filings in its jurisdiction of organization or (ii) change its (A) jurisdiction of organization, (B) chief executive office or (C) principal place of business, in each case of this clause (b), without at least 20 days’ prior written notice to Bank and the acknowledgement of Bank that all actions reasonably required by Bank to continue the perfection of its Liens, to the extent applicable, have been completed.

7.12 No Negative Pledges. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, directly or indirectly, (x) create or otherwise cause or suffer to exist or become effective any consensual restriction or encumbrance of any kind on the ability of any Credit Party or Subsidiary to pay dividends or make any other distribution on any of such Credit Party’s or Subsidiary’s Capital Stock or make other payments and distributions to Borrower or any other Credit Party or (y) directly or indirectly, enter into, assume or become subject to any Contractual Obligation prohibiting or otherwise restricting the existence of any Lien upon any of the Collateral in favor of Bank, whether now owned or hereafter acquired; provided, that:

(i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document;

(ii) the foregoing shall not apply to customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 7.4 or 7.9 or pending the consummation of such sale, stock sale agreements, joint venture agreements and agreements evidencing Indebtedness of such joint ventures, sale/leaseback agreements, purchase agreements, or acquisition agreements (including by way of merger, acquisition, consolidation or amalgamation), entered into by Borrower or any Subsidiary solely to the extent pending the consummation of such transaction;

(iii) clause (x) of the foregoing shall not apply to restrictions, limitations or conditions imposed by any of the following: (x) any agreement relating to Ratio Debt, (y) any agreement related to Subordinated Indebtedness and (z) net worth provisions in leases and other agreements entered into by Borrower or any Subsidiary in the Ordinary Course of Business;

(iv) clause (y) of the foregoing shall not apply to any of the following: (x) customary provisions in leases and other contracts restricting the assignment thereof, (y) any agreement relating to secured Indebtedness permitted by this Agreement if, in the case of this clause (y), such restrictions or conditions apply only to the Property securing such Indebtedness and (z) customary restrictions on cash or other deposits; and

(v) the foregoing shall not apply to restrictions, limitations or conditions imposed by any agreement or other instrument of a Person acquired in a Permitted Acquisition or other Investment permitted by Section 7.5 in existence at the time of such Permitted Acquisition or other Investment (and not created in connection therewith or in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the Property or assets of the Person, so acquired;

provided, that if any restrictions, limitations or conditions permitted pursuant to clauses (iii) (other than pursuant to sub-clause (z)) or (v) (other than restrictions, limitations or conditions imposed by agreements relating to purchase money or Capital Lease Obligations or other agreements not evidencing Indebtedness) above (1) are similar to any restrictions, limitations or conditions in this Agreement, but are more restrictive or limiting than those set forth herein, or are more beneficial to the applicable lender or creditor than the restrictions, limitations or conditions provided to the Bank or (2) differ from the restrictions, limitations or conditions in this Agreement (for example, agreements evidencing Ratio Debt that include an asset coverage financial covenant), then (A) the terms of this Agreement shall, without any further action on the part of Borrower, any other Credit Party or Bank, be deemed to be amended automatically and immediately to include such restrictions, limitations or conditions, (B) promptly after any Credit Party becomes aware of any such restriction, limitation or condition, such Credit Party shall notify Bank thereof and (C) at the reasonable request of the Bank, Borrower shall promptly execute and deliver at its expense an amendment to this Agreement in form and substance satisfactory to the Bank evidencing the amendment of this Agreement to include such restrictions, limitations or conditions.

7.13 Sale-Leasebacks. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, engage in a sale leaseback, synthetic lease or similar transaction involving any of its assets.

7.14 Removal of Collateral. Except for Dispositions permitted by Section 7.9, no Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, (a) remove any of the Collateral (except for Equipment and Inventory in transit, out for repair or transferred or relocated to theaters in the Ordinary Course of Business) from the locations set forth in Schedule 5.20 or keep any of the Collateral (except for Equipment and Inventory in transit, out for repair or transferred or relocated to theaters in the Ordinary Course of Business) at any other office or location without giving Bank notice of such action promptly (and in any event no later than the next Quarterly Reporting Date) and complying with the other terms of this Agreement; provided that such location is within the continental United States or (b) locate any Inventory in any warehouse which has or will issue a negotiable warehouse receipt for such Inventory without Bank’s prior consent.

7.15 Material Contracts; Subordinated Indebtedness. No Credit Party shall: (i) amend, supplement or otherwise modify (pursuant to a waiver or otherwise, but excluding any modifications to the ESAs as a result of any changes resulting from a “most favored nation” provision) any document, instrument or agreement relating to any Material Contract (x) if such modification would be adverse to Bank in any material respect, (y) without providing a copy of any such amendment, supplement or other modification to Bank within ten (10) Business Days following the effective date thereof or (z) with respect to the Management Agreement, to add new payment terms or requirements or amend any other provision that results in payments (other than the payment of expenses in the Ordinary Course of Business) being made by Borrower beyond the payments contemplated in the Management Agreement as in effect on the Closing Date; or (ii) make any amendment or modification to any agreements, documents or instruments evidencing Subordinated Indebtedness, or make any payment in respect of any Subordinated Indebtedness, except to the extent permitted by the applicable subordination agreement to which Subordinated Indebtedness is subject.

8. FINANCIAL COVENANTS.

Until Payment in Full, Borrower will, and will cause each other Credit Party to, observe, perform, and comply with the covenants set forth below in this Section 8.

8.1 Minimum Fixed Charge Coverage Ratio. Borrower will not permit the Fixed Charge Coverage Ratio, as of the last day of each of its Fiscal Quarters (commencing with the Fiscal Quarter ending on or about December 31, 2024) for the four-Fiscal Quarter period then ended, to be less than 1.50 to 1.00.

8.2 Maximum Cash Flow Leverage Ratio. Borrower will not permit the Cash Flow Leverage Ratio, as of the last day of each of its Fiscal Quarters (commencing with the Fiscal Quarter ending on or about December 31, 2024) for the four-Fiscal Quarter period then ended, to be greater than 2.25 to 1.00.

9. DEFAULT.

9.1 Events of Default. Any of the following shall constitute an “Event of Default”:

(a) Non-Payment. Any Credit Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, including after maturity of the Loans, or to pay any obligation in respect of any L/C Disbursement or (ii) within three Business Days after the same becomes due, any interest on any Loan or any fee or any other amount payable hereunder or pursuant to any other Loan Document;

(b) Representation or Warranty. Any representation, warranty or certification on behalf of Holdings or by or on behalf of any Credit Party or any of its Subsidiaries made or deemed made herein, in any other Loan Document, or in any certificate, document or financial or other statement by any such Person, or their respective Responsible Officers, furnished at any time under this Agreement, or in or under any other Loan Document, shall prove to have been incorrect in any material respect (without duplication of other materiality qualifiers therein) on or as of the date made or deemed made;

(c) Specific Defaults. Any Credit Party fails to perform or observe any term, covenant or agreement in any of Section 6.1; 6.2(a); 6.3; 6.4(a) (solely with respect to the existence of the Credit Parties); 6.6; 6.7; 6.9; 6.10; 6.11; 6.13; 6.14; 7; or 8 (subject to Section 9.6); provided, that a default in respect of Section 6.1(a) as a result of the delivery of a report and opinion of an auditor that contains a “going concern” or like qualification or statement relating to any prospective breach of a financial covenant set forth in Section 8 shall not constitute an Event of Default unless such default shall continue unremedied or unwaived by Bank for a period of 45 days following the date of the delivery of such report (or, if earlier, the date that such report was required to be delivered pursuant to Section 6.1(a));

(d) Other Defaults. Any Credit Party or Subsidiary of any Credit Party fails to perform or observe any other term, covenant or agreement in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of 30 days after the earlier to occur of (i) the date upon which a Responsible Officer becomes aware of such default or (ii) the date upon which written notice thereof is given to Borrower by Bank;

(e) Cross Default. (i) Any Credit Party or any Section 9 Subsidiary (x) fails to make any payment in respect of any Material Indebtedness (including, for purposes hereof, Contingent Obligations, undrawn committed or available amounts, and amounts owing to all creditors under any combined or syndicated credit arrangement), other than the Obligations, when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the document relating thereto on the date of such failure; or (y) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Material Indebtedness, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Material Indebtedness or beneficiary or beneficiaries of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Material Indebtedness to be declared to be due and payable prior to its stated maturity (without regard to any subordination terms with respect thereto), or to become payable or cash collateral in respect thereof to be demanded; provided that this clause (i) shall not apply to secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement and such Indebtedness is promptly repaid with the proceeds thereof in accordance with its terms); or (ii) a termination event or similar event occurs under any Material Contract; provided, however, that with respect to any Material Contract that expires or is terminated other than by reason of a default or event of default by the applicable Credit Party, no Event of Default shall occur under this Section 9.1(e) if such Material Contract is replaced with a substantially similar agreement or arrangement within 90 days after such expiration or termination occurs or, in the event that such Material Contract is subject to a binding letter of intent or other similar agreement within such 90-day period, within 180 days after such expiration or termination occurs.

(f) Involuntary Proceedings. An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Holdings, a Credit Party or any Section 9 Subsidiary or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, any Credit Party or any Section 9 Subsidiary or for a substantial part of its assets, and, in any such case, such appointment shall continue undischarged or unstayed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(g) Voluntary Proceedings. Holdings, any Credit Party or any Section 9 Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereinafter in effect, (ii) consent to the institution of any, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 9.1(f), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, such Credit Party or Section 9 Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(h) Monetary Judgments. One or more judgments, non-interlocutory orders, decrees or arbitration awards shall be entered against any one or more of the Credit Parties or any of their respective Subsidiaries involving in the aggregate a liability of $3,000,000 or more (excluding amounts covered by insurance to the extent the relevant independent third party insurer has not denied coverage therefor), and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of 30 days after the entry thereof;

(i) Non-Monetary Judgments. One or more non-monetary judgments,

orders or decrees shall be rendered against any one or more of the Credit Parties or any of their respective Subsidiaries which has or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, and there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(j) Collateral. Any material provision of any Loan Document shall for any reason cease to be valid and binding on or enforceable against any Credit Party or any Credit Party shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in the Collateral purported to be covered thereby or such security interest shall for any reason (other than the failure of Bank to take any action within its control) cease to be a perfected and first priority security interest subject only to Permitted Liens that (i) are expressly allowed to have priority over Bank’s Liens or (ii) constitute non-consensual Liens that have priority as a result of applicable Law; provided, that (x) such Liens shall not include any Lien securing Indebtedness for borrowed money, (y) no action to enforce such Lien has been commenced and (z) no intention to subordinate the first priority Lien granted in favor of Bank is to be hereby implied or expressed by the permitted existence of such Liens;

(k) Change of Control. A Change of Control shall occur;

(l) Invalidity of Subordination Provisions. The subordination provisions of any agreement or instrument governing any Subordinated Indebtedness, including any subordination agreement to which it is subject, shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or any Person shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations, for any reason shall not have the priority contemplated by this Agreement or such subordination provisions; or

(m) Invalidity of Loan Documents. (i) Any Guarantor repudiates, revokes or attempts to revoke its Guaranty, (ii) any Credit Party denies or contests the validity or enforceability of any Loan Documents or Obligations, or (iii) the perfection or priority of any Lien granted to Bank, or any Loan Document, ceases to be in full force or effect for any reason (other than a waiver or release by Bank).

9.2 Remedies. Upon the occurrence of any Event of Default, Bank may:

(a) declare all or any portion of the Revolving Commitment to make Loans and/or Bank’s obligations to issue Letters of Credit to be suspended or terminated, whereupon such commitments shall forthwith be suspended or terminated;

(b) declare all or any portion of the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable; without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Credit Party;

(c) demand Borrower to, and Borrower shall, forthwith upon such demand and without any further notice or act, Cash Collateralize the L/C Obligations at such time in an amount equal to 103% of the outstanding L/C Obligations plus any accrued and unpaid interest thereon;

(d) take possession of the Collateral and maintain such possession on any Credit Party’s premises at no cost to Bank, or remove the Collateral, or any part thereof, to such other place(s) as Bank may desire;

(e) enter any premises on which the Collateral, or any part or records thereof, may be situated and remove the same therefrom, for which action no Credit Party will assert against Bank any claim for trespass, breach of the peace or similar claim and no Credit Party will hinder Bank’s efforts to effect such removal;

(f) require any Credit Party, at its cost, to assemble the Collateral and make it available at a place designated by Bank;

(g) collect, compromise, take, sell or otherwise deal with the Collateral and proceeds thereof in its own name or in the name of the applicable Credit Party, including (i) bringing suit on any one or more of the accounts, chattel paper, instruments, documents, leases or other agreements (collectively, “Contracts”) in the name of such Credit Party or Bank, and exercise all such other rights respecting the Contracts, in the name of such Credit Party or Bank, including the right to accelerate or extend the time of payment, settle, release in whole or in part any amounts owing on any Contract and issue credits in the name of such Credit Party or Bank, and including proceeding against any collateral or security provided in respect of any Contract, and (ii) bringing suit on any one or more of the general intangibles, in the name of such Credit Party or Bank, and exercise all such other rights respecting the general intangibles, including the right to accelerate or extend the time of payment, settle, release in whole or in part any amounts owing on any general intangible and issue credits in the name of such Credit Party or Bank, and including proceeding against any collateral or security provided in respect of any general intangible;

(h) sell part or all of the Collateral at public or private sale(s), for cash, upon credit or otherwise, at such prices and upon such terms as Bank deems advisable, at Bank’s discretion, and Bank may, if Bank deems it reasonable, postpone or adjourn any sale of the Collateral from time to time by an announcement at the time and place of sale or by announcement at the time and place of such postponed or adjourned sale, without being required to give a new notice of sale, and without being obligated to make any sale of the Collateral regardless of notice of sale having been given, and Bank may purchase any Collateral at such public or private sale(s) and, in lieu of actual payment of the purchase price, may set off the amount of such price against the Obligations;

(i) to the extent Bank has not so acted or is currently so acting pursuant to the other terms of this Agreement, notify the applicable Credit Party’s customers, Account Debtors and any other Persons obligated on the Collateral (i) to make payment or otherwise render performance to or for the benefit of Bank and (ii) that the Contracts and general intangibles have been assigned to Bank and that payments should be made directly to Bank;

(j) require any Credit Party, using such form as Bank may approve, to notify such Credit Party’s customers, Account Debtors and any other Persons, and to indicate on all of such Credit Party’s correspondence to such customers, Account Debtors and other Persons, that the Contracts and general intangibles must be paid to Bank directly;

(k) sign any indorsements, assignments or other writings of conveyance or transfer in connection with any disposition of the Collateral;

(l) sell, assign, transfer or otherwise dispose of all or any part of the Collateral in any manner permitted by Law and do any other thing and exercise any other right or remedy which Bank may, with or without judicial process, do or exercise under applicable Law, and in any such sale Bank may sell, assign, transfer or otherwise dispose of all or any part of the Collateral without giving any warranties and Bank may specifically disclaim any warranties of title and the like;

(m) apply for and have a receiver appointed under state or federal law by a court of competent jurisdiction in any action taken by Bank to enforce its rights and remedies under this Agreement and, as applicable, the other Loan Documents, in order to manage, protect, preserve, and sell and otherwise dispose of all or any portion of the Collateral and continue the operation of the business of the Credit Parties, and to collect all revenues and profits thereof and apply the same to the payment of all expenses and other charges of such receivership, including the compensation of the receiver, and to the payment of the Obligations until a sale or other disposition of such Collateral is finally made and consummated;

(n) enforce the obligations of an Account Debtor or other Person obligated on Collateral and exercise the rights of the debtor with respect to the obligation of the Account Debtor or other Person obligated on Collateral to make payment or otherwise render performance to any Credit Party, and with respect to any property that secures the obligations of the Account Debtor or other Person obligated on Collateral, in any case directly or through collection agencies or other collection specialists;

(o) receive, open and dispose of mail addressed to any Credit Party, and notify postal authorities to deliver any such mail to an address designated by Bank;

(p) make and adjust claims under insurance policies;

(q) without limiting the provisions of Section 10.8, apply (or instruct another Person to apply) to the Obligations the balance of any deposit account that is part of the Collateral; and/or

(r) exercise all other rights and remedies available under the Loan Documents or applicable Law;

provided, however, that upon the occurrence of any event specified in Section 9.1(f) or (g) (in the case of Section 9.1(f) upon the expiration of the 60-day period mentioned therein), the obligation of Bank to make Loans and to issue Letters of Credit shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of Bank, and Borrower shall be and become thereby unconditionally obligated, without any further notice, act or demand, to Cash Collateralize the L/C Obligations at such time in an amount equal to 103% of the outstanding L/C Obligations plus any accrued and unpaid interest thereon.

9.3 Waivers by Credit Parties. Each Credit Party acknowledges that portions of the Collateral could be difficult to preserve and dispose of and be further subject to complex maintenance and management. Accordingly, Bank, in exercising its rights under this Section 9, shall have the widest possible latitude to preserve and protect the Collateral and Bank’s security interest in and Lien thereon. Moreover, each Credit Party acknowledges and agrees that Bank shall have no obligation to, and such Credit Party hereby waives to the fullest extent permitted by law any right that it may have to require Bank to, (a) clean up or otherwise prepare any of the Collateral for sale, (b) pursue any Person to collect any of the Obligations, or (c) exercise collection remedies against any Persons obligated on the Collateral. Bank’s compliance with applicable Law, in addition to the UCC, in connection with a disposition of any or all of the Collateral will not be considered to adversely affect the commercial reasonableness of any disposition of any or all of the Collateral under the UCC.

9.4 Notice of Disposition; Allocations. If any notice is required by Law to effectuate any sale or other disposition of the Collateral, (a) Bank will give the applicable Credit Party written notice of the time and place of any public sale or of the time after which any private sale or other intended disposition thereof will be made, and at any such public or private sale, Bank may purchase all or any of the Collateral, and (b) Bank and each Credit Party agree that such notice will not be unreasonable as to time if given in compliance with this Agreement 10 days prior to any sale or other disposition. The proceeds of the sale will be applied first to all costs and expenses of such sale including attorneys’ fees and other costs and expenses, and second to the payment of all Obligations in the manner and order determined by Bank in its discretion. The Credit Parties shall remain liable to Bank for any deficiency. Unless otherwise directed by Law, Bank will return any excess to the Credit Parties.

9.5 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

9.6 Equity Cure. Notwithstanding anything to the contrary contained in this Section 9, for purposes of determining whether an Event of Default has occurred under the financial covenants set forth in Section 8, any cash equity contribution made to Borrower after the end of a Fiscal Quarter (such Fiscal Quarter, a “Specified Quarter”) and on or prior to the date that is 10 Business Days after the day on which financial statements are required to be delivered for such Specified Quarter (the “Cure Expiration Date”) will, at the request of Borrower, be included in the calculation of EBITDA for the purposes of determining compliance with the applicable financial covenant at the end of such Specified Quarter and applicable subsequent periods which include such Specified Quarter (any such equity contribution so included in the calculation of EBITDA, a “Specified Equity Contribution”); provided that (a) no more than two Specified Equity

Contributions may be made in each four consecutive Fiscal Quarter period, (b) no more than four Specified Equity Contributions may be made during the term of this Agreement, (c) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrower to be in compliance with the applicable financial covenant, (d) Specified Equity Contributions shall not reduce Indebtedness (directly by way of prepayment or indirectly by way of netting) for purposes of determining compliance with the financial covenants in any Fiscal Quarter in which they are included in EBITDA, (e) all Specified Equity Contributions shall be ignored for the purposes of determining financial ratio-based conditions or any baskets with respect to the covenants contained in this Agreement, (f) the proceeds of any such Specified Equity Contribution shall have been contributed to Borrower in cash and (g) Borrower shall not be permitted to borrow Loans or request the issuance of Letters of Credit unless and until the Specified Equity Contribution is made or all Events of Default are waived. Bank may not exercise any remedies under Section 9.2 on the basis of any actual or purported Event of Default under Section 8 following receipt of written notice by Bank of Borrower’s intention to cure a financial covenant default with the proceeds of a Specified Equity Contribution unless and until the Cure Expiration Date has occurred without the Specified Equity Contribution having been received.

10. MISCELLANEOUS.

10.1 Notices.

10.1.1 Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 10.1.2), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or, subject to Section 10.1.2, sent by electronic communication, as follows:

(a) if to any Credit Party, to Borrower at:

6300 S. Syracuse Way, Suite 300

Centennial, CO 80111

Attention: Ronnie Ng, Chief Financial Officer

Email: ronnie.ng@ncm.com; legal@ncm.com

(b) if to Bank at:

U.S. Bank

US Bank Tower Los Angeles

633 W 5th St, Los Angeles, CA 90071

Attention: Mark Davis

Email: mark.davis1@usbank.com

All such notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received, provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient.

10.1.2 Bank or Borrower (on behalf of the Credit Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless Bank otherwise prescribes, all such (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement) and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

10.1.3 Any party hereto may change its address for notices and other communications hereunder by notice to the other parties hereto.

10.2 Waivers; Amendments.

10.2.1 No failure or delay by Bank in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of Bank hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that it would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Credit Party therefrom shall in any event be effective unless the same shall be permitted by Section 10.2.2, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether Bank may have had notice or knowledge of such Default at the time.

10.2.2 Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (a) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Borrower and Bank or, (b) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by Bank and the Credit Party or Credit Parties that are parties thereto. Notwithstanding the foregoing, provisions within Letters of Credit and L/C Documents may be amended, modified, or waived as permitted by the terms of such documents and applicable Law, and nothing in this Section 10.2 shall be construed to require any additional consent of any party hereto for such amendments, modifications, or waivers.

10.3 Expenses; Indemnification.

10.3.1 Each Credit Party shall pay (a) all reasonable and documented out of pocket expenses incurred by Bank and its Affiliates, including the reasonable fees, charges and disbursements of counsel for Bank, in connection with the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (b) all reasonable and documented out-of-pocket expenses incurred by Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (c) all reasonable and documented out-of-pocket expenses incurred by Bank, including the fees, charges and disbursements of any counsel for Bank, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section 10.3, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, and (d) expenses incurred in connection with assessing and responding to any subpoena, garnishment or similar process served on Bank relating to any Credit Party, any Collateral, any Guarantor, any Loan Document or the extensions of credit evidenced thereby. Expenses being reimbursed by the Credit Parties under this Section 10.3 include, without limiting the generality of the foregoing, reasonable and documented costs and expenses incurred in connection with:

(i) appraisals and insurance reviews;

(ii) [Reserved];

(iii) [Reserved];

(iv) background checks regarding senior management and/or key investors, as deemed necessary or appropriate in the sole discretion of Bank;

(v) taxes, fees and other charges for (A) lien and title searches and (B) filing financing statements and continuations, and other actions to perfect, protect, and continue Bank’s Liens;

(vi) sums paid or incurred to take any action required of any Credit Party under the Loan Documents that such Credit Party fails to pay or take; and

(vii) forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining each deposit and similar account or lockbox required hereunder, and costs and expenses of preserving and protecting the Collateral.

All of the foregoing costs and expenses may be charged to Borrower as Revolving Loans or to another deposit account, all as described in Section 2.12.3.

10.3.2 Each Credit Party shall indemnify Bank and each Related Party of Bank (each such Person, an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related documented and out-of-pocket expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (a) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the transactions contemplated hereby, (b) any Loan or Letter of Credit or the use of the proceeds therefrom, (c) any refusal by Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (d) any actual or alleged presence or release of Hazardous Materials on or from any Property owned or operated by any Credit Party or any of its Subsidiaries, or any Environmental Liability related in any way to any Credit Party or any of its Subsidiaries, (e) the failure of any Credit Party to deliver to Bank the required receipts or other required documentary evidence with respect to a payment made by such Credit Party for Taxes pursuant to Section 2.11, or (f) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from (x) the gross negligence or willful misconduct of such Indemnitee or (y) entering into a settlement agreement related thereto without the written consent of Borrower (which consent shall not be unreasonably withheld or delayed) (for the avoidance of doubt, if settled with Borrower’s written consent, or if there is a final judgment for the plaintiff against an Indemnitee in any proceeding, Borrower shall indemnify and hold harmless such Indemnitee to the extent and in the manner set forth above).

10.3.3 To the extent permitted by applicable Law, no Credit Party shall assert, and each hereby waives and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for lost profits or special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereunder, any Loan or Letter of Credit or the use of the proceeds thereof.

10.3.4 All amounts due under this Section 10.3 shall be payable not later than three Business Days after written demand therefor.

10.3.5 Without limiting the provisions of Section 2.11.3, this Section 10.3 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

10.4 Successors and Assigns.

10.4.1 Bank shall have the right to assign this Agreement and the other Loan Documents to an Eligible Assignee. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of Bank that issues any Letter of Credit), except that no Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Bank (and any other attempted assignment or transfer by any Credit Party shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in Section 10.4.2) and, to the extent expressly contemplated hereby, the Related Parties of Bank) any legal or equitable right, remedy or claim under or by reason of this Agreement. Borrower shall keep or cause to be kept at its principal place of business a Loan register in which shall be registered the name and address of the holder(s) of all or any portion of the Loans and the name and address of each assignee of all or any portion of the Loans. The Person in whose name all or any portion of the Loan is registered shall be deemed and treated as the owner and holder thereof for all purposes of this Agreement and all payments of principal and interest in respect of all or any such portions of the Loans shall be made to such Person. Borrower shall register the Loans in the name of the Bank as of the date hereof. Bank shall advise Borrower of any subsequent holder(s) of all or any portion of the Loans and the name and addresses of each assignee of all or any portion of the Loans.

10.4.2 (a) Bank may, without the consent of Borrower, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of Bank’s rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans owing to it); provided that (i) Bank’s obligations under this Agreement shall remain unchanged, (ii) Bank shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower shall continue to deal solely and directly with Bank in connection with Bank’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which Bank sells such a participation shall provide that Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement. Subject to Section 10.4.2(b), Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10 and 2.11 (subject to the requirements and limitations therein, including the requirements under Section 2.11.6 (it being understood that the documentation required under Section 2.11.6 shall be delivered to Bank)) to the same extent as if it had acquired its interest by assignment pursuant to Section 10.4.1. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.8 as though it were Bank, provided such Participant agrees to be subject to Section 2.11.3 as though it were Bank. If Bank sells a participation, Bank shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amount (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that Bank shall not have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letter or credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and Bank shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(b) A Participant shall not be entitled to receive any greater payment under Section 2.10 or 2.11 than Bank would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent.

10.4.3 Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of Bank, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 10.4 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release Bank from any of its obligations hereunder or substitute any such pledgee or assignee for Bank as a party hereto.

10.5 Survival. All covenants, agreements, representations and warranties made by the Credit Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Bank may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Revolving Commitment has not expired or terminated. The provisions of Sections 2.12, 2.13, 9 and 10.3 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Revolving Commitment or the termination of this Agreement or any provision hereof.

10.6 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to Bank constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 3.1, this Agreement shall become effective when it shall have been executed by Bank and when Bank shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

10.7 Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

10.8 Right of Setoff. All cash, moneys, investment property and other properties of any Credit Party and the proceeds thereof now or hereafter held or received by Bank from or for the account of such Credit Party, including any and all deposits (general or special, time or demand, provisional or final), account balances and credits of such Credit Party with Bank or any Affiliate of Bank at any time existing, (a) are part of the Collateral, (b) will be held as security for the Obligations, and (c) may be set off and applied against any or all Obligations at any time following the occurrence and during the continuance of an Event of Default, and Bank has the right at any time during the continuance of an Event of Default to refuse to allow withdrawals from any account of such Credit Party, irrespective of whether or not Bank shall have made any demand under the Loan Documents and although such obligations may be unmatured. Each Credit Party authorizes

Bank’s Affiliates to pay or to deliver to Bank any deposits or all supporting obligations, or other sums credited by Bank’s Affiliates, or due from Bank’s Affiliates to such Credit Party, for application against any or all Obligations, at any time upon the occurrence of any Event of Default, all without further notice to such Credit Party or any other Person (such notice being expressly waived) and without any necessity on Bank’s part to resort to other security or sources of reimbursement for the Obligations. The rights given to Bank hereunder are cumulative with Bank’s other rights and remedies, including other rights of setoff. Bank may give notice of the above grant of a security interest in, and assignment of, such deposits and other sums to any Affiliate of Bank. Bank has authorization to, and may make any suitable arrangements with, any Affiliate of Bank for effectuation thereof, and each Credit Party hereby irrevocably appoints Bank as its attorney-in-fact to collect any and all such deposits or other sums to the extent any such payment is not made to Bank by any Affiliate of Bank.

10.9 Governing Law; Jurisdiction; Consent to Service of Process.

10.9.1 The Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the internal laws (but otherwise without regard to the conflicts of law provisions) of the State of New York, but giving effect to federal laws applicable to national banks.

10.9.2 Subject to the last sentence of this Section 10.9.2, each Credit Party hereby irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against Bank or any of its Related Parties in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the U.S. federal or state courts sitting in New York, New York, and each of the parties hereto hereby irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such state or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that Bank may otherwise have to bring any action or proceeding against any Credit Party or its properties in the courts of any other jurisdiction, (b) waive any Law providing for the treatment of bank branches, bank agencies, or other bank offices as if they were separate juridical entities for certain purposes, including Uniform Commercial Code §§ 4-106, 4-A-105(1)(b), and 5-116(b), UCP 600 Article 3 and ISP98 Rule 2.02, and URDG 758 Article 3(a), or (c) affect which courts have personal jurisdiction over the issuing bank or beneficiary of any Letter of Credit or any advising bank, nominated bank or assignee of proceeds thereunder or proper venue with respect to any litigation arising out of or relating to a Letter of Credit with, or affecting the rights of, any Person not a party to this Agreement, whether or not such Letter of Credit contains its own jurisdiction submission clause.

10.9.3 Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 10.9.2. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

10.9.4 Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

10.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.

10.11 Headings. Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

10.12 Confidentiality. Bank agrees to maintain the confidentiality of, and not disclose to any Person, the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by Requirement of Law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Credit Parties and their obligations, (g) with the consent of Borrower, (h) [Reserved], (i) to the extent necessary or customary for inclusion in league table measurements or in any tombstone or other advertising materials (and the Credit Parties consent to the publication of such tombstone or other advertising materials) or (j) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 10.12 or (ii) becomes available to Bank on a non-confidential basis from a source other than Holdings or a Credit Party. “Information” means all information received from a Credit Party relating to a Credit Party or its business, other than any such information that is available to Bank on a non-confidential basis prior to disclosure by a Credit Party. Any Person required to maintain the confidentiality of Information as provided in this Section 10.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Bank acknowledges that: (i) Information may include material non-public information; (ii) it has developed compliance procedures regarding the use of such information; and (iii) it will handle the material non-public information in accordance with applicable Law.

10.13 Nonreliance; Violation of Law. Bank hereby represents that it is not relying on or looking to any margin stock for the repayment of the Loans provided for herein. Anything in this Agreement to the contrary notwithstanding, Bank shall not be obligated to extend credit to Borrower in violation of any Requirement of Law.

10.14 USA PATRIOT Act. Bank hereby notifies the Credit Parties that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Credit Parties and Holdings, which information includes the name and address of the Credit Parties and Holdings and other information that will allow Bank to identify the Credit Parties and Holdings in accordance with the PATRIOT Act.

10.15 Disclosure. Each Credit Party and Bank hereby acknowledges and agrees that Bank and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Credit Parties and their respective Affiliates.

10.16 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by Bank in accordance with applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 10.16 shall be cumulated and the interest and Charges payable to Bank in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by Bank.

10.17 Agreement Jointly Drafted. The parties agree that this Agreement shall not be construed against any party to this Agreement on the grounds that such party drafted this Agreement, but shall be construed as if all parties jointly prepared this Agreement, and any uncertainty or ambiguity shall not on such grounds be interpreted against any one party.

10.18 Advice of Counsel Obtained. Each of the parties acknowledges and represents that it has had the opportunity to consult with legal, financial, and other professional advisors as it deems appropriate in connection with its consideration and execution of this Agreement. Each undersigned party further represents and declares that in executing this Agreement, it has relied solely upon its own judgment, belief and knowledge, and the advice and recommendation of its own professional advisors, concerning the nature, extent and duration of its rights, obligations and claims; that it has reviewed its records, evaluated its position and conducted due diligence with regard to all rights, claims or causes of action whatsoever with respect to any and all other parties; and that it has not been influenced to any extent whatsoever in executing this Agreement by any representations or statements made by the other party or its representatives, except those expressly herein.

10.19 Document Imaging; Telecopy and PDF Signatures; Electronic Signatures. Without notice to or consent of any Credit Party, Bank may create electronic images of any Loan Documents and destroy paper originals of any such imaged documents. Such images have the same legal force and effect as the paper originals and are enforceable against Borrower and any other parties thereto. Bank may convert any Loan Document into a “transferrable record” as such term is defined under, and to the extent permitted by, UETA, with the image of such instrument in Bank’s possession constituting an “authoritative copy” under UETA. If Bank agrees, in its sole discretion, to accept delivery by telecopy or PDF of an executed counterpart of a signature page of any Loan Document or other document required to be delivered under the Loan Documents, such delivery will be valid and effective as delivery of an original manually executed counterpart of such document for all purposes. If Bank agrees, in its sole discretion, to accept any electronic signatures of any Loan Document or other document required to be delivered under the Loan Documents, the words “execution,” “signed,” and “signature,” and words of like import, in or referring to any document so signed will deemed to include electronic signatures and/or the keeping of records in electronic form, which will be of the same legal effect, validity and enforceability as a manually executed signature and/or the use of a paper-based recordkeeping system, to the extent and as provided for in any applicable law, including the New York State Electronic Signatures and Records Act, UETA, E-SIGN, or any other state laws based on, or similar in effect to, such acts. Bank may rely on any such electronic signatures without further inquiry.

10.20 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (a)(i) no fiduciary, advisory or agency relationship between Borrower and its Affiliates and Bank is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether Bank has advised or is advising Borrower or any Affiliate on other matters, (ii) the arranging and other services regarding this Agreement provided by Bank are arm’s-length commercial transactions between Borrower and its Affiliates, on the one hand, and Bank, on the other hand, (iii) Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iv) Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b)(i) Bank is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrower or any of its Affiliates, or any other Person; (ii) Bank has no obligation to Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) Bank and its branches and Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of Borrower and its Affiliates, and Bank has no obligation to disclose any of such interests to Borrower or its Affiliates. To the fullest extent permitted by Law, Borrower hereby waives and releases any claims that it may have against Bank with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

BORROWER:

NATIONAL CINEMEDIA, LLC
By: National CineMedia, Inc., a Delaware corporation, as its Manager

By:	/s/ Ronnie Ng
Name:	Ronnie Ng
Title:	Chief Financial Officer

[Signature Page to Loan and Security Agreement]

U.S. BANK NATIONAL ASSOCIATION, as Bank

By:	/s/ William H. Jones
Name:	William H. Jones
Title:	Vice President

[Signature Page to Loan and Security Agreement]